     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 11, 1998
                                                     REGISTRATION NO. 333-

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                   FORM S-1

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                          UNITED ROAD SERVICES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
        DELAWARE                      7549                 94-3278455
    (STATE OR OTHER            (PRIMARY STANDARD        (I.R.S. EMPLOYER
    JURISDICTION OF                INDUSTRIAL         IDENTIFICATION NO.)
    INCORPORATION OR          CLASSIFICATION CODE
     ORGANIZATION)                  NUMBER)
                               EDWARD T. SHEEHAN
                              PRESIDENT AND CHIEF
                               EXECUTIVE OFFICER
                             UNITED ROAD SERVICES,
                                      INC.
                               8 AUTOMATION LANE
                            ALBANY, NEW YORK 12205
                                (518) 446-0140
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                ---------------

                                  COPIES TO:

                             KAREN A. DEWIS, ESQ.
                            MCDERMOTT, WILL & EMERY
                             600 13TH STREET, N.W.
                          WASHINGTON, D.C. 20005-3096
                                (202) 756-8000

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE
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
 TITLE OF EACH CLASS OF                        PROPOSED MAXIMUM      PROPOSED
    SECURITIES TO BE           AMOUNT TO           OFFERING      MAXIMUM AGGREGATE      AMOUNT OF
       REGISTERED            BE REGISTERED    PRICE PER SHARE(1) OFFERING PRICE(1) REGISTRATION FEE(1)
------------------------------------------------------------------------------------------------------
Common Stock, $0.001 per
 value..................  5,000,000 shares(2)       $17.10          $85,500,000          $25,223

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(1) Calculated in accordance with Rule 457(c) on the basis of the average of the high and low sale prices of the Common Stock on June 9, 1998.
(2) Such number of shares are also registered hereunder for resale, with the consent of the Registrant, by persons who receive shares covered by this Registration Statement in connection with acquisitions and who may wish to sell such shares under circumstances requiring or making desirable use of the Prospectus contained herein.

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

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

                   SUBJECT TO COMPLETION, DATED JUNE 11, 1998
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS

                                5,000,000 SHARES

                           UNITED ROAD SERVICES, INC.

LOGO
                                  COMMON STOCK

  The 5,000,000 shares of common stock, $0.001 par value per share ("Common Stock"), covered by this Prospectus may be offered and issued from time to time by United Road Services, Inc. (the "Company") in connection with acquisitions of other businesses, assets, or securities in business combination transactions in accordance with Rule 415(a)(1)(viii) of Regulation C under the Securities Act of 1933, as amended (the "Securities Act"), or otherwise under Rule 415 or upon exercise or conversion of warrants, options, convertible notes or other similar instruments assumed or acquired by the Company in connection with any such acquisitions. This Prospectus may also be used, with the Company's prior consent, by persons who have received or will receive shares in connection with acquisitions and who wish to offer and sell such shares under circumstances requiring or making desirable its use. See "Securities Covered by this Prospectus."

  The Common Stock is listed on the Nasdaq National Market under the symbol "URSI". On June 9, 1998, the last reported sale price of the Common Stock was $17.25 per share. See "Price Range of Common Stock."

  SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                 ------------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
   CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is       , 1998

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO MAKE SUCH OFFER. THE DELIVERY OF THIS PROSPECTUS SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                               ----------------

                                                                            PAGE
                                                                            ----
   Available Information..................................................   ii
   Prospectus Summary.....................................................    1
   Risk Factors...........................................................    6
   Securities Covered by this Prospectus..................................   13
   Price Range of Common Stock............................................   15
   Dividend Policy........................................................   15
   The Company............................................................   16
   Capitalization.........................................................   19
   Selected Consolidated Financial Data...................................   20
   Management's Discussion and Analysis of Financial Condition and Results
    of Operations.........................................................   22
   Business...............................................................   42
   Management.............................................................   49
   Certain Transactions...................................................   52
   Principal Stockholders.................................................   55
   Description of Capital Stock...........................................   56
   Experts................................................................   58
   Index to Financial Statements..........................................  F-1

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy material and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Company's Common Stock is listed on the Nasdaq National Market , and such reports, proxy material and other information can also be inspected at the offices of the Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

  The Company has filed with the Commission a registration statement on Form S-1 under the Securities Act of 1933, as amended, the (the "Securities Act") with respect to the Common Stock offered hereby (the "Registration Statement"). This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and to the exhibits and schedules filed as part of the Registration Statement. Statements contained in this Prospectus concerning the contents of any contract or any other document referred to are not necessarily complete; reference is made in each instance to the copy of such contract or document filed as an exhibit to the Registration Statement. Each such statement is qualified in all respects by such reference to such exhibit. Copies of the Registration Statement and the exhibits and schedules thereto may be inspected without charge at the public reference facilities maintained by the Commission, and copies of all or any part thereof may be obtained from the Commission, as described above. The Registration Statement, including the exhibits and schedules thereto, are also available on the Commission's web site at http://www.sec.gov.

  This Prospectus contains certain forward-looking statements which involve substantial risks and uncertainties. These forward-looking statements can generally be identified as such because the context of the statement includes words such as the Company "believes," "anticipates," "expects," "estimates," "intends," or other words of similar intent. Similarly, statements that describe the Company's future plans, objectives and goals are also forward-looking statements. The Company's actual results, performance or achievements could differ materially from those expressed or implied in these forward-looking statements as a result of certain factors, including those set forth in "Risk Factors" and elsewhere in this Prospectus.

                               PROSPECTUS SUMMARY

  Simultaneously with consummation of the Company's initial public offering in May 1998, the Company acquired (the "Acquisitions") in exchange for cash and shares of its Common Stock, all of the outstanding common stock and ownership interests of seven motor vehicle and equipment towing and transport service companies (each of the seven companies acquired being referred to herein as a "Founding Company" and collectively the "Founding Companies"). The acquisition of an eighth company, Keystone Towing, Inc. ("Keystone"), which requires municipal approval of a contract assignment, is expected to be consummated in the near future. Unless otherwise indicated, all references to the "Company" herein include the Founding Companies, Keystone and United Road Services, Inc., collectively, and references herein to United Road Services mean United Road Services, Inc. prior to consummation of the Acquisitions. For more information about the Acquisitions, see "Certain Transactions." The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the related notes thereto, appearing elsewhere in this Prospectus.

                                  THE COMPANY

  United Road Services was formed in July 1997 to become a leading national provider of motor vehicle and equipment towing and transport services. The Company believes that it is one of the largest providers of these services in the United States. Of the Founding Companies' combined net revenue in 1997, approximately 58% was derived from Founding Companies which primarily provide transport services, and approximately 42% was derived from Founding Companies which primarily provide towing services.

  The Company offers a broad range of towing and transport services, including towing, impounding and storing motor vehicles, conducting lien sales and auctions of abandoned vehicles and transporting new and used vehicles and heavy construction equipment. The Company derives revenue from towing and transport services based on distance, time or fixed charges and from related impounding and storage fees. In the event that impounded vehicles are not claimed by their owners within prescribed time periods, the Company is paid from the proceeds of lien sales or auctions. The Company's customers include commercial entities, such as automobile leasing companies, insurance companies, automobile auction companies, automobile dealers, repair shops and fleet operators; law enforcement agencies such as police, sheriff and highway patrol departments; and individual motorists.

 The Company estimates that motor vehicle and equipment towing and transport services generated net revenue in excess of $14 billion in the United States in 1997. Based on available data, the Company believes that there are over 36,000 motor vehicle and equipment towing and transport businesses in the United States, most of which are small, local and owner-operated, with limited access to capital for modernization and expansion. The Company believes that demand for the provision of towing and transport services has been impacted by the following factors: an increase in the number and average age of registered vehicles, which increases demand for all types of towing and transport services; a rise in government mandates (and increased enforcement of such mandates) against unlicensed or uninsured drivers and unregistered vehicles, which results in higher demand for towing and impounding services; the growing popularity of leasing which, according to the National Automobile Dealers Association, has risen from 5% of all new auto sales in 1985 to 30% in 1996, which increases demand for transport services to move off-lease vehicles to auctions and dealers for sale; and the increasing mobility of the United States workforce, which increases demand for automobile transport in connection with career-related moves.

                                    STRATEGY

  The Company believes there are significant opportunities for a national provider of towing and transport services with high quality service to increase revenue and profitability by expanding its scope of services and customer base, achieving operating efficiencies and expanding through acquisitions. The Company's management team includes executives with experience in implementing acquisition programs and effectively integrating acquired businesses and members of management of the Founding Companies who have significant contacts and experience in towing and transport services. Edward T. Sheehan, the Company's co-founder, Chairman of the Board and Chief Executive Officer, was most recently the President and Chief Operating Officer of United Waste Systems, Inc., a public consolidator of solid waste companies which itself was acquired by USA Waste Services, Inc. in August 1997. While at United Waste Systems, Inc., Mr. Sheehan was responsible for integrating over 200 acquisitions made over a five-year period. In addition, Donald J. Marr, the Company's Chief Financial Officer, oversaw numerous acquisitions during his 11-year tenure at KeyCorp. The Company believes that the combination of its executive management, the management of its acquired companies and the fragmented nature of the towing and transport markets will provide the Company with the capability and opportunity to implement an effective consolidation strategy. The Company has obtained a $50.0 million revolving line of credit from a group of banks for whom Bank of America is acting as agent to be used, in part, to finance future acquisitions.

OPERATING STRATEGY

    Provide High Quality Service. The Company believes that timely, professional and dependable service is the primary generator of repeat towing and transport service business. The Company will seek to capitalize on the particular strengths of its acquired companies to offer high quality service to all of its customers. The Company intends to implement proven practices of its acquired companies throughout its operations in areas such as dispatching technology, driver training and professionalism, preventive maintenance and safety.

    Expand Scope of Services and Customer Base. The Company intends to expand the scope of its services by introducing certain capabilities of its individual acquired companies in other markets where the Company believes such services can be successfully marketed. For example, the Company intends to provide local vehicle pick-up and delivery services for cross-country transporters at certain acquired companies with regional towing capabilities that have not offered such services to date. Additionally, the Company intends to capitalize on its lien sale and auction experience by implementing such practices at selected acquired operations that do not currently offer them. The Company believes that its size and financial and other resources will permit it to attract customers and contracts that require greater towing, transporting and storage capabilities than those possessed by local owner-operators. The Company intends to utilize its geographic diversity to pursue additional business from existing customers that operate on a regional or national basis, such as leasing companies, insurance companies and automobile auction companies.

    Achieve Operating Efficiencies. The Company will seek to achieve operating efficiencies through improved asset utilization by implementing a "hub-and-spoke" strategy within identified towing markets, with a centralized hub for management, dispatch and maintenance operations that supports multiple satellite truck and impound yards. The Company believes that this strategy will allow it to provide timely service throughout a particular market, while also enabling it to consolidate certain duplicative systems and facilities, thereby spreading certain fixed costs over a larger vehicle fleet. The Company also expects to realize cost savings by centralizing certain administrative functions at its headquarters in Albany, New York, including insurance, employee benefits, accounting and risk management. In the future, the Company intends to use its purchasing power to seek improved pricing in areas such as fuel, vehicles and parts.

    Maintain Local Expertise. The Company anticipates that members of management of the Founding Companies and companies to be acquired in the future will continue to maintain local control of their daily operations. The Company believes that this will allow it to take advantage of the local and regional market knowledge, name recognition and customer relationships possessed by each acquired company.

ACQUISITION STRATEGY

    Enter New Geographic Markets. As part of its "hub-and-spoke" operating strategy, the Company intends to acquire established, high-quality companies in markets where it can establish a leading market position to serve as core businesses into which additional operations may be consolidated. The Company also intends to acquire transport businesses with complementary transport routes and capabilities in markets across North America in order to create an integrated national transport network. The Company further believes that by virtue of its regional towing and storage operations it will accumulate significant quantities of vehicles requiring subsequent delivery to auctions, repair shops or scrap metal facilities, so that these operations will feed its transport services.

    Expand Within Existing Geographic Markets. Once the Company has established a core presence in a market, it will seek to strengthen its market position by acquiring additional large companies that offer similar services. The Company will also pursue "tuck-in" acquisitions of smaller companies, whose businesses can be integrated into the Company's operations, thereby utilizing the Company's existing infrastructure over a broader vehicle fleet and revenue base. In addition, the Company may seek to vertically integrate its operations by acquiring companies which offer complementary services that the Company does not currently offer.

RECENT DEVELOPMENTS

    On June 10, 1998, the Company acquired all of the outstanding common stock of 5-L Corporation, a Wyoming corporation ("5-L") and ADP Transport, Inc., a Wyoming corporation ("ADP"; and together with 5-L, the "5-L Companies") in exchange for an aggregate of approximately $5.7 million, consisting of cash and shares of Common Stock. See "The Company--Recent Developments."

    United Road Services, Inc. was incorporated in July 1997 in Delaware. The Company's executive offices are located at 8 Automation Lane, Albany, New York 12205, and its telephone number is (518) 446-0140.

                   SUMMARY PRO FORMA COMBINED FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

  The following unaudited pro forma combined statement of operations data present financial data for the Company adjusted to give effect to (i) the acquisitions of the Founding Companies and consummation of the initial public offering and application of the net proceeds therefrom as if they occurred on January 1, 1997, and (ii) certain pro forma adjustments to the historical statement of operations data described below. The unaudited pro forma combined statement of operations data as further adjusted give additional effect to the acquisition of Keystone as if it occurred on January 1, 1997. The unaudited pro forma combined balance sheet data present financial data for the Company giving effect to the acquisitions of the Founding Companies as if they occurred on March 31, 1998. The unaudited pro forma combined as adjusted balance sheet data give additional effect to the sale of 7,590,000 shares of Common Stock in the initial public offering and the application of the estimated net proceeds therefrom as if they occurred on March 31, 1998. The unaudited pro forma combined balance sheet data as further adjusted give additional effect to the acquisition of Keystone as if it occurred on March 31, 1998. The unaudited pro forma data is not necessarily indicative of the results the Company would have obtained had these events actually occurred on such date or of the Company's future results. See "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Unaudited Pro Forma Combined Financial Statements of the Company and historical financial statements for certain of the Founding Companies and Keystone including, in each case, the Notes thereto, included elsewhere in this Prospectus.

                                   YEAR ENDED              THREE MONTHS ENDED
                                DECEMBER 31, 1997            MARCH 31, 1998
                              ------------------------    -----------------------
                                            PRO FORMA                  PRO FORMA
                                             COMBINED                   COMBINED
                              PRO FORMA     AS FURTHER    PRO FORMA    AS FURTHER
                               COMBINED      ADJUSTED     COMBINED      ADJUSTED
   STATEMENT OF OPERATIONS
    DATA:
    Net revenue............   $   42,599    $   46,542    $  11,897    $   12,876
    Cost of revenue........       30,760        33,264        8,567         9,153
                              ----------    ----------    ---------    ----------
    Gross profit...........       11,839        13,278        3,330         3,723
    Selling, general and
     administrative
     expenses..............        5,899(1)      6,483(1)     1,921(2)      2,148(2)
    Goodwill
     amortization(3).......        1,159         1,367          287           339
                              ----------    ----------    ---------    ----------
    Income from operations.        4,781         5,428        1,122         1,236
    Interest expense and
     other, net............          223           180          246           232
                              ----------    ----------    ---------    ----------
    Income before income
     taxes.................        4,558         5,248          876         1,004
    Income tax expense(4)..        2,099         2,470          465           537
                              ----------    ----------    ---------    ----------
    Net income.............   $    2,459    $    2,778    $     411    $      467
                              ==========    ==========    =========    ==========
    Diluted net income per
     share.................   $     0.31    $     0.32    $    0.05    $     0.05
                              ==========    ==========    =========    ==========
    Shares used in
     computing diluted net
     income per share(5)...    7,847,340     8,599,777    7,847,340     8,599,777
                              ==========    ==========    =========    ==========

                                                      AT MARCH 31, 1998
                                               ---------------------------------
                                                                      PRO FORMA
                                                           PRO FORMA   COMBINED
                                               PRO FORMA   COMBINED   AS FURTHER
                                               COMBINED   AS ADJUSTED  ADJUSTED
   BALANCE SHEET DATA:
    Working capital (deficit)(6)............   $(31,771)   $ 45,983    $ 40,666
    Total assets............................     71,778     120,740     126,046
    Long-term obligations, excluding current
     installments...........................      6,200       6,200       6,504
    Stockholders' equity....................     25,106     103,400     107,327

--------------------
(1) Includes contractually agreed upon reductions in salaries, bonuses and benefits to the former owners of the Founding Companies and Keystone of $2.3 million for the Founding Companies and $556,000 for Keystone.
(2) Includes contractually agreed upon reductions in salaries, bonuses and benefits to the former owners of the Founding Companies and Keystone of $777,000 for the Founding Companies and $139,000 for Keystone.
(3) Consists of amortization, over a 40-year estimated life, of goodwill to be recorded as a result of the Acquisitions, which is non-deductible for tax purposes.
(4) Assumes a corporate income tax rate of 38% and the non-deductibility of goodwill.
(5) Pro forma combined includes (i) 2,604,000 shares issued to members of management of United Road Services in connection with the formation of the Company, (ii) 218,736 shares issued to investors pursuant to subscription agreements, (iii) 2,375,741 shares issued to owners of the Founding Companies in connection with the acquisitions of the Founding Companies; (iv) 2,594,863 of the shares issued in the initial public offering, representing that portion of the total 7,590,000 shares issued in the initial public offering necessary to pay the cash portion of the purchase price for the acquisitions of the Founding Companies and expenses related to the initial public offering and the Acquisitions; and (v) 54,000 shares reflecting the incremental effect of options. Pro forma combined as further adjusted includes all of the previously mentioned shares and 377,624 shares to be issued to the owner of Keystone in connection with the Keystone acquisition and 374,813 of the shares issued in the Offering, representing the number of shares necessary to pay the cash portion of the purchase price for the Keystone acquisition.
(6) Includes $27.8 million paid to owners of the Founding Companies, representing the cash portion of the purchase price for the acquisitions of the Founding Companies paid from a portion of the net proceeds of the initial public offering.

                   SUMMARY INDIVIDUAL COMPANY FINANCIAL DATA
                                 (IN THOUSANDS)

  The following table presents summary income statement data for the Founding Companies and Keystone for each of their three most recent fiscal years and the three months ended March 31, 1997 and 1998. The historical income statement data shown below do not give effect to the pro forma adjustments related to contractually agreed upon reductions in salaries, bonuses and benefits to the former owners of the Founding Companies and Keystone, or any other pro forma adjustments reflected in the Unaudited Pro Forma Combined Financial Statements included elsewhere in this Prospectus. See "The Company," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements of the Founding Companies and Keystone included elsewhere in this Prospectus.

                                                      THREE MONTHS ENDED
                              FISCAL YEARS ENDED(1)        MARCH 31,
                              ----------------------  --------------------
                               1995    1996   1997      1997       1998
NORTHLAND:
  Net revenue................ $4,671  $6,353 $10,159  $   2,082  $   3,057
  Income from operations.....    324     346   1,438        644        324
FALCON:
  Net revenue................  4,352   6,203   7,785      1,697      1,966
  Income (loss) from
   operations................    (93)    374     215         10         30
QUALITY:
  Net revenue................  4,396   5,395   6,802      1,533      1,955
  Income from operations.....    380     986   1,564        283        210
CARON:
  Net revenue................  4,624   5,575   6,627      1,495      2,117
  Income (loss) from
   operations................    341     253    (188)        (1)       185
ABSOLUTE:
  Net revenue................  3,601   3,465   4,780      1,079      1,409
  Income (loss) from
   operations................     56      73     (82)       246        250
AUTO SERVICE:
  Net revenue................  2,352   2,874   3,310        744        919
  Income from operations.....     33      55     181         45        106
MILNE:
  Net revenue................  2,526   2,756   3,136        578        474
  Income from operations.....     32     233     144        (69)      (208)
KEYSTONE:
  Net revenue................  2,968   3,369   3,943        907        979
  Income from operations.....    236     303     196        118          1

--------------------
(1) The fiscal years presented are as follows: Quality--the fiscal years ended January 31, 1996 and 1997 and the twelve-month period ended December 31, 1997; Caron--the fiscal years ended September 30, 1995, 1996 and 1997; and Northland, Falcon, Absolute, Auto Service, Milne and Keystone--the fiscal years ended December 31.

                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following factors should be considered carefully by prospective investors in evaluating the Company and its business before investing in shares of Common Stock offered hereby. Except for the historical information contained herein, the discussion in this Prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere herein.

ABSENCE OF COMBINED OPERATING HISTORY; RISKS OF INTEGRATING FOUNDING COMPANIES

  United Road Services conducted no operations and generated no revenues prior to its initial public offering in May 1998. Simultaneously with its initial public offering, United Road Services completed the acquisitions of the Founding Companies. The Company has also entered into an agreement to acquire Keystone and expects to complete the acquisition of Keystone upon receipt of municipal approval of a contract assignment. Historically, the Founding Companies and Keystone have been operated as independent entities, and there can be no assurance that the Company will be able to integrate the operations of these businesses successfully or institute the necessary systems and procedures, including accounting and financial reporting systems, to manage the combined enterprise on a profitable basis. The Company's management group has been assembled only recently, and there can be no assurance that the management group will be able to manage the combined entity or to implement effectively the Company's operating strategy and acquisition program. The Unaudited Pro Forma Combined Financial Statements included herein cover periods when the Founding Companies, Keystone and United Road Services were not under common control or management and may not be indicative of the Company's future financial or operating results. The inability of the Company to integrate the Founding Companies and Keystone successfully would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Strategy" and "Management."

RISKS RELATED TO THE COMPANY'S ACQUISITION STRATEGY

  The Company's strategy is to expand its operations significantly through the acquisition of additional towing and transport service companies. There can be no assurance that the Company will be able to identify, acquire or manage profitably additional businesses or integrate successfully any acquired businesses into the Company without substantial costs, delays or other operational or financial problems. Further, acquisitions involve a number of special risks, including failure of the acquired business to achieve expected results, diversion of management's attention, failure to retain key personnel of the acquired business and risks associated with unanticipated events or liabilities, some or all of which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company may consider acquiring complementary businesses that provide services that the Company does not currently provide, and there can be no assurance that these complementary businesses can be successfully integrated. In addition, there can be no assurance that the Founding Companies, Keystone or other companies to be acquired in the future will achieve anticipated revenues and earnings. See "Business--Strategy." The Company has entered into a definitive acquisition agreement with Keystone and its sole stockholder and consummation of this acquisition is conditioned on, among other things, receipt of municipal approval of assignment of Keystone's police garage contract. There can be no assurance that this consent will be obtained or that the Keystone acquisition will be consummated. See "Certain Transactions."

RISKS RELATED TO ACQUISITION FINANCING

  The timing, size and success of the Company's future acquisition efforts and the associated capital requirements cannot be predicted at this time. The Company currently intends to finance future acquisitions by using a combination of Common Stock, cash and debt. To the extent the Company issues shares of Common

Stock to finance future acquisitions, the interests of existing stockholders will be diluted. If the Common Stock does not maintain a sufficient market value, or if potential acquisition candidates are unwilling to accept Common Stock as part of the consideration for the sale of their businesses, the Company may be required to utilize more of its cash resources, if available, in order to pursue its acquisition program. If the Company does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through debt or equity financings. There can be no assurance that the Company will be able to obtain the financing it will need for its acquisition program on acceptable terms, or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Combined Liquidity and Capital Resources."

RISKS RELATED TO OPERATING STRATEGY

  Key elements of the Company's strategy are to increase the revenue and to improve the profitability of acquired companies. The Company intends to increase revenue by continuing to provide high quality service and expanding its scope of services offered and customer base. The Company's ability to increase revenue will be affected by various factors, including demand for towing and transport services, the level of competition, the Company's ability to expand the range of services offered to existing customers, the Company's ability to attract new customers and the Company's ability to attract and retain a sufficient number of qualified personnel. The Company intends to seek to improve profitability by various means, including a reduction of duplicative operating costs and overhead, increased asset utilization and increased purchasing power. The Company's ability to improve profitability will be affected by various factors, including the costs associated with centralizing its administrative functions, its ability to benefit from the elimination of redundant operations, and its ability to benefit from enhanced purchasing power. Many of these factors are beyond the control of the Company, and there can be no assurance that the Company's operating strategy will be successful. See "Business--Strategy."

MANAGEMENT OF GROWTH

  The Company's strategy is to expand its operations through acquisitions and internal growth. Management expects to spend significant time and resources in evaluating, completing and integrating acquisitions. There can be no assurance that the Company's systems, procedures and controls will be adequate to support its operations as they expand. Any future growth will impose significant added responsibilities on members of senior management, including the need to recruit and integrate new senior level managers and executives. There can be no assurance that such additional management will be successfully recruited and retained by the Company. The Company's failure to manage its growth effectively, or its inability to attract and retain additional qualified management, could have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION

  The provision of towing and transport services is extremely competitive. Competition for the delivery of towing and transport services is based primarily on quality, service, timeliness, price and geographic proximity. The Company competes with certain large towing and transport service companies on a regional and local basis, some of which may have greater financial and marketing resources than the Company. The Company also competes with thousands of smaller local companies, which may have lower overhead cost structures than the Company and may, therefore, be able to provide their services at lower rates than the Company. The Company may also face competition for acquisition candidates from companies which are attempting, or may attempt in the future, to consolidate towing and transport service providers. Some of the Company's current or future competitors may be better positioned than the Company to finance acquisitions, to pay higher prices for acquisition candidates pursued by the Company or to finance their internal operations. See "Business-- Competition."

NEED FOR INTEGRATED INFORMATION TECHNOLOGY SYSTEMS

  The Company has selected and is in the process of implementing systems that will enable it to centralize its accounting and financial reporting activities at its headquarters in Albany, New York. In addition, the Company intends to explore the development of a national dispatch system for its transport operations. The Company estimates that the cost of implementing the new integrated information system will be approximately $2.0 million. The Company anticipates that it will need to upgrade and expand its information technology systems on an ongoing basis as it expands its operations and completes acquisitions. There can be no assurance that the Company will not encounter unexpected delays and costs in connection with implementing such systems or that such systems, when installed, will function in accordance with the Company's expectations. See "Business--Dispatch and Information Systems."

DEPENDENCE ON LAW ENFORCEMENT AGENCY RELATIONSHIPS

  The Company provides services to a number of law enforcement agencies pursuant to contracts, which typically have terms of five years or less, and many of which are subject to competitive bidding upon expiration. Less than 5% of the Company's combined net revenue in 1997 was received under contracts subject to competitive bidding. There can be no assurance that these contracts will be renewed upon expiration or that they will be renewed on terms as favorable to the Company. With other law enforcement agencies, there is no formal contract, and there can be no assurance that a particular customer will continue to use the Company's services or that such customer will not at some future time implement a competitive bidding process for the provision of such services. See "Business--Operations and Services Provided."

REGULATION

  Towing and transport services are subject to various federal, state and local laws and regulations regarding equipment, driver certification, training and recordkeeping, and workplace safety. The Company's vehicles and facilities are subject to periodic inspection by the United States Department of Transportation and similar state and local agencies. The Company's failure to comply with such laws and regulations could subject it to substantial fines and could lead to the closure of operations that are not in compliance. In addition, certain government contracting laws and regulations may impact the Company's ability to acquire complementary businesses in a given city or county. Companies providing towing and transport services are required to have numerous federal, state and local licenses and permits for the conduct of their respective businesses. Upon consummation of acquisitions of such companies, the Company will be required to effect the transfer of or apply for such licenses and permits in order to conduct its business. Any failure by the Company to obtain such licenses and permits or delay in the Company's receipt of such licenses and permits could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Government Regulation and Environmental Matters."

POTENTIAL EXPOSURE TO ENVIRONMENTAL LIABILITIES

  The Company's operations are subject to a number of federal, state and local laws and regulations relating to the storage of petroleum products, hazardous materials and impounded vehicles, as well as safety regulations relating to the upkeep and maintenance of Company vehicles. In particular, the Company's operations are subject to federal, state and local laws and regulations governing leakage from salvage vehicles, waste disposal, the handling of hazardous substances, environmental protection, remediation, workplace exposure and other matters. It is possible that an environmental claim could be made against the Company or that the Company could be identified by the Environmental Protection Agency, a state agency or one or more third parties as a potentially responsible party under federal or state environmental laws. If the Company were to be named a potentially responsible party, the Company could be forced to incur substantial investigation, legal and remediation costs, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Government Regulation and Environmental Matters."

POTENTIAL LIABILITIES ASSOCIATED WITH ACQUISITIONS

  The Founding Companies or other companies to be acquired by the Company in the future may have liabilities that the Company did not or may not discover during its pre-acquisition due diligence investigations, including liabilities arising from environmental contamination or non-compliance by prior owners with environmental laws or regulatory requirements, and for which the Company, as a successor owner or operator, may be responsible. The businesses acquired by the Company generally handle and store petroleum and other hazardous substances at their facilities. In the past, there may have been releases of these hazardous substances into the soil or groundwater. While the Company has not identified any sites which require remediation, the Company may be required under federal, state or local law to investigate and remediate any contamination identified in the future, which could have a material adverse effect on the Company's business, financial condition and results of operations.

LABOR RELATIONS

  Although currently no employees of the Company are subject to collective bargaining agreements, there can be no assurance that some employees of the Company will not unionize in the future or that the Company will not acquire companies with unionized employees. If employees of the Company were to unionize or the Company were to acquire a company with unionized employees, the Company could incur higher ongoing labor costs and could experience a significant disruption of its operations in the event of a strike or other work stoppage, which could have a material adverse effect on the Company's business, financial condition and results of operations.

LIABILITY AND INSURANCE

  The Company is subject to various possible claims, including claims for personal injury or death caused by accidents involving the Company's vehicles and service personnel, workers' compensation and other employment related claims. Although the Company maintains insurance (subject to customary deductibles), certain types of claims such as claims for punitive damages or for damages arising from intentional misconduct, which are often alleged in third-party lawsuits, may not be covered by the Company's insurance. There can be no assurance that the Company will be able to maintain adequate levels of insurance on reasonable terms in the future, if at all, that existing or future claims will not exceed the level of the Company's insurance, or that the Company will have sufficient capital available to pay any uninsured claims.

QUARTERLY FLUCTUATIONS OF OPERATING RESULTS

  The Company expects to experience significant fluctuations in quarterly operating results due to a number of factors, including the timing of acquisitions and related costs; the Company's success in integrating acquired companies; the loss of significant customers or contracts; the timing of expenditures for new equipment and the disposition of used equipment; price changes in response to competitive factors; and general economic conditions. As a result of these fluctuations, results for any one quarter should not be relied upon as being indicative of performance in future quarters.

SEASONALITY

  The provision of towing and transport services is subject to seasonal variations. Specifically, the demand for towing services is generally highest in extreme weather, such as heat, cold, rain and snow. Consequently, the summer and winter seasons tend to be the busiest times. Auto transport tends to be strongest in the months with the mildest weather, since inclement weather tends to slow the delivery of vehicles.

START-UP LOSSES

  During the periods from July 1997 (inception) through December 31, 1997, and the three months ended March 31, 1998 United Road Services incurred net losses of $174,000 and $232,000, respectively. United

Road Services incurred these losses because it had no revenues, yet it incurred costs relating to its organization, search for acquisition candidates, and development of the management team and infrastructure required to support its growth strategy and manage its expanded operations. The Unaudited Pro Forma Combined Financial Statements included elsewhere herein give effect to the Acquisitions, as more fully described in the Notes to such statements. Such pro forma combined results, however, are not necessarily indicative of the actual results of operations that would have occurred had the Acquisitions occurred at the beginning of the respective periods presented or of the results that may occur in the future. There can be no assurance that the Company will achieve profitability in the near term, if at all.

RELIANCE ON KEY PERSONNEL

  The Company is highly dependent upon its senior management team. In particular, the loss of the services of Edward T. Sheehan, Dr. Allan D. Pass or Donald J. Marr could have a material adverse effect on the Company's business, financial condition and results of operations. The Company does not presently maintain "key man" life insurance with respect to members of senior management. In addition, the Company's operating facilities are managed by regional and local managers who have an average of 14 years of towing or transport experience and substantial knowledge of the local markets served, including former owners and employees of the Founding Companies. The loss of one or more of these managers may have a material adverse effect on the Company's business, financial condition and results of operations in the event that the Company is unable to find a suitable replacement in a timely manner.

  The timely, professional and dependable service required by towing and transport customers requires an adequate supply of skilled dispatchers, drivers and support personnel. Accordingly, the Company's success will depend on its ability to employ, train and retain the personnel necessary to meet the Company's service requirements. From time to time, and in particular areas, there are shortages of skilled personnel, and there can be no assurance that the Company will be able to maintain an adequate skilled labor force necessary to operate efficiently, that the Company's labor expenses will not increase as a result of a shortage in the supply of skilled personnel or that the Company will not have to curtail its planned growth as a result of labor shortages.

CONTROL BY EXISTING MANAGEMENT AND STOCKHOLDERS

  The executive officers and directors of the Company and the former stockholders of the Founding Companies, including their respective affiliates, beneficially own 3,131,405 shares, or approximately 24.5% of the outstanding Common Stock and upon consummation of the Keystone acquisition such officers and directors and the stockholders of the Founding Companies and Keystone will own 3,509,029 shares, or approximately 27.4% of the outstanding Common Stock. Accordingly, these persons, if acting in concert, hold sufficient voting power to enable them to significantly influence the election of all of the directors and the outcome of all issues submitted to a vote of the stockholders of the Company. Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the Company, including transactions in which the holders of Common Stock might receive a premium for their shares over prevailing market prices. See "Principal Stockholders."

POTENTIAL DISTRIBUTION OF NON-COMPLYING PROSPECTUS

  Prior to the effective date of the Registration Statement filed in connection with the Company's initial public offering, copies of portions of the Prospectus included within such Registration Statement were distributed to a limited number of attendees of a towing industry trade show. The distribution of these materials could, arguably, constitute a written offer of the Common Stock that would constitute a violation of the Securities Act. If this distribution did constitute a violation of the Securities Act, certain rescission rights would be available to recipients of the materials who purchased Common Stock in the Offering. The Company and the Underwriters engaged in certain efforts not to sell Common Stock in the initial public offering to any person who, to their knowledge, received the materials and the Company believes that no shares were in fact sold to such persons.

LACK OF SENIOR MANAGEMENT EXPERIENCE IN TOWING AND TRANSPORT SERVICES

  The senior management of United Road Services has no prior experience in towing and transport services. There can be no assurance that the Company's senior management will be able to conduct the Company's operations, to effectively integrate the operations of acquired companies or to hire and retain personnel with relevant experience. A failure by the Company's senior management to conduct the Company's operations, to effectively integrate acquired operations or to hire and retain experienced personnel could have a material adverse effect on the Company's business, financial condition and results of operations.

RECENT LOSSES BY CERTAIN FOUNDING COMPANIES

  Certain Founding Companies have incurred net losses in recent periods. Caron had a net loss of approximately $81,000 in fiscal year 1997, Absolute had a net loss of approximately $64,000 in 1997, Quality had net losses of approximately $8,000 in fiscal year 1996 and $26,000 in the three months ended March 31, 1998, Falcon had net losses of approximately $147,000 in 1995 and $9,800 in the three months ended March 31, 1997 and Milne had a net loss of approximately $208,000 for the three months ended March 31, 1998. See "The Company." While the historical financial results of the Founding Companies may not be indicative of the Company's future financial or operating results, particularly in light of tax structures that have influenced owner compensation, unprofitable operations of individual Founding Companies in future periods could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operation."

EARN-OUT PAYMENTS TO COMPANY OWNERS

  The Company may be obligated to make certain earn-out payments to the owners of individual Founding Companies and Keystone. For each of the years 1998 through 2002, the Company will be required to make an earn-out payment to the stockholders of each Founding Company and Keystone that achieves target levels of net revenue. The target level for 1998 is generally 110% of 1997 net revenue of the particular company's business and for the years 1999 through 2002 is 110% of the greater of the prior year's actual net revenue or target net revenue. If target net revenue is achieved for a particular year, an initial payment equal to 5% of the excess of actual net revenue over the target level is due. In addition, once the target level of net revenue for a particular year is met, subsequent and equal payments will also be due for each year through 2002, provided that the actual net revenue for the respective subsequent year exceeds the actual net revenue for the year that the earn-out target was first achieved. To the extent any Founding Company or Keystone meets its net revenue growth target without a corresponding increase in net income, it could have a material adverse effect on the Company's business, financial condition and results of operations. See "Certain Transactions--Organization of the Company."

CERTAIN ANTI-TAKEOVER PROVISIONS

  The Company's Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock could have the effect of discouraging a third party from attempting to acquire a majority of the outstanding voting stock of the Company. The Company has no current plans to issue shares of Preferred Stock.

  The Company's Amended and Restated Bylaws and indemnification agreements provide that the Company will indemnify officers and directors against losses they may incur in legal proceedings resulting from their service to the Company. In addition, the Company's Amended and Restated Certificate of Incorporation provides for a classified Board of Directors and limits the ability of stockholders to (i) fill vacancies on the Board of Directors, (ii) call special meetings of the stockholders, (iii) take action by written consent or (iv) bring certain matters before a meeting of the stockholders without prior notice to the Company. In addition, Section 203 of the Delaware General Corporation Law restricts certain business combinations with any "interested stockholder" as defined by such statute. These provisions are designed to encourage potential buyers to negotiate with the Board of Directors and give the Board sufficient opportunity to consider various alternatives to maximize stockholder value. These provisions are also intended to discourage certain tactics that may be used in proxy fights. However, each of these provisions could discourage potential acquisition proposals and could delay or prevent a change in control of the Company and, as a consequence, may adversely affect the market price of the Common Stock. Such provisions also may have the effect of preventing changes in the management of the Company. See "Description of Capital Stock."

ABSENCE OF DIVIDENDS

  The Company has never paid any cash dividends and, for the foreseeable future, intends to retain any future earnings for the development of its business. See "Dividend Policy."

LIMITED TRADING HISTORY OF COMMON STOCK; STOCK PRICE VOLATILITY

  The Common Stock was first publicly traded on May 1, 1998 after the Company's initial public offering of Common Stock to the public at $13.00 per share. As of the date of this Prospectus, the sale price has ranged from a low of $15.125 to a high of $18.375 per share. The market price of the Common Stock may fluctuate substantially due to a variety of factors, including quarterly fluctuations in results of operations, the liquidity of the market for the Common Stock, investor perceptions of the Company and the motor vehicle and equipment towing and transport industry in general, changes in earnings estimates by analysts, sales of Common Stock by existing holders, loss of key personnel, general economic conditions and other factors. The market price for the Company's Common Stock may also be affected by the Company's ability to meet analysts' expectations, and any failure to meet such expectations, even if minor, could have a material adverse effect on the market price of the Company's Common Stock. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of these companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Any such litigation instigated against the Company could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's financial condition and results of operations. See "Price Range of Common Stock."

                     SECURITIES COVERED BY THIS PROSPECTUS

  The shares of Common Stock covered by this Prospectus may be offered and issued from time to time by the Company in connection with future acquisitions of other businesses, assets or securities in business combination transactions in accordance with Rule 415(a)(1)(viii) of Regulation C under the Securities Act or otherwise under Rule 415 or upon the exercise or conversion of warrants, options, convertible notes or similar instruments assumed or acquired by the Company in connection with any such acquisitions. Such acquisitions may be made directly by the Company or indirectly through a subsidiary, may relate to businesses or securities of businesses similar or dissimilar to the Company or to assets of a type which may or may not currently be used by the Company, and may be made in connection with the settlement of litigation or other disputes. The consideration offered by the Company in such acquisitions, in addition to the shares of Common Stock offered by this Prospectus, may include cash, debt, or other securities (which may be convertible into shares of Common Stock covered by this Prospectus), or assumption by the Company of liabilities associated with the business, assets, or securities being acquired or of their owners, or a combination thereof. It is contemplated that the terms of such acquisitions will be determined by negotiations between the Company and the owners of the businesses, assets, or securities to be acquired, with the Company taking into account such factors as the quality of management, the past and potential earning power, growth and appreciation of the businesses, assets, or securities acquired, and other relevant factors, and it is anticipated that shares of Common Stock issued in such acquisitions will be valued at a price reasonably related to the market value of the Common Stock either at the time the terms of the acquisition are tentatively agreed upon or at or about the time or times of delivery of the shares.

  The Company may from time to time, in an effort to maintain an orderly market in the Common Stock, negotiate agreements with persons receiving Common Stock covered by this Prospectus that will limit the number of shares that may be sold by such persons at specified intervals. Such agreements may be more restrictive than restrictions on sales made pursuant to the exemptions from registration requirements of the Securities Act, including the requirements under Rule 144 or Rule 145(d), and certain persons party to such agreements may not otherwise be subject to such Securities Act requirements. The Company anticipates that, in general, any such agreed upon limitations will be of limited duration and will permit the recipients of Common Stock issued in connection with acquisitions to sell up to a specified number of shares per business day or days.

  This Prospectus, as appropriately amended or supplemented, may, with the consent of the Company, also be used from time to time by persons who have received or will receive from the Company Common Stock covered by this Prospectus or their transferees and who may wish to sell such stock under circumstances requiring or making desirable its use (such persons herein referred to as "Selling Stockholders"). The Company's consent to such use may be conditioned upon such persons' agreeing not to offer more than a specified number of shares of Common Stock in a given period of time and, upon the happening of any event requiring this Prospectus to be supplemented or amended, only following appropriate supplements or amendments to the Prospectus, which the Company may agree to use its best efforts to prepare and file at certain intervals. The Company may require that any such offering be effected in an orderly manner through securities dealers, acting as brokers or dealers selected by the Company; that Selling Stockholders enter into custody agreements with one or more banks with respect to such shares, and that sales be made only by one or more methods described in this Prospectus, as appropriately amended or supplemented when required. There are presently no arrangements or understandings pertaining to the distribution of any of the shares of Common Stock offered hereby by Selling Stockholders.

  Upon the Company's being notified by a Selling Stockholder that a particular offer to sell its shares of Common Stock is made, a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, or secondary distribution, or any block trade has taken place, to the extent required, a supplement to this Prospectus will be delivered together with this Prospectus and filed pursuant to Rule 424(b) under the Securities Act setting forth with respect to such offer or trade the terms of the offer or trade, including (i) the name of the Selling Stockholder, (ii) the number of shares of Common Stock involved, (iii) the price at which the shares were sold, (iv) any participating brokers, dealers or agents involved, (v) any discounts, commissions and other items paid as compensation from, and the resulting net proceeds to, the Selling Stockholder,
(vi) that such broker-dealers did not conduct any investigation to verify the information set out in this Prospectus, and (vii) other facts material to the transaction.

  Sales made by Selling Stockholders by means of this Prospectus may be made from time to time in private transactions at prices to be individually negotiated with the purchasers, or publicly through transactions on the exchange or automated quotation system on which the Common Stock is then traded or in the over-the-counter market (which may involve block transactions), at prices reasonably related to market prices at the time of sale or at negotiated prices. Broker-dealers participating in such transactions may act as agent or as principal and, when acting as agent, may receive commissions from the purchasers as well as from the sellers (if also acting as agent for the purchasers). Unless otherwise indicated in a supplement to this Prospectus, any such agent will be acting on a best efforts basis for the period of its appointment.

  Selling Stockholders may also offer shares of stock covered by this Prospectus by means of prospectuses under other registration statements or pursuant to exemptions from the registration requirements of the Securities Act, including sales which meet the requirements of Rule 144 or Rule 145(d) under the Securities Act, and stockholders should seek the advice of their own counsel with respect to the legal requirements for such sales.

  The Company will receive none of the proceeds from any sales of Common Stock offered hereby by the Selling Stockholders. Printing, certain legal, filing and other similar expenses of this offering will be paid for by the Company. Selling Stockholders will bear any other expenses of this offering, including brokerage fees, and any underwriting discounts or commissions.

  Selling Stockholders and any brokers, dealers, agents, or others that participate with the Selling Stockholders in the distribution of shares of Common Stock offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions or fees received by such persons and any profit on the resale of the shares purchased by such persons may be deemed to be underwriting commissions or discounts under the Securities Act.

  The Company may agree to indemnify any Selling Stockholders under the Securities Act against certain liabilities, including liabilities arising under the Securities Act. Agents may be entitled under agreements entered into with the Selling Stockholders to indemnification against certain civil liabilities, including liabilities under the Securities Act.

  The Selling Stockholders will be subject to the applicable provisions of the Exchange Act, and the rules and regulations thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales of any of the Common Stock by the Selling Stockholders. All of the foregoing may affect the marketability of the Common Stock.

  In order to comply with certain states' securities laws, if applicable, the Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

                          PRICE RANGE OF COMMON STOCK

  The Common Stock began trading on the Nasdaq National Market on May 1, 1998 under the symbol "URSI." The following table sets forth the high and low sale prices of the Common Stock since May 1, 1998, as reported by Nasdaq.

                                                                 HIGH     LOW
      1998
      Second Quarter (May 1 through June 9).................... $18.375 $15.125

  On June 9, 1998, the last reported sale price of the Common Stock was $17.25 per share. As of June 9, 1998, there were approximately 12,788,477 holders of record of Common Stock.

                                DIVIDEND POLICY

  The Company has never paid any cash dividends and intends, for the foreseeable future, to retain any future earnings for the development of its business. The Company's future dividend policy will be determined by its Board of Directors on the basis of various factors, including the Company's results of operations, financial condition, capital requirements and investment opportunities.

                                  THE COMPANY

  United Road Services was formed in July 1997 to become a leading national provider of motor vehicle and equipment towing and transport services. The Company believes that opportunities exist for successful consolidation of towing and transport service providers given the fragmented nature of these markets and the potential to achieve operating efficiencies, to share effective service capabilities of acquired operations and to pursue synergies that arise from integrating distinct capabilities of various businesses within a single entity. See "Business-Strategy." Simultaneously with consummation of its initial public offering, United Road Services acquired the seven Founding Companies. The Company also has entered into a definitive agreement to acquire Keystone and expects to complete the acquisition of Keystone upon receipt of municipal approval of a contract assignment. See "Recent Acquisitions". The consideration paid by the Company in connection with the acquisitions of the Founding Companies consisted of approximately $27.8 million in cash, 2,375,741 shares of Common Stock and the assumption of approximately $9.8 million in outstanding indebtedness of the Founding Companies. The aggregate consideration for the Keystone acquisition is expected to be $4.5 million in cash, 377,624 shares of Common Stock and the assumption of $657,000 in outstanding indebtedness. In addition, the Company will be obligated to make certain earn-out payments to the stockholders of each Founding Company and Keystone that achieves specified net revenue targets. The consideration for the acquisitions of the Founding Companies and Keystone was determined by negotiations among United Road Services and representatives of the Founding Companies and Keystone. See "Certain Transactions." After giving effect to such acquisitions (including Keystone), the Company's combined net revenue and combined pro forma net income would have been $46.5 million and $2.8 million, respectively, for the year ended December 31, 1997 and $12.9 million and $467,000, respectively, for the three months ended March 31, 1998. A brief description of each Founding Company (prior to its acquisition by the Company) and Keystone is set forth below. Of the Founding Companies' combined net revenue in 1997, approximately 58% was derived from Founding Companies which primarily provide transport services, and approximately 42% was derived from Founding Companies which primarily provide towing services. Of the Founding Companies' combined net revenue for the three-months ended March 31, 1998, approximately 60% was derived from Founding Companies which primarily provide transport services, and approximately 40% was derived from Founding Companies which primarily provide towing services.

RECENT ACQUISITIONS

  NORTHLAND AUTO TRANSPORTERS, INC. AND NORTHLAND FLEET LEASING, INC. (COLLECTIVELY, "NORTHLAND") were founded in 1977 and 1992, respectively. Northland's primary business is transporting vehicles for automobile auction companies, leasing companies, automobile dealers, manufacturers and individuals, primarily in the Midwestern United States. Northland has three facilities in Detroit. As of March 31, 1998, it operated 55 vehicles and had 25 employees and 50 independent contractors. Northland had net revenue of $10.2 million and net income of $1.1 million in 1997 and net revenue of $3.1 million and net income of $308,000 in the three months ended March 31, 1998. In 1997, a substantial portion of Northland's net revenue was derived from two customers, GE Capital and C.T. Services. The Company has a three-year employment agreement with Edward W. Morawski, the founder and former President of Northland, pursuant to which Mr. Morawski will continue to manage Northland's operations. In addition, Mr. Morawski is a director of the Company.

  FALCON TOWING AND AUTO DELIVERY, INC. ("FALCON") was founded in 1985. Falcon's primary business is transporting vehicles for automobile dealers, leasing companies, automobile auction companies and long-haul transporters in the Western United States. Falcon has facilities in Los Angeles, San Francisco and Phoenix. As of March 31, 1998, it operated 49 vehicles and had 72 employees. Falcon had net revenue of $7.8 million and net income of $132,000 in 1997 and net revenue of $2.0 million and net income of $11,000 in the three months ended March 31, 1998. The Company has a three-year employment agreement with David Floyd, the founder and former President of Falcon, pursuant to which Mr. Floyd will continue to manage Falcon's operations.

  SMITH-CHRISTENSEN ENTERPRISES, INC. AND CITY TOWING, INC., EACH OF WHICH CONDUCTS BUSINESS AS QUALITY TOWING (COLLECTIVELY "QUALITY") were founded in 1988 and 1968, respectively. Quality's primary business is towing, impounding and storing vehicles for law enforcement agencies and commercial customers in Southern Nevada. Quality also conducts lien sales of impounded vehicles. Quality has two facilities in Las Vegas. As of March 31, 1998, it operated 40 vehicles and had 100 employees. Quality had net revenue of $6.8 million and net income of $822,000 in 1997 and net revenue of $2.0 million and net loss of $26,000 in the three months ended March 31, 1998. Edward D. Smith, the former President of Quality, is a director of the Company.

  CARON AUTO WORKS, INC. AND CARON AUTO BROKERS, INC. (COLLECTIVELY, "CARON") were founded in 1976 and 1993, respectively. Caron's primary business is transporting vehicles for leasing companies, long-haul transporters and individuals in the Northeastern United States. It also provides towing services for commercial and private customers in the Hartford, Connecticut region. Caron has two facilities in East Hartford and one facility in New Jersey. Caron also utilizes an unrelated party's facility in Florida for vehicle storage. As of March 31, 1998 it operated 55 vehicles, with 70 employees and 10 independent contractors. Caron had net revenue of $6.6 million and a net loss of $81,000 in 1997 and net revenue of $2.1 million and net income of $73,000 in the three months ended March 31, 1998. The Company has a five-year employment agreement with David Caron, the founder and former President of Caron, pursuant to which Mr. Caron will continue to be involved in the management of Caron's operations and will provide acquisition-related services to the Company.

  ABSOLUTE TOWING AND TRANSPORTING, INC. ("ABSOLUTE") was founded in 1987. Absolute's primary business is towing insurance salvage vehicles for insurance companies and automobile auction companies in Southern California. Absolute has one facility in Los Angeles. As of March 31, 1998, it operated 17 vehicles, with 20 employees and 35 independent contractors. Absolute had net revenue of $4.8 million and a net loss of $64,000 in 1997 and net revenue of $1.4 million and net income of $171,000 in the three months ended March 31, 1998. In 1997, virtually all of Absolute's net revenue was derived from one customer, Insurance Auto Auctions. The Company has a three-year consulting agreement with Todd Q. Smart, the founder and former President of Absolute, pursuant to which Mr. Smart will continue to be involved in the management of Absolute's operations and will provide acquisition-related consulting services to the Company. Mr. Smart is also a director of the Company.

  ASC TRANSPORTATION SERVICES AND AUTO SERVICE CENTER, EACH OF WHICH CONDUCTS BUSINESS AS ASC TRUCK SERVICE (COLLECTIVELY, "AUTO SERVICE"), were founded in 1993 and 1965, respectively. Auto Service's primary business is towing vehicles for commercial and individual customers in the Sacramento, California region. Auto Service has two facilities in Sacramento. As of March 31, 1998, it operated 28 vehicles and had 55 employees. Auto Service had net revenue of $3.3 million and net income of $114,000 in 1997 and net revenue of $919,000 and net income of $52,000 in the three months ended March 31, 1998. In 1997, a substantial portion of Auto Service's net revenue was derived from one customer, Automobile Association of America. This relationship was terminated May 8, 1998. The Company has a three-year employment agreement with Robert Boxwell, former President of Auto Service, pursuant to which Mr. Boxwell will continue to manage Auto Service's operations.

  SILVER STATE TOW & RECOVERY, INC., WHICH CONDUCTS BUSINESS AS MILNE TOW & TRANSPORT SERVICE ("MILNE") was founded in 1950. Milne's primary business is towing vehicles and transporting heavy construction equipment for commercial customers throughout Northern Nevada. Milne has one facility in Reno. As of March 31, 1998, it operated 35 vehicles and had 50 employees. Milne had net revenue of $3.1 million and net income of $89,000 in 1997 and net revenue of $474,000 and a net loss of $208,000 in the three months ended March 31, 1998. The Company has a two-year consulting agreement with Gene Temen, the founder and former President of Milne, pursuant to which Mr. Temen will continue to be involved in the management of Milne's operations and will provide acquisition-related consulting services to the Company.

KEYSTONE

  KEYSTONE TOWING, INC. was founded in 1991. Keystone's primary business is towing, impounding and storing vehicles for law enforcement agencies and commercial customers in Southern California. Keystone also conducts lien sales of impounded vehicles. Keystone has one facility in Los Angeles. As of March 31, 1998, it operated 21 vehicles and had 34 employees. Keystone had net revenue of $3.9 million and net income of $239,000 in 1997 and net revenue of $979,000 and net income of $15,000 in the three months ended March 31, 1998. In 1997, a substantial portion of Keystone's net revenue was derived from one customer, the Los Angeles

Police Department. Upon consummation of the Keystone acquisition, the Company expects to sign a three-year consulting agreement with Mark J. Henninger, the founder and President of Keystone, pursuant to which Mr. Henninger will continue to be involved in the management of Keystone's operations and will provide acquisition-related consulting services to the Company. Mr. Henninger will also become a director of the Company upon consummation of the Keystone acquisition. There can be no assurance that the Keystone acquisition will be consummated.

RECENT DEVELOPMENTS

  On June 10, 1998, the Company acquired all of the outstanding common stock of 5-L and ADP in exchange for an aggregate of approximately $5.7 million, consisting of cash and shares of Common Stock. 5-L's primary business is transporting vehicles throughout the United States. 5-L has one facility in Colorado. As of March 31, 1998, 5-L operated 38 vehicles and had eight employees and 38 independent contractors. 5-L had net revenue of $9,816,144 and net income of $500,954 in 1997 and net revenue of $2,533,891 and net income of $145,608 in the three months ended March 31, 1998. ADP's primary business is guaranteeing vehicle leases. In connection with the acquisition of the 5-L Companies, the Company entered into employment agreements with certain members of management of 5-L, pursuant to which they will continue to manage the operations of the 5-L Companies.

                                CAPITALIZATION

  The following table sets forth, as of March 31, 1998, (i) the actual capitalization of United Road Services, (ii) the capitalization of the Company on a pro forma combined basis to give effect to the acquisitions of the Founding Companies and (iii) the capitalization of the Company on a pro forma combined basis as further adjusted to give additional effect to consummation of the acquisition of Keystone, the initial public offering and application of the estimated net proceeds therefrom. This table should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                                   AT MARCH 31, 1998
                                         --------------------------------------
                                                                  PRO FORMA
                                                  PRO FORMA      COMBINED AS
                                         ACTUAL    COMBINED    FURTHER ADJUSTED
                                                (IN THOUSANDS)
Short-term obligations, including cur-
 rent installments.....................   $202     $33,353         $  4,410
                                          ====     =======         ========
Long-term obligations, excluding cur-
 rent installments.....................   $--      $ 6,200         $  6,504
                                          ----     -------         --------
Stockholders' equity:
Preferred stock, $0.001 par value,
 5,000,000 shares authorized; no shares
 issued and outstanding................    --          --               --
Common stock, $0.001 par value,
 35,000,000 shares authorized;
 2,604,000 shares issued and
 outstanding actual; 5,198,477 shares
 issued and outstanding pro forma
 combined; and 12,176,101 shares issued
 and outstanding pro forma combined as
 further adjusted (2)..................      3           5               12
Additional paid-in capital.............    802      25,507          107,721
Accumulated deficit....................   (406)       (406)            (406)
                                          ----     -------         --------
  Total stockholders' equity...........    399      25,106          107,327
                                          ----     -------         --------
  Total capitalization.................   $399     $31,306         $113,831
                                          ====     =======         ========

---------------------
(1) Includes $27.8 million paid to the owners of the Founding Companies, representing the cash portion of the purchase price for the acquisitions of the Founding Companies considered to be paid from a portion of the net proceeds of the initial public offering.
(2) Excludes 255,000 shares of Common Stock issuable upon exercise of stock options outstanding as of March 31, 1998.

                            SELECTED FINANCIAL DATA

  United Road Services consummated the acquisitions of the seven Founding Companies simultaneously with consummation of its initial public offering and expects to acquire Keystone upon receipt of municipal approval of a contract assignment. The following selected historical financial data for United Road Services as of December 31, 1997 and for the period from July 25, 1997 (inception) to December 31, 1997 have been derived from the audited financial statements of United Road Services. The unaudited pro forma combined statement of operations data for United Road Services present financial data for the Company adjusted to give effect to (i) the acquisitions of the Founding Companies and consummation of the initial public offering and application of the net proceeds therefrom as if they occurred on January 1, 1997, and (ii) certain pro forma adjustments to the historical statement of operations data described below. The unaudited pro forma combined statement of operations data as further adjusted for United Road Services give additional effect to the acquisition of Keystone as if it occurred on January 1, 1997. The unaudited pro forma combined balance sheet data for United Road Services present financial data for the Company giving effect to the acquisitions of the Founding Companies as if they occurred on March 31, 1998. The pro forma combined as adjusted balance sheet data for United Road Services give additional effect to the sale of the 7,590,000 shares of Common Stock in the initial public offering and the application of the estimated net proceeds therefrom as if they occurred on March 31, 1998. The unaudited pro forma combined balance sheet data as further adjusted for United Road Services give additional effect to the acquisition of Keystone as if it occurred on March 31, 1998. The unaudited pro forma data is not necessarily indicative of the results the Company would have obtained had these events actually occurred on such dates or of the Company's future results. For financial statement presentation purposes, Northland has been designated the predecessor entity of the Company. The following selected historical financial data for Northland as of December 31, 1996 and 1997 and for each of the years in the three-year period ended December 31, 1997 have been derived from the audited financial statements of Northland. The selected financial data as of March 31, 1997 and 1998 and for each of the three-month periods then ended for United Road Services and Northland have been derived from, and are qualified by reference to, the unaudited financial statements and notes thereto of United Road Services and Northland, respectively, included elsewhere herein and, in the opinion of management, contain all adjustments (consisting only of normal recurring adjustments) necessary for the fair presentation of the information set forth therein. The results of such interim periods are not necessarily indicative of the results for the full year. The following selected financial data is qualified by reference to, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Unaudited Pro Forma Combined Financial Statements of the Company and historical financial statements for certain of the Founding Companies and Keystone including, in each case, the Notes thereto, included elsewhere in this Prospectus.

                                                                                THREE MONTHS
                                                 YEAR ENDED                        ENDED
                                             DECEMBER 31, 1997                 MARCH 31, 1998
                                            -----------------------    ------------------------------------
                             PERIOD FROM                 PRO FORMA                               PRO FORMA
                            JULY 25, 1997                 COMBINED                                COMBINED
                           (INCEPTION) TO   PRO FORMA    AS FURTHER                 PRO FORMA    AS FURTHER
                          DECEMBER 31, 1997 COMBINED      ADJUSTED      ACTUAL      COMBINED      ADJUSTED
                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA--UNITED ROAD
 SERVICES:
Net revenue.............      $     --      $  42,599    $  46,542     $     --     $  11,897    $  12,876
Cost of revenue.........            --         30,760       33,264           --         8,567        9,153
                              ---------     ---------    ---------     ---------    ---------    ---------
Gross profit............            --         11,839       13,278           --         3,330        3,723
Selling, general and
 administrative
 expenses...............            174         5,899(1)     6,483(1)        390        1,921        2,148(2)
Goodwill
 amortization(3)........            --          1,159        1,367           --           287          339
                              ---------     ---------    ---------     ---------    ---------    ---------
Income (loss) from
 operations.............           (174)        4,781        5,428          (390)       1,122        1,236
Interest expense and
 other, net.............            --           (223)        (180)            5         (246)        (232)
                              ---------     ---------    ---------     ---------    ---------    ---------
Income (loss) before
 income tax.............           (174)        4,558        5,248          (385)         876        1,004
Income tax expense
 (benefit)(4)...........            --          2,099        2,470          (153)         465          537
                              ---------     ---------    ---------     ---------    ---------    ---------
Net income (loss).......      $    (174)    $   2,459    $   2,778     $    (232)   $     411    $     467
                              =========     =========    =========     =========    =========    =========
Diluted net income
 (loss) per share.......      $   (0.08)    $    0.31    $    0.32     $   (0.08)   $    0.05    $    0.05
                              =========     =========    =========     =========    =========    =========
Shares used in computing
 diluted net income
 (loss) per share.......      2,055,300(5)  7,847,340(6) 8,599,777(6)  2,822,736(5) 7,847,340(6) 8,599,777(6)
                              =========     =========    =========     =========    =========    =========

                              AT
                         DECEMBER 31,                  AT MARCH 31, 1998
                         ------------ ----------------------------------------------------
                             1997                              PRO FORMA     PRO FORMA
                                                 PRO FORMA    COMBINED AS   COMBINED AS
                                      ACTUAL      COMBINED     ADJUSTED   FURTHER ADJUSTED
                                               (IN THOUSANDS)
BALANCE SHEET DATA--
 UNITED ROAD SERVICES:
Working capital
 (deficit)..............    $(104)    $(1,438)    $(31,771)    $ 45,983       $ 40,666
Total assets............       50       1,905       71,778      120,740        126,046
Long-term obligations,
 excluding current
 installments...........      --          --         6,200        6,200          6,504
Stockholders' equity
 (deficit)..............     (104)        399       25,106      103,400        107,327

                              YEARS ENDED DECEMBER 31,              MARCH 31,
                         --------------------------------------  ----------------
                          1993    1994    1995    1996   1997      1997     1998
HISTORICAL STATEMENT OF                       (IN
OPERATIONS DATA--                         THOUSANDS)
NORTHLAND:
Net revenue............  $4,736  $3,769  $4,671  $6,353 $10,159   $2,082   $3,057
Operating income
 (loss)................    (128)    (44)    324     346   1,438      644      324
Other income (expense),
 net...................     199     117     (18)    --      (49)     --        82
Net income.............      71      67     275     346   1,054      489      308
                                                                    AT
                                   AT DECEMBER 31,               MARCH 31,
                         --------------------------------------  ---------
                          1993    1994    1995    1996   1997      1998
HISTORICAL BALANCE SHEET                      (IN
DATA--                                    THOUSANDS)
NORTHLAND:
Working capital........  $  387  $   52  $  375  $  235 $   399   $  617
Total assets...........   1,193   2,368   2,653   3,268   5,465    5,686
Long-term obligations,
 excluding current
 installments..........      60     205     257     331   1,074      929
Stockholders' equity...     815   1,369   1,645   1,991   3,045    3,353

---------------------
(1) Includes contractually agreed upon reductions in salaries, bonuses and benefits to the former owners of the Founding Companies and Keystone of $2.3 million for the Founding Companies and $556,000 for Keystone.
(2) Includes contractually agreed upon reductions in salaries, bonuses and benefits to the former owners of the Founding Companies and Keystone of $777,000 for the Founding Companies and $139,000 for Keystone.
(3) Consists of amortization, over a 40-year estimated life, of goodwill to be recorded as a result of the acquisitions, which is non-deductible for tax purposes.
(4) Assumes a corporate income tax rate of 38% and the non-deductibility of goodwill.
(5) Represents the actual weighted average outstanding shares.
(6) Pro forma combined includes (i) 2,604,000 shares issued to members of management of United Road Services in connection with the formation of the Company, (ii) 218,736 shares issued to investors pursuant to subscription agreements, (iii) 2,375,741 shares issued to owners of the Founding Companies in connection with the acquisitions of the Founding Companies;
    (iv) 2,594,863 of the shares issued in the initial public offering, representing that portion of the total 7,590,000 shares issued in the initial public offering necessary to pay the cash portion of the purchase price for the acquisitions of the Founding Companies and estimated expenses related to the initial public offering and the Acquisitions; and
    (v) 54,000 shares reflecting the incremental effect of options. Pro forma combined as further adjusted includes all of the previously mentioned shares and 377,624 shares to be issued to the owner of Keystone in connection with the Keystone acquisition and 374,813 of the shares issued in the initial public offering, representing the number of shares necessary to pay the cash portion of the purchase price for the Keystone acquisition.
(7) Includes $27.8 million paid to owners of the Founding Companies, representing the cash portion of the purchase price for the acquisitions of the Founding Companies considered to be paid from a portion of the net proceeds of the initial public offering.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with the Founding Companies' and Keystone's Financial Statements and the respective Notes thereto, and "Selected Financial Data" appearing elsewhere in this Prospectus. In addition to the historical information contained herein, the discussion in this Prospectus contains forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include those discussed in "Risk Factors," as well as those discussed elsewhere herein.

INTRODUCTION

  The Company's net revenue is derived from providing a broad range of towing and transport services. The services offered by the Company include towing, impounding and storing motor vehicles, conducting lien sales and auctions of abandoned vehicles and transporting new and used vehicles and heavy construction equipment. The Company's customers include commercial entities such as automobile leasing companies, insurance companies, automobile auction companies, automobile dealers, repair shops and fleet operators; law enforcement agencies, such as police, sheriff and highway patrol departments; and individual motorists.

  The Company derives revenue from towing and transport services based on distance, time or fixed charges and related impounding and storage fees. If an impounded vehicle is not collected within a period prescribed by law (typically between 30 and 90 days), the Company completes lien proceedings and sells the vehicle at auction or to a scrap metal facility, depending on the value of the vehicle. Depending on the jurisdiction, the Company either may keep all of the proceeds from vehicle sales, or may keep the proceeds up to the amount of accrued towing and storage fees and remit the remainder to the law enforcement agency. These services are in some cases provided under contracts with police, sheriff and highway patrol departments. In other cases, the Company provides these services to law enforcement agencies without a long-term contract. Prices charged by the Company for law enforcement towing and storage of impounded vehicles are limited by contractual provisions or local regulation.

  Costs of revenue consist primarily of salaries and benefits of drivers, dispatchers, supervisory and other employees, subcontracted services, fuel, depreciation, repairs and maintenance, insurance, parts and supplies, other vehicle expenses, and equipment rentals. Selling, general and administrative expenses consist primarily of compensation and benefits to owners as well as to sales and administrative employees, fees for professional services, depreciation of office equipment, advertising and other general office expenses.

  In the case of law enforcement and private impound towing, the Company is paid by the owner of the impounded vehicle when the owner claims the vehicle or is paid from the proceeds of lien sales or auctions. With respect to the Company's other operations, customers are billed upon completion of the Company's services, with payment due within 30 days. Towing revenue is recognized at the completion of each towing engagement, storage fees are accrued over the period the vehicles are held in the impound facility, transport revenue is recognized upon the delivery of the vehicle or equipment to its final destination, and revenue from auction sales is recorded when title to the vehicles has been transferred. Expenses related to the generation of revenue are recognized as incurred.

  The Founding Companies and Keystone have operated throughout the periods presented as independent, privately owned entities, and their results of operations reflect different tax structures (S corporations or C corporations) which have influenced the historical level of owner compensation. Gross profit margins and selling, general and administrative expenses as a percentage of net revenue may not be comparable among the individual Founding Companies and Keystone. The owners have agreed to certain reductions in their compensation and benefits in connection with the Acquisitions. The aggregate amount of such reductions, had they been in effect in 1997, would have been $2.3 million for the Founding Companies and $556,000 for Keystone. The aggregate amount of such reductions, had they been in effect in the three months ended March 31, 1998, would have been $777,000 for the Founding Companies and $139,000 for Keystone. These reductions have been reflected as adjustments in the Unaudited Pro Forma Combined Statement of Operations (the "Compensation Differential").

  The Company anticipates that it may realize savings from (i) consolidation of insurance and employee benefit programs; (ii) the Company's ability to borrow at the prime rate rather than the Founding Companies' borrowing rates, which range from 8.0% to 12.5%; (iii) centralization of other general and administrative functions; and (iv) greater volume discounts from providers of fuel, equipment, parts and other supplies. For example, based on preliminary discussions with insurance brokers, the Company currently anticipates that it can reduce Company-wide insurance costs by approximately $500,000 compared to the insurance expense of the Founding Companies and Keystone in 1997. Further, had the borrowings of the Founding Companies and Keystone in 1997 carried the interest rate that the Company expects will apply to borrowings under the Credit Facility, their aggregate interest costs in 1997 would have been approximately $104,000 lower than those actually incurred. It is anticipated that these savings will be offset by costs related to the Company's new corporate management and by the costs associated with being a public company. Certain of these costs will include the establishment of a new integrated information system that the Company expects will be calendar year 2000 compatible. The Company estimates that the cost of implementing the new integrated information system will be approximately $2.0 million. The Company believes that neither these savings nor the costs associated therewith can be quantified with specificity because the Acquisitions have recently occurred, and there have been no combined operating results upon which to base any assumptions. As a result, they have not been included in the financial information included herein.

  The Acquisitions have been accounted for using the purchase method of accounting. United Road Services has been designated as the "accounting acquirer" in the Acquisitions. Accordingly, the excess of the fair value of the consideration paid in the Acquisitions over the fair value of the net assets acquired by United Road Services of $45.5 million for the Founding Companies and $8.4 million for Keystone, as well as $500,000 for acquisition costs, will be recorded as "goodwill." This goodwill will be amortized over its estimated useful life of 40 years as a non-cash charge to operating income. See "Certain Transactions--Organization of the Company."

COMBINED RESULTS OF OPERATIONS--FOUNDING COMPANIES

  The combined results of operations of the Founding Companies for the periods presented do not represent combined results of operations presented in accordance with generally accepted accounting principles, but are only a summation of certain data from the statements of operations of the individual Founding Companies on a historical basis. The combined results also exclude the effect of certain adjustments and may not be comparable to, and may not be indicative of, the Company's post-combination results of operations because
(i) the Founding Companies were not under common control or management during the periods presented; (ii) the Founding Companies used different tax structures (S corporations or C corporations) during the periods presented;
(iii) the Company will incur incremental costs related to its new corporate management and the costs attributable to being a public company; (iv) the Company will use the purchase method of accounting to record the Acquisitions, resulting in goodwill which will be amortized over 40 years; and (v) the combined results of operations data do not reflect the Compensation Differential and the potential cost savings, synergies and efficiencies that may be achieved through the integration of the operations of the Founding Companies.

  The following table sets forth, for the years indicated, certain unaudited combined results of operations data, and such data as a percentage of combined net revenue, of the Founding Companies:

                                                                             THREE MONTHS
                                                                                ENDED
                                        YEARS ENDED                            MARCH 31
                         -------------------------------------------  ---------------------------
                             1995           1996           1997           1997          1998
                         -------------  -------------  -------------  ------------  -------------
                                         (DOLLARS IN THOUSANDS)
Net revenue............. $26,521 100.0% $32,621 100.0% $42,599 100.0% $9,208 100.0% $11,897 100.0%
Cost of revenue.........  20,132  75.9   24,767  75.9   31,258  73.4   6,541  71.0    8,567  72.0
                         ------- -----  ------- -----  ------- -----  ------ -----  ------- -----
Gross profit............   6,389  24.1    7,854  24.1   11,341  26.6   2,667  29.0    3,330  28.0
Selling, general and
 administrative
 expenses...............   5,315  20.0    5,534  17.0    8,244  19.4   1,510  16.4    1,921  16.1
Goodwill amortization...     --    --       --    --       --    --      --    --       287   2.4
                         ------- -----  ------- -----  ------- -----  ------ -----  ------- -----
Income from operations..   1,074   4.1    2,320   7.1    3,097   7.2   1,157  12.6    1,122   9.5
Other expense, net......     383   1.5      439   1.3      379   0.9     239   2.6      246   2.1
                         ------- -----  ------- -----  ------- -----  ------ -----  ------- -----
Income before income
 taxes..................     691   2.6    1,881   5.8    2,718   6.3     918  10.0      876   7.4
Income tax expense......     264   1.0      445   1.4      826   1.9     230   2.5      465   3.9
                         ------- -----  ------- -----  ------- -----  ------ -----  ------- -----
Net income.............. $   427   1.6% $ 1,436   4.4% $ 1,892   4.4% $  688   7.5% $   411   3.5%
                         ======= =====  ======= =====  ======= =====  ====== =====  ======= =====

 Combined Results of Operations for the three months ended March 31, 1998 compared to the three months ended March 31, 1997

  Net Revenue. Net revenue increased $2.7 million, or 29.2%, from $9.2 million for the three months ended March 31, 1997 to $11.9 million for the three months ended March 31, 1998. The increase in net revenue was primarily attributable to continued growth in demand for the towing, impounding and transport of vehicles resulting from (i) an increase in the volume of automobiles on the road, (ii) relocation of vehicles upon completion of lease programs and (iii) growth of the population in the geographical service areas of certain of the Founding Companies. All of the Founding Companies reported an increase in net revenue for the three months ended March 31, 1998, except for Milne which had a decline in net revenue of 18.0%. These increases ranged from 15.8% to 46.8%. The largest net revenue increases were at Northland, Quality and Caron.

  Gross Profit. Gross profit increased $663,000, or 24.9%, from $2.7 million for the three months ended March 31, 1997 to $3.3 million for the three months ended March 31, 1998, due principally to increases in gross profit of $105,000 at Falcon, $213,000 at Quality and $402,000 at Caron offset by a decline in gross profit of $239,000 at Northland. As a percentage of net revenue, gross profit decreased from 29.0% for the three months ended March 31, 1997 to 28.0% for the three months ended March 31, 1998.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $411,000, or 27.2%, from $1.5 million for the three months ended March 31, 1997 to $1.9 million for the three months ended March 31, 1998. This increase was primarily attributable to an increase in stockholder compensation and the continued expansion of administrative staff to support revenue growth. Selling, general and administrative expenses as a percentage of net revenue decreased from 16.4% for the three months ended March 31, 1997 to 16.1% for the three months ended March 31, 1998.

  Other Expense, Net. Other expense, net increased $7,000 or 2.9%, from $239,000 for the three months ended March 31, 1997 to $246,000 for the three months ended March 31, 1998. As a percentage of net revenue, other expense, net decreased from 2.6% for the three months ended March 31, 1997 to 2.1% for the three months ended March 31, 1998.

  Income Tax Expense. Income tax expense increased $235,000, or 102.2%, from $230,000 for the three months ended March 31, 1997 to $465,000 for the three months ended March 31, 1998. As a percentage of net revenue, income tax expense increased from 2.5% for the three months ended March 31, 1997 to 3.9% for the three months ended March 31, 1998.

  Net Income. Net income decreased $277,000, or 40.3%, from $688,000 for the three months ended March 31, 1997 to $411,000 for the three months ended March 31, 1998. As a percentage of net revenue, net income decreased from 7.5% for the three months ended March 31, 1997 to 3.5% for the three months ended March 31, 1998.

 Combined Results of Operations for 1997 Compared to 1996

  Net Revenue. Net revenue increased $10.0 million, or 30.6%, from $32.6 million in 1996 to $42.6 million in 1997. The increase in net revenue was primarily attributable to continued growth in demand for the towing, impounding and transport of vehicles resulting from (i) an increase in the volume of automobiles on the road, (ii) relocation of vehicles upon completion of lease programs and (iii) growth of the population in the geographical service areas of certain of the Founding Companies. All of the Founding Companies reported an increase in net revenue from 1996 to 1997, ranging from 13.8% at Milne to 59.9% at Northland. The largest net revenue increases were at Northland, Quality and Falcon.

  Gross Profit. Gross profit increased $3.4 million, or 44.4%, from $7.9 million in 1996 to $11.3 million in 1997, due principally to increases in gross profit of $1.6 million at Northland, $773,000 at Quality and $305,000 at Absolute. As a percentage of net revenue, gross profit increased from 24.1% in 1996 to 26.6% in 1997.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $2.7 million, or 49.0%, from $5.5 million in 1996 to $8.2 million in 1997. Selling, general and administrative expenses as a percentage of net revenue increased from 17.0% in 1996 to 19.4% in 1997. This increase was primarily attributable to an increase in stockholder compensation and the continued expansion of administrative staff to support revenue growth.

  Other Expense, Net. Other expense, net decreased $60,000 or 13.7%, from $439,000 in 1996 to $379,000 in 1997. As a percentage of net revenue, other expense, net decreased from 1.3% in 1996 to 0.9% in 1997.

  Income Tax Expense. Income tax expense increased $381,000, or 85.6%, from $445,000 in 1996 to $826,000 in 1997. As a percentage of net revenue, income tax expense increased from 1.4% in 1996 to 1.9% in 1997.

  Net Income. Net income increased $456,000, or 31.8%, from $1.4 million in 1996 to $1.9 million in 1997. As a percentage of net revenue, net income remained constant at 4.4% in 1996 and 1997.

 Combined Results of Operations for 1996 Compared to 1995

  Net Revenue. Net revenue increased $6.1 million, or 23.0%, from $26.5 million in 1995 to $32.6 million in 1996. The increase in net revenue was primarily attributable to the increased demand for the transport of vehicles as a result of an increase in the volume of automobiles on the road, the relocation of vehicles upon completion of lease programs and the overall growth of the population in certain of the Founding Companies' geographical service areas. All of the Founding Companies, except Absolute, reported an increase in net revenue from 1995 to 1996, with increases ranging from 9.1% at Milne to 42.6% at Falcon. The largest net revenue increases were at Northland, Falcon and Quality.

  Gross Profit. Gross profit increased $1.5 million, or 22.9%, from $6.4 million in 1995 to $7.9 million in 1996. Gross profit as a percentage of net revenue remained constant at 24.1% in 1995 and 1996.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $219,000, or 4.1%, from $5.3 million in 1995 to $5.5 million in 1996. As a percentage of net revenue, selling, general and administrative expenses decreased from 20.0% in 1995 to 17.0% in 1996.

  Other Expense, Net. Other expense, net increased $56,000 or 14.6%, from $383,000 in 1995 to $439,000 in 1996. As a percentage of net revenue, other expense, net decreased from 1.5% in 1995 to 1.3% in 1996.

  Income Tax Expense. Income tax expense increased $181,000, or 68.6%, from $264,000 in 1995 to $445,000 in 1996. As a percentage of net revenue, income tax expense increased from 1.0% in 1995 to 1.4% in 1996.

  Net Income. Net income increased $1.0 million, or 236.3% from $427,000 in 1995 to $1.4 million in 1996. As a percentage of net revenue, net income increased from 1.6% in 1995 to 4.4% in 1996.

 Combined Liquidity and Capital Resources

  Assuming that the acquisitions of the Founding Companies and the initial public offering and application of the estimated net proceeds therefrom had actually taken place on March 31, 1998, the Company has on a pro forma combined as adjusted basis as of March 31, 1998, approximately $50.5 million of cash and cash equivalents, $46.0 million of working capital and $10.2 million of outstanding indebtedness. The Company intends to use $4.5 million of net proceeds of the initial public offering to pay the cash portion of the purchase price for Keystone and to assume $657,000 of outstanding indebtedness in connection with the Keystone acquisition, at which point working capital would be $40.7 million and $10.9 million of outstanding indebtedness on a pro forma combined as adjusted basis as of March 31, 1998.

  The Founding Companies generated $3.1 million of net cash from operating activities during the three months ended March 31, 1998, primarily at United Road Services, Northland and Absolute. Net cash used in investing activities was $2.7 million, primarily relating to equipment purchases. Net cash used in financing activities was $881,000 consisting of reductions in long-term debt and capital lease obligations of $1.4 million and offering costs of $793,000, offset by new financing of $3.1 million. At March 31, 1998, the Founding Companies had a working capital deficit of $2.6 million and total debt (including debt to stockholders) and capital lease obligations of $8.5 million and $3.4 million, respectively.

  The Founding Companies generated $2.5 million of net cash from operating activities during 1997, primarily at Northland, Quality and Falcon. Net cash used in investing activities was $2.3 million, primarily relating to equipment purchases. Net cash used in financing activities was $37,000 consisting of reductions in long-term debt and capital lease obligations of $1.9 million, distributions to stockholders of $39,000, offset by new financing of $1.8 million. At December 31, 1997, the Founding Companies had a working capital deficit of $1.1 million and total debt (including debt to stockholders) and capital lease obligations of $6.8 million and $3.4 million, respectively. This was primarily a reflection of stockholder distributions and the acquisition of capital lease obligations during 1997.

  The Company has obtained a credit facility with a group of banks, for whom which Bank of America is acting as agent, enabling the Company to borrow up to $50.0 million on a revolving basis (the "Credit Facility"). In connection with the Credit Facility, the Company agreed to issue to Bank of America a warrant to purchase up to 156,250 shares of Common Stock. The Credit Facility will terminate three years from closing, at which time all outstanding indebtedness will be due. Borrowings under the Credit Facility accrue interest, at the Company's option, at either (a) the Base Rate (which is equal to the greater of (i) the Federal Funds Rate plus 0.5% and (ii) Bank of America's reference rate), or (b) the Eurodollar Rate (which is equal to Bank of America's reserve adjusted eurodollar rate plus a margin ranging from 1.5% to 2.5% per annum). The Credit Facility is expected to be used for acquisitions, capital expenditures, refinancing of outstanding debt and for general corporate purposes. The Credit Facility requires the Company to comply with various loan covenants including (i) maintenance of certain financial ratios, (ii) restrictions on additional indebtedness, and (iii) restrictions on liens, guarantees, advances and dividends and is subject to customary drawing conditions. To the extent the Company draws down the Credit Facility to finance capital expenditures, the Company's interest expense for future periods will increase.

  The Company estimates that it will make expenditures of approximately $2.0 million (including costs incurred to date which have not been material) in order to install an integrated information system. Furthermore, the Company expects that it will be required to upgrade and expand this system although at this time the Company cannot quantify the expenditures that will be required in connection with any such future upgrades or expansion.

  The Founding Companies spent an aggregate of $2.9 million in 1997 and $2.4 million for the three months ended March 31, 1998 on purchases of property and equipment, which includes towing and transport vehicles and the Company expects to make comparable expenditures in the current year. Sources of liquidity to meet these demands are expected to be generated from earnings and related cash flow.

  The Company intends to pursue acquisition opportunities. The Company expects to fund future acquisitions as well as its ongoing liquidity needs through the issuance of additional Common Stock, borrowings, including use of amounts available under the Credit Facility, and cash flow from operations. On a combined basis, the Founding Companies made capital expenditures of $2.9 million in 1997 and $2.4 million for the three months ended March 31, 1998.

NORTHLAND COMBINED RESULTS OF OPERATIONS

  Northland's primary business is transporting vehicles for automobile auction companies, leasing companies, automobile dealers, manufacturers and individuals, primarily in the Midwestern United States. Northland has three facilities in Detroit. It operates 55 vehicles and has 25 employees and 50 independent contractors.

  The following table sets forth selected combined statement of operations data, and such data as a percentage of net revenue, for the years indicated:

                                YEARS ENDED DECEMBER 31,              THREE MONTHS ENDED MARCH 31,
                         -------------------------------------------  -------------------------------
                             1995           1996          1997             1997            1998
                         -------------  ------------  --------------  --------------- ---------------
                                                (DOLLARS IN THOUSANDS)
Net revenue............. $4,671  100.0% $6,353 100.0% $10,159  100.0% $ 2,082  100.0% $ 3,057  100.0%
Cost of revenue.........  3,683   78.8   5,132  80.8    7,342   72.3    1,237   59.4    2,451   80.2
                         ------  -----  ------ -----  -------  -----  ------- ------  ------- ------
Gross profit............    988   21.2   1,221  19.2    2,817   27.7      845   40.6      606   19.8
Selling, general and
 administrative             664   14.2     875  13.8    1,379   13.5      201    9.7      282    9.2
 expenses............... ------  -----  ------ -----  -------  -----  ------- ------  ------- ------
Income from operations..    324    7.0     346   5.4    1,438   14.2      644   30.9      324   10.6
Other income (expense),
 net....................    (18)  (0.4)    --    --       (49)  (0.5)     --     --        82    2.7
                         ------  -----  ------ -----  -------  -----  ------- ------  ------- ------
Income before income
 taxes..................    306    6.6     346   5.4    1,389   13.7      644   30.9      406   13.3
Income tax expense......     31    0.7     --    --       335    3.3      155    7.4       98    3.2
                         ------  -----  ------ -----  -------  -----  ------- ------  ------- ------
Net income.............. $  275    5.9% $  346   5.4% $ 1,054   10.4% $   489   23.5% $   308   10.1%
                         ======  =====  ====== =====  =======  =====  ======= ======  ======= ======

 Northland Results for the three-months ended March 31, 1998 compared to the three-months ended March 31, 1997

  Net Revenue. Net revenue increased $975,000, or 46.8%, from $2.1 million for the three months ended March 31, 1997 to $3.1 million for the three months ended March 31, 1998, primarily due to the increased volume of a service arrangement with a national provider of automobile lease financing and other previously existing service arrangements.

  Gross Profit. Gross profit decreased $239,000, or 28.3%, from $845,000 for the three months ended March 31, 1997 to $606,000 for the three months ended March 31, 1998. As a percentage of net revenue, gross profit decreased from 40.6% for the three months ended March 31, 1997 to 19.8% for the three months ended March 31, 1998. These decreases were due primarily to the increased depreciation costs and other costs resulting from variable subcontractor and broker arrangements.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $81,000, or 40.3%, from $201,000 for the three months ended March 31, 1997 to $282,000 for the three months ended March 31, 1998, primarily due to increased officer and office personnel compensation, which was related to the increase in net revenue. As a percentage of net revenue, selling, general and administrative expenses decreased from 9.7% for the three months ended March 31, 1997 to 9.2% for the three months ended March 31, 1998.

  Other Income (Expense), Net. Other income increased $82,000 from income of zero for the three months ended March 31, 1997 to income of $82,000 for the three months ended March 31, 1998. As a percentage of net revenue, other income (expense), net increased from 0.0% for the three months ended March 31, 1997 to 2.7% for the three months ended March 31, 1998. This increase was primarily attributable to increased gain on sale of assets and increased interest income.

  Income Tax Expense. Income tax expense decreased from $155,000 for the three months ended March 31, 1997 to $98,000 for the three months ended March 31, 1998. As a percentage of net revenue, income tax expense decreased from 7.4% for the three months ended March 31, 1997 to 3.2% for the three months ended March 31, 1998.

  Net Income. Net income decreased $181,000, or 37.0%, from $489,000 for the three months ended March 31, 1997 to $308,000 for the three months ended March 31, 1998. As a percentage of net revenue, net income decreased from 23.5% for the three months ended March 31, 1997 to 10.1% for the three months ended March 31, 1998.

 Northland Results for 1997 Compared to 1996

  Net Revenue. Net revenue increased $3.8 million, or 59.9%, from $6.4 million in 1996 to $10.2 million in 1997, primarily due to the full year impact of a service arrangement with a national provider of automobile lease financing and increased volume from previously existing service arrangements.

  Gross Profit. Gross profit increased $1.6 million, or 130.7%, from $1.2 million in 1996 to $2.8 million in 1997. As a percentage of net revenue, gross profit increased from 19.2% in 1996 to 27.7% in 1997. These increases were due primarily to the increased volume of business and increased efficiencies resulting from establishing variable subcontractor and broker arrangements to service this additional volume.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $504,000, or 57.6%, from $875,000 in 1996 to $1.4 million in 1997, primarily due to increased officer and office personnel compensation, which was related to the increase in net revenue. As a percentage of net revenue, selling, general and administrative expenses decreased from 13.8% in 1996 to 13.5% in 1997.

  Other Expense, Net. Other expense, net increased $49,000 from zero in 1996 to $49,000 in 1997. As a percentage of net revenue, other expense, net increased from 0.0% in 1996 to 0.5% in 1997. This increase in other expense, net was primarily attributable to increased interest expense reflecting additional transportation equipment held under capital lease.

  Income Tax Expense. Income tax expense increased from zero in 1996 to $335,000 in 1997. As a percentage of net revenue, income tax expense increased from 0.0% in 1996 to 3.3% in 1997.

  Net Income. Net income increased $708,000, or 204.6%, from $346,000 in 1996 to $1.1 million in 1997. As a percentage of net revenue, net income increased from 5.4% in 1996 to 10.4% in 1997.

 Northland Results for 1996 Compared to 1995

  Net Revenue. Net revenue increased $1.7 million, or 36.0%, from $4.7 million in 1995 to $6.4 million in 1996, primarily due to the addition of new service arrangements resulting from the growth of the automobile leasing industry and relating to the transport of vehicles coming off lease programs.

  Gross Profit. Gross profit increased $233,000, or 23.6%, from $988,000 in 1995 to $1.2 million in 1996. As a percentage of net revenue, gross profit decreased from 21.2% in 1995 to 19.2% in 1996. The decrease as a percentage of net revenue was primarily due to increased depreciation and increased repair, maintenance and equipment rental expense, without a proportional increase in net revenue.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $211,000, or 31.8%, from $664,000 in 1995 to $875,000 in 1996. As a percentage of net revenue, selling, general and administrative expenses decreased from 14.2% in 1995 to 13.8% in 1996.

  Other Expense, Net. Other expense, net decreased $18,000 from $18,000 in 1995 to zero in 1996. As a percentage of net revenue, other expense, net decreased from 0.4% in 1995 to 0.0% in 1996. This decrease in other expense, net was primarily attributable to an increase in interest expense.

  Income Tax Expense. Income tax expense decreased from $31,000 in 1995 to zero in 1996. As a percentage of net revenue, income tax expense decreased from 0.7% in 1995 to 0.0% in 1996.

  Net Income. Net income increased $71,000, or 25.8%, from $275,000 in 1995 to $346,000 in 1996. As a percentage of net revenue, net income decreased from 5.9% in 1995 to 5.4% in 1996.

 Northland Liquidity and Capital Resources

  At March 31, 1998, working capital was $617,000 and debt and capital lease obligations outstanding were $591,000 and $842,000, respectively.

  Northland generated $544,000 in net cash from operating activities for the three-months ended March 31, 1998. Net cash provided by investing activities was $38,000, which was primarily from equipment sales. Net cash used in financing activities consisted of $183,000 relating to principal payments on debt and capital leases outstanding.

  At December 31, 1997, working capital was $399,000 and debt and capital lease obligations outstanding were $681,000 and $942,000, respectively.

  Northland generated $1.0 million in net cash from operating activities in 1997. Net cash used in investing activities was $665,000, which was primarily for equipment purchases. Net cash used in financing activities consisted of $398,000 relating to principal payments on debt and capital leases outstanding.

FALCON RESULTS OF OPERATIONS

  Falcon's primary business is transporting vehicles for automobile dealers, leasing companies, automobile auction companies and long-haul transporters in the Western United States. Falcon has facilities in Los Angeles, San Francisco and Phoenix. It operates 49 vehicles and has 72 employees.

  The following table sets forth selected statement of operations data, and such data as a percentage of net revenue, for the years indicated:

                                                                         THREE MONTHS ENDED
                                YEARS ENDED DECEMBER 31,                      MARCH 31,
                         -------------------------------------------  -----------------------------
                             1995            1996           1997          1997            1998
                         -------------   -------------  ------------  -------------   -------------
                                              (DOLLARS IN THOUSANDS)
Net revenue............. $4,351  100.0%  $6,203  100.0% $7,785 100.0% $1,697  100.0%  $1,966  100.0%
Cost of revenue.........  3,492   80.2    4,638   74.8   5,956  76.5   1,266   74.6    1,430   72.7
                         ------  -----   ------  -----  ------ -----  ------  -----   ------  -----
Gross profit............    859   19.8    1,565   25.2   1,829  23.5     431   25.4      536   27.3
Selling, general and
 administrative
 expenses...............    952   21.9    1,191   19.2   1,614  20.7     421   24.8      506   25.7
                         ------  -----   ------  -----  ------ -----  ------  -----   ------  -----
Income (loss) from
 operations.............    (93)  (2.1)     374    6.0     215   2.8      10    0.6       30    1.6
Other income (expense),
 net....................    (39)  (0.9)    (117)  (1.9)     25   0.3     (28)  (1.6)     (10)  (0.5)
                         ------  -----   ------  -----  ------ -----  ------  -----   ------  -----
Income (loss) before
 income taxes...........   (132)  (3.0)     257    4.1     240   3.1     (18)  (1.0)      20    1.1
Income tax expense
 (benefit)..............     15    0.4       94    1.5     108   1.4      (8)  (0.5)       9    0.5
                         ------  -----   ------  -----  ------ -----  ------  -----   ------  -----
Net income (loss)....... $ (147)  (3.4)% $  163    2.6% $  132   1.7% $  (10)  (0.5)% $   11    0.6
                         ======  =====   ======  =====  ====== =====  ======  =====   ======  =====

 Falcon Results for the three-months ended March 31, 1998 compared to the three-months ended March 31, 1997

  Net Revenue. Net revenue increased $269,000, or 15.9%, from $1.7 million for the three-months ended March 31, 1997 to $2.0 million for the three months ended March 31, 1998. The growth in revenue was primarily due to increased volume driven by continued fleet expansion.

  Gross Profit. Gross profit increased $105,000, or 24.4%, from $431,000 for the three-months ended March 31, 1997 to $536,000 for the three months ended March 31, 1998. As a percentage of net revenue, gross profit increased from 25.4% for the three-months ended March 31, 1997 to 27.3% for the three-months ended March 31, 1998. This increase as a percentage of net revenue was the result of increased depreciation and facility and equipment rental expense.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $85,000, or 20.2%, from $421,000 for the three-months ended March 31, 1997 to $506,000 for the three-months ended March 31, 1998. As a percentage of net revenue, selling, general and administrative expenses increased from 24.8% for the three-months ended March 31, 1997 to 25.7% for the three-months ended March 31, 1998. These increases were primarily due to increased officer and office personnel compensation, which was related to an increase in net revenue and an increase in professional fees.

  Other Income (Expense), Net. Other income (expense), net changed $18,000 from an expense of $28,000 for the three-months ended March 31, 1997 to an expense of $10,000 for the three-months ended March 31, 1998. As a percentage of net revenue, other income (expense), net changed from an expense of 1.6% for the three-months ended March 31, 1997 to an expense of 0.5% for the three-months ended March 31, 1998. This change in other income (expense), net was primarily attributable to the decrease in interest expense.

  Income Tax Expense (Benefit). Income tax expense (benefit) decreased $17,000, or (212.5%), from ($8,000) for the three-months ended March 31, 1997 to $9,000 for the three-months ended March 31, 1998. As a percentage of net revenue, income tax expense (benefit) increased from (0.5%) for the three-months ended March 31, 1997 to 0.5% for the three-months ended March 31, 1998.

  Net Income (Loss). Net income increased $21,000, or 210.0% from ($10,000) for the three-months ended March 31, 1997 to $11,000 for the three-months ended March 31, 1998. As a percentage of net revenue, net income increased from 0.5% for the three-months ended March 31, 1997 to 0.6% for the three-months ended March 31, 1998.

 Falcon Results for 1997 Compared to 1996

  Net Revenue. Net revenue increased $1.6 million, or 25.5%, from $6.2 million in 1996 to $7.8 million in 1997. The growth in revenue was primarily due to increased volume driven by recent fleet expansion.

  Gross Profit. Gross profit increased $264,000, or 16.9%, from $1.6 million in 1996 to $1.8 million in 1997. As a percentage of net revenue, gross profit decreased from 25.2% in 1996 to 23.5% in 1997. This decrease as a percentage of net revenue was the result of increased depreciation, facility and equipment rental expense and insurance premiums.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $423,000, or 35.5%, from $1.2 million in 1996 to $1.6 million in 1997. As a percentage of net revenue, selling, general and administrative expenses increased from 19.2% in 1996 to 20.7% in 1997. These increases were primarily due to increased officer and office personnel compensation, which was related to an increase in net revenue.

  Other Income (Expense), Net. Other income (expense), net changed $142,000 from an expense of $117,000 in 1996 to income of $25,000 in 1997. As a percentage of net revenue, other income (expense), net changed from an expense of 1.9% in 1996 to income of 0.3% in 1997. This change in other income (expense), net was primarily attributable to the increase in gain on sale of assets.

  Income Tax Expense. Income tax expense increased $14,000, or 14.9%, from $94,000 in 1996 to $108,000 in 1997. As a percentage of net revenue, income tax expense decreased from 1.5% in 1996 to 1.4% in 1997.

  Net Income (Loss). Net income decreased $31,000, or 19.0%, from $163,000 in 1996 to $132,000 in 1997. As a percentage of net revenue, net income decreased from 2.6% in 1996 to 1.7% in 1997.

 Falcon Results for 1996 Compared to 1995

  Net Revenue. Net revenue increased $1.9 million, or 42.6%, from $4.4 million in 1995 to $6.2 million in 1996. This increase was primarily due to the opening of an additional location in each of 1994 and 1995.

  Gross Profit. Gross profit increased $706,000, or 82.2%, from $859,000 in 1995 to $1.6 million in 1996. As a percentage of net revenue, gross profit increased from 19.8% in 1995 to 25.2% in 1996. These increases were generally attributable to an increase in revenues from additional locations for which the start-up costs had been incurred in prior years.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $239,000, or 25.1%, from $952,000 in 1995 to $1.2 million in 1996. As a percentage of net revenue, selling, general and administrative expenses decreased from 21.9% in 1995 to 19.2% in 1996. The decrease as a percentage of net revenue was the result of an increase in revenue without a corresponding increase in overhead.

  Other Income (Expense), Net. Other expense, net increased $78,000, or 200.0%, from $39,000 in 1995 to $117,000 in 1996. As a percentage of net revenue, other expense, net increased from 0.9% in 1995 to 1.9% in 1996. This change in other expense, net was primarily attributable to an increase in interest expense.

  Income Tax Expense. Income tax expense increased $79,000, or 526.7%, from $15,000 in 1995 to $94,000 in 1996. As a percentage of net revenue, income tax expense changed from 0.4% in 1995 to 1.5% in 1996.

  Net Income (Loss). Net income (loss) changed $310,000 from a net loss of $147,000 in 1995 to net income of $163,000 in 1996. As a percentage of net revenue, net income (loss) changed from a loss of 3.4% in 1995 to income of 2.6% in 1996.

 Falcon Liquidity and Capital Resources

  At March 31, 1998, working capital deficiency was $1.1 million. Debt and capital lease obligations outstanding were $473,000 and $993,000, respectively.

  Falcon generated $331,000 in net cash from operating activities for the three-months ended March 31, 1998. Net cash used in investing activities was approximately $151,000, which was related to the purchase of various equipment. Net cash used in financing activities was $180,000 consisting of payments on capital lease obligations.

  At December 31, 1997, working capital deficiency was $837,000. Debt and capital lease obligations outstanding were $561,000 and $1.1 million, respectively.

  Falcon generated $892,000 in net cash from operating activities in 1997. Net cash used in investing activities was $778,000, which was related to the purchase and sale of various equipment. Net cash used in financing activities was $134,000 consisting of payments on capital lease obligations, partially offset by proceeds from long term debt.

QUALITY CONSOLIDATED RESULTS OF OPERATIONS

  Quality's primary business is towing, impounding and storing vehicles for law enforcement agencies and commercial customers in Southern Nevada. Quality also conducts lien sales of impounded vehicles. Quality has two facilities in Las Vegas. It operates 40 vehicles and has 100 employees.

  The following table sets forth selected consolidated statement of operations data, and such data as a percentage of net revenue, for the periods indicated:

                                                           TWELVE-MONTH
                                                           PERIOD ENDED          THREE MONTHS ENDED
                          YEARS ENDED JANUARY 31,      DECEMBER 31, 1997(1)          MARCH 31,
                         ----------------------------  --------------------  -----------------------------
                             1996            1997              1997              1997           1998
                         -------------   ------------  --------------------- -------------  --------------
                                     (DOLLARS IN THOUSANDS)
Net revenue............. $4,396  100.0%  $5,395 100.0% $    6,802     100.0% $1,533  100.0% $ 1,955  100.0%
Cost of revenue.........  2,579   58.7    3,214  59.6       3,849      56.6   1,015   66.2    1,224   62.6
                         ------  -----   ------ -----  ---------- ---------  ------  -----  -------  -----
Gross profit............  1,817   41.3    2,181  40.4       2,953      43.4     518   33.8      731   37.4
Selling, general and
 administrative
 expenses...............  1,437   32.7    1,195  22.2       1,390      20.4     235   15.3      521   26.6
                         ------  -----   ------ -----  ---------- ---------  ------  -----  -------  -----
Income from operations..    380    8.6      986  18.2       1,563      23.0     283   18.5      210   10.8
Other expense, net......    284    6.4      194   3.6         300       4.4    (197) (12.9)    (245) (12.5)
                         ------  -----   ------ -----  ---------- ---------  ------  -----  -------  -----
Income (loss) before
 income taxes...........     96    2.2      792  14.6       1,263      18.6      86    5.6      (35)  (1.7)
Income tax expense
 (benefit)..............    104    2.4      277   5.1         441       6.5      30    2.0       (9)  (0.5)
                         ------  -----   ------ -----  ---------- ---------  ------  -----  -------  -----
Net income (loss)....... $   (8)  (0.2)% $  515   9.5% $      822      12.1% $   56    3.6% $   (26)  (1.2)%
                         ======  =====   ====== =====  ========== =========  ======  =====  =======  =====

---------------------
(1) Quality has a fiscal year end of January 31. The twelve-month period ended December 31, 1997 includes the results of operations for the month of January 1997, which are also included in the fiscal year ended January 31, 1997.

 Quality Results for the three-month Period Ended March 31, 1997 compared to the three-months ended March 31, 1998

  Net Revenue. Net revenue increased $422,000, or 27.5%, from $1.5 million in the three-month period ended March 31, 1997 to $2.0 million in the three-month period ended March 31, 1998. The increase was due primarily to increased service calls arising from the continued expansion of the population within the geographical service area.

  Gross Profit. Gross profit increased $213,000, or 41.1%, from $518,000 in the three-month period ended March 31, 1997 to $731,000 in the three-month period ended March 31, 1998. As a percentage of net revenue, gross profit increased from 33.8% in the three-month period ended March 31, 1997 to 37.4% to the three-month period ended March 31, 1998. These increases were generally attributable to increased volume of business that helped to facilitate favorable economies of scale.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $286,000, or 121.7%, from $235,000 in the three-month period ended March 31, 1997 to $521,000 in the three-month period ended March 31, 1998. As a percentage of net revenue, selling, general and administrative expenses increased from 15.3% in the three-month period ended March 31, 1997 to 26.6% in the three-month period ended March 31, 1998. This increase was primarily due to increased officer compensation and professional fees.

  Other Expense, Net. Other expense, net increased $48,000, or 24.4%, from $197,000 in the three-month period ended March 31, 1997 to $245,000 in the three-month period ended March 31, 1998. As a percentage of net revenue, other expense, net decreased from 12.9% in the three-month period ended March 31, 1997 to 12.5% in the three-month period ended March 31, 1998. This increase is primarily due to a net loss on sale of assets for the period.

  Income Tax Expense (Benefit). Income tax expense (benefit) decreased $39,000, or 130%, from an income tax expense of $30,000 in the three-month period ended March 31, 1997 to a tax benefit of $9,000 in the three-month period ended March 31, 1998. As a percentage of net revenue, income tax expense increased from 2.0% in the three-month period ended March 31, 1997 to an income tax benefit of 0.5% in the three-month period ended March 31, 1998.

  Net Income (Loss). Net income decreased $82,000, or 146.4%, from net income of $56,000 in the three-month period ended March 31, 1997 to a loss of $26,000 in the three-month period ended March 31, 1998. As a percentage of net revenue, net income decreased from 3.6% in the three month period ended March 31, 1997 to 1.2% in the three-month period ended March 31, 1998.

 Quality Results for Twelve-Month Period Ended December 31, 1997 Compared to Year Ended January 31, 1997

  Net Revenue. Net revenue increased $1.4 million, or 26.1%, from $5.4 million in the year ended January 31, 1997 to $6.8 million in the twelve-month period ended December 31, 1997. The increase was due primarily to a rate increase effected in 1997, and increased service calls arising from the continued expansion of the population within the geographical service area.

  Gross Profit. Gross profit increased $772,000, or 35.4%, from $2.2 million in the year ended January 31, 1997 to $3.0 million in the twelve-month period ended December 31, 1997. As a percentage of net revenue, gross profit increased from 40.4% in the year ended January 31, 1997 to 43.4% in the twelve-month period ended December 31, 1997. These increases were generally attributable to increased volume of business that helped to facilitate favorable economies of scale.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $195,000, or 16.3%, from $1.2 million in the year ended January 31, 1997 to $1.4 million in the twelve-month period ended December 31, 1997. As a percentage of net revenue, selling, general and administrative expenses decreased from 22.2% in the year ended January 31, 1997 to 20.4% in the twelve-month period ended December 31, 1997.

  Other Expense, Net. Other expense, net increased $106,000, or 54.6%, from $194,000 in the year ended January 31, 1997 to $300,000 in the twelve-month period ended December 31, 1997. As a percentage of net revenue, other expense, net increased from 3.6% in the year ended January 31, 1997 to 4.4% in the twelve-month period ended December 31, 1997. This increase in other expense, net was primarily attributable to a nonrecurring adjustment to insurance expense.

  Income Tax Expense. Income tax expense increased $164,000, or 59.2%, from $277,000 in the year ended January 31, 1997 to $441,000 in the twelve-month period ended December 31, 1997. As a percentage of net revenue, income tax expense increased from 5.1% in the year ended January 31, 1997 to 6.5% in the twelve-month period ended December 31, 1997.

  Net Income (Loss). Net income increased $307,000, or 59.6%, from $515,000 in the year ended January 31, 1997 to $822,000 in the twelve-month period ended December 31, 1997. As a percentage of net revenue, net income increased from 9.5% in the year ended January 31, 1997 to 12.1% in the twelve-month period ended December 31, 1997.

 Quality Results for Year Ended January 31, 1997 Compared to Year Ended January 31, 1996

  Net Revenue. Net revenue increased $1.0 million, or 22.7%, from $4.4 million in 1996 to $5.4 million in 1997. This increase was related primarily to increased service calls arising from the expansion of the population within the geographical service area and a rate increase effected in 1996.

  Gross Profit. Gross profit increased $364,000, or 20.0%, from $1.8 million in 1996 to $2.2 million in 1997. As a percentage of net revenue, gross profit decreased from 41.3% in 1996 to 40.4% in 1997.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased $242,000, or 16.8%, from $1.4 million in 1996 to $1.2 million in 1997. As a percentage of net revenue, selling, general and administrative expenses decreased from 32.7% in 1996 to 22.2% in 1997. The decrease as a percentage of net revenue was the result of an increase in revenue without a corresponding increase in overhead.

  Other Expense, Net. Other expense, net decreased $90,000, or 31.7%, from $284,000 in 1996 to $194,000 in 1997. As a percentage of net revenue, other expense, net decreased from 6.4% in 1996 to 3.6% in 1997. This decrease in other expense, net was primarily attributable to a nonrecurring adjustment to insurance expense.

  Income Tax Expense. Income tax expense increased $173,000, or 166.4%, from $104,000 in 1996 to $277,000 in 1997. As a percentage of net revenue, income tax expense increased from 2.4% in 1996 to 5.1% in 1997.

  Net Income (Loss). Net income (loss) changed $523,000 from a net loss of $8,000 in 1996 to net income of $515,000 in 1997. As a percentage of net revenue, net income (loss) changed from a loss of 0.2% in 1996 to income of 9.5% in 1997.

 Quality Liquidity and Capital Resources

  At March 31, 1998, working capital deficiency was $334,000 and debt obligations outstanding were $2.7 million.

  Quality generated $373,000 in net cash from operating activities for the three months ended March 31, 1998. Net cash used in investing activities was approximately $312,000, which was related to the purchase of various equipment. Net cash used in financing activities was approximately $19,000, consisting primarily of payments on debt obligations.

  At December 31, 1997, working capital deficiency was $396,000 and debt obligations outstanding were $2.7 million.

  Quality generated $692,000 in net cash from operating activities in 1997. Net cash used in investing activities was approximately $473,000, which was related to the purchase of various equipment. Net cash used in financing activities was approximately $133,000, consisting primarily of payments on debt obligations.

CARON COMBINED RESULTS OF OPERATIONS

  Caron's primary business is transporting vehicles for leasing companies, long-haul transporters and individuals in the Northeastern United States. It also provides towing services for commercial and private customers in the Hartford, Connecticut region. Caron has facilities in East Hartford and New Jersey, and utilizes an unrelated party's facility in Florida. Caron operates 55 vehicles and has 70 employees and 10 independent contractors.

  The following table sets forth selected combined statement of operations data, and such data as a percentage of net revenue, for the years indicated:

                                                                       THREE MONTHS ENDED MARCH
                               YEARS ENDED SEPTEMBER 30,                          31,
                         -------------------------------------------   ----------------------------
                             1995           1996           1997            1997           1998
                         -------------  -------------  -------------   -------------  -------------
                                              (DOLLARS IN THOUSANDS)
Net revenue............. $4,624  100.0% $5,575  100.0% $6,627  100.0%  $1,495  100.0% $2,117  100.0%
Cost of revenue.........  4,045   87.5   5,084   91.2   6,304   95.1    1,351   90.4   1,571   74.2
                         ------  -----  ------  -----  ------  -----   ------  -----  ------  -----
Gross profit............    579   12.5     491    8.8     323    4.9      144    9.6     546   25.8
Selling, general and
 administrative
 expenses...............    238    5.1     238    4.3     511    7.7      145    9.7     361   17.1
                         ------  -----  ------  -----  ------  -----   ------  -----  ------  -----
Income (loss) from
 operations.............    341    7.4     253    4.5    (188)  (2.8)      (1)  (0.1)    185    8.7
Other income (expense),
 net....................    (44)  (1.0)    (62)  (1.1)     12    0.2        4    0.3     (75)  (3.5)
                         ------  -----  ------  -----  ------  -----   ------  -----  ------  -----
Income (loss) before
 income taxes...........    297    6.4     191    3.4    (176)  (2.6)       3    0.2     110    5.2
Income tax expense
 (benefit)..............    103    2.2      62    1.1     (95)  (1.4)       1    0.1      37    1.7
                         ------  -----  ------  -----  ------  -----   ------  -----  ------  -----
Net income (loss)....... $  194    4.2% $  129    2.3% $  (81)  (1.2)% $    2    0.1% $   73    3.5%
                         ======  =====  ======  =====  ======  =====   ======  =====  ======  =====

 Caron Results for the three months ended March 31, 1998 compared to the three months ended March 31, 1997

  Net Revenue. Net revenue increased $622,000, or 41.6%, from $1.5 million for the three months ended March 31, 1997 to $2.1 million for the three months ended March 31, 1998, primarily due to increased volume for a major automobile leasing customer and general increases in volume in transport services.

  Gross Profit. Gross profit increased $402,000, or 279.2%, from $144,000 for the three months ended March 31, 1997 to $546,000 for the three months ended March 31, 1998. As a percentage of net revenue, gross profit increased from 9.6% for the three months ended March 31, 1997 to 25.8% for the three months ended March 31, 1998 as a result of reduced repair and maintenance costs associated with facilities and equipment.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $216,000, or 149.0%, from $145,000 in 1997 to $361,000 for the three months ended March 31, 1998. As a percentage of net revenue, selling, general and administrative expenses increased from 9.7% for the three months ended March 31, 1997 to 17.1% for the three months ended March 31, 1998. These increases resulted primarily from an increase in office and clerical staff to support business growth.

  Other Income, Net. Other income, net changed $79,000 from income of $4,000 for the three months ended March 31, 1997 to an expense of $75,000 for the three months ended March 31, 1998. As a percentage of net revenue, other income, net changed from 0.3% for the three months ended March 31, 1997 to 3.5% for the three months ended March 31, 1998. This change in other income, net was primarily attributable to the increase in interest expense.

  Income Tax Expense. Income tax expense changed $36,000 from $1,000 for the three months ended March 31, 1997 to $37,000 for the three months ended March 31, 1998. As a percentage of net revenue, income tax expense changed from 0.1% for the three months ended March 31, 1997 to 1.7% for the three months ended March 31, 1998.

  Net Income. Net income changed $71,000 from net income of $2,000 for the three months ended March 31, 1997 to a net income of $73,000 for the three months ended March 31, 1998. As a percentage of net revenue, net income changed from income of 0.1% for the three months ended March 31, 1997 to income of 3.5% for the three months ended March 31, 1998.

 Caron Results for Year Ended September 30, 1997 Compared to Year Ended September 30, 1996

  Net Revenue. Net revenue increased $1.1 million, or 18.9%, from $5.6 million in 1996 to $6.6 million in 1997, primarily due to increased volume from a major automobile leasing customer and general increases in volume in transport services.

  Gross Profit. Gross profit declined $168,000, or 34.2%, from $491,000 in 1996 to $323,000 in 1997. As a percentage of net revenue, gross profit decreased from 8.8% in 1996 to 4.9% in 1997 as a result of increased costs relating to investment in, and improvement and maintenance of, facilities and equipment, many of which were expensed.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $273,000, or 114.7%, from $238,000 in 1996 to $511,000 in 1997. As a percentage of net revenue, selling, general and administrative expenses increased from 4.3% in 1996 to 7.7% in 1997. These increases resulted primarily from an increase in office and clerical staff to support business growth.

  Other Income (Expense), Net. Other income (expense), net changed $74,000 from an expense of $62,000 in 1996 to income of $12,000 in 1997. As a percentage of net revenue, other income (expense), net changed from an expense of 1.1% in 1996 to income of 0.2% in 1997. This change in other income (expense), net was primarily attributable to the increase in gain on sale of assets.

  Income Tax Expense (Benefit). Income tax expense (benefit) changed $157,000 from a tax expense of $62,000 in 1996 to a tax benefit of $95,000 in 1997. As a percentage of net revenue, income tax expense (benefit) changed from an expense of 1.1% in 1996 to a benefit of 1.4% in 1997.

  Net Income (Loss). Net income (loss) changed $210,000 from net income of $129,000 in 1996 to a net loss of $81,000 in 1997. As a percentage of net revenue, net income (loss) changed from income of 2.3% in 1996 to a loss of 1.2% in 1997.

 Caron Results for Year Ended September 30, 1996 Compared to Year Ended September 30, 1995

  Net Revenue. Net revenue increased $951,000, or 20.6%, from $4.6 million in 1995 to $5.6 million in 1996, primarily due to increased demand for transport services from automobile auction companies.

  Gross Profit. Gross profit declined $88,000, or 15.2%, from $579,000 in 1995 to $491,000 in 1996. As a percentage of net revenue, gross profit decreased from 12.5% to 8.8%, due to costs relating to business expansion.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses remained flat at $238,000. As a percentage of net revenue, selling, general and administrative expenses decreased from 5.1% in 1995 to 4.3% in 1996.

  Other Income (Expense), Net. Other expense, net increased $18,000, or 40.9%, from $44,000 in 1995 to $62,000 in 1996. As a percentage of net revenue, other expense, net increased from 1.0% in 1995 to 1.1% in 1996. The change in other expense, net is primarily attributable to an increase in interest expense.

  Income Tax Expense (Benefit). Income tax expense decreased $41,000, or 39.8%, from $103,000 in 1995 to $62,000 in 1996. As a percentage of net revenue, income tax expense decreased from 2.2% in 1995 to 1.1% in 1996.

  Net Income (Loss). Net income decreased $65,000, or 33.5%, from $194,000 in 1995 to 129,000 in 1996. As a percentage of net revenue, net income decreased from 4.2% in 1995 to 2.3% in 1996.

 Caron Liquidity and Capital Resources

  At March 31, 1998, working capital deficiency was $70,000 and debt and capital lease obligations outstanding were $2.8 million and $896,000, respectively. The growth in the indebtedness relates to a substantial fleet expansion, since December 31, 1997, which has been financed with debt and capital lease obligations.

  Caron used $96,000 net cash in operating activities for the three months ended March 31, 1998. Net cash used in investing activities was approximately $1.3 million, which was used substantially for equipment purchases. Net cash provided by financing activities was $1.4 million, relating primarily to an increase in borrowing.

  At September 30, 1997, working capital deficiency was $199,000 and debt and capital lease obligations outstanding were $1.5 million and $616,000, respectively.

  Caron used $86,000 net cash in operating activities in 1997. Net cash used in investing activities was approximately $37,000, of which $333,000 was used for equipment purchases, offset by $341,000 in proceeds from the sale of property and equipment. Net cash provided by financing activities was $201,000, relating primarily to an increase in borrowing.

ABSOLUTE RESULTS OF OPERATIONS

  Absolute's primary business is towing insurance salvage vehicles for insurance companies and automobile auction companies in Southern California. Absolute has one facility in Los Angeles. It operates 17 vehicles and has 20 employees and 35 independent contractors.

  The following table sets forth selected statement of operations data, and such data as a percentage of net revenue, for the years indicated:

                                                           THREE MONTHS ENDED
                          YEARS ENDED DECEMBER 31,              MARCH 31,
                          ---------------------------   ----------------------------
                              1996          1997            1997           1998
                          ------------  -------------   -------------  -------------
                                        (DOLLARS IN THOUSANDS)
Net revenue.............  $3,465 100.0% $4,780  100.0%  $1,079  100.0% $1,409  100.0%
Cost of revenue.........   2,756  79.5   3,767   78.8      735   68.1   1,055   74.9
                          ------ -----  ------  -----   ------  -----  ------  -----
Gross profit............     709  20.5   1,013   21.2      344   31.9     354   25.1
Selling, general and ad-
 ministrative expenses..     636  18.4   1,095   22.9       98    9.1     104    7.4
                          ------ -----  ------  -----   ------  -----  ------  -----
Income (loss) from oper-
 ations.................      73   2.1     (82)  (1.7)     246   22.8     250   17.7
Other expense, net......       4   0.1       6    0.1       (2)  (0.2)    (14)  (1.0)
                          ------ -----  ------  -----   ------  -----  ------  -----
Income (loss) before in-
 come tax...............      69   2.0     (88)  (1.8)     244   22.6     236   16.7
Income tax Expense (ben-
 efit)..................      12   0.4      24    0.5       67    6.2      65    4.6
                          ------ -----  ------  -----   ------  -----  ------  -----
Net income (loss).......  $   81   2.4% $  (64)  (1.3)% $  177   16.4% $  171   12.1%
                          ====== =====  ======  =====   ======  =====  ======  =====

 Absolute Results for the three-months ended March 31, 1998 compared to the three-months ended March 31, 1997

  Net Revenue. Net revenue increased $330,000, or 30.6%, from $1.1 million for the three-months ended March 31, 1997 to $1.4 million for the three-months ended March 31, 1998. The growth in net revenue was primarily due to severe winter weather resulting in hazardous road conditions, a service arrangement with a national automobile auction company and establishment of service for a large insurance company which was not in place during the three months ended March 31, 1997.

  Gross Profit. Gross profit increased $10,000, or 2.9%, from $344,000 for the three-months ended March 31, 1997 to $354,000 for the three-months ended March 31, 1998. As a percentage of net revenue, gross profit decreased from 31.9% for the three-months ended March 31, 1997 to 25.1% for the three-months ended March 31, 1998.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $6,000 or 6.1%, from $98,000 for the three-months ended March 31, 1997 to $104,000 for the three-months ended March 31, 1998. As a percentage of net revenue, selling, general and administrative expenses decreased from 9.1% for the three-months ended March 31, 1997 to 7.4% for the three-months ended March 31, 1998.

  Other Expense, Net. Other expense, net increased $12,000, or 600.0%, from $2,000 for the three months ended March 31, 1997 to $14,000 for the three months ended March 31, 1998. As a percentage of net revenue, other expense, net changed from 0.2% for the three-months ended March 31, 1997 to 1.0% for the three-months ended March 31, 1998.

  Income Tax Benefit. Income tax expense decreased $2,000, or 3%, from $67,000 for the three-months ended March 31, 1997 to $65,000 for the three-months ended March 31, 1998. As a percentage of net revenue, income tax benefit decreased from 6.2% for the three-months ended March 31, 1997 to 4.6% from the three-months ended March 31, 1998.

  Net Income (Loss). Net income (loss) changed $6,000 from net income of $177,000 for the three-months ended March 31, 1997 to $171,000 for the three-months ended March 31, 1998. As a percentage of net revenue, net income (loss) changed from income of 16.4% for the three-months ended March 31, 1997 to 12.1% for the three-months ended March 31, 1998.

 Absolute Results for 1997 Compared to 1996

  Net Revenue. Net revenue increased $1.3 million, or 38.0%, from $3.5 million in 1996 to $4.8 million in 1997. The growth in net revenue was primarily due to a service arrangement with a national automobile auction company and a large insurance company. Insurance related towing increased throughout California due to a new state law requiring evidence of insurance in order to register or operate a vehicle.

  Gross Profit. Gross profit increased $304,000, or 42.9%, from $709,000 in 1996 to $1.0 million in 1997. As a percentage of net revenue, gross profit increased from 20.5% in 1996 to 21.2% in 1997. These increases were the result of increased volume of business and favorable economies of scale.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $459,000 or 72.2%, from $636,000 in 1996 to $1.1 million in 1997. As a percentage of net revenue, selling, general and administrative expenses increased from 18.4% in 1996 to 22.9% in 1997. These increases were the result of an increase in officer compensation and increased staffing to support business growth.

  Other Expense, Net. Other expense, net increased $2,000, or 50.0%, from $4,000 in 1996 to $6,000 in 1997. As a percentage of net revenue, other expense, net remained constant at 0.1% in 1996 and 1997.

  Income Tax Benefit. Income tax benefit increased $12,000, or 100.0%, from $12,000 in 1996 to $24,000 in 1997. As a percentage of net revenue, income tax benefit increased from 0.4% in 1996 to 0.5% in 1997.

  Net Income (Loss). Net income (loss) changed $145,000 from net income of $81,000 in 1996 to a net loss of $64,000 in 1997. As a percentage of net revenue, net income (loss) changed from income of 2.4% in 1996 to a loss of 1.3% in 1997.

 Absolute Liquidity and Capital Resources

  At March 31, 1998, working capital was $73,000 and debt obligations outstanding were $651,000. The growth in indebtedness related to expanded line of credit borrowing to finance expanded operations.

  Absolute generated $877,000 net cash in operating activities for the three-months ended March 31, 1998. Net cash used in investing activities was $169,000, which was used for equipment purchases. Net cash provided by financing activities was $26,000.

  At December 31, 1997, working capital was $25,000 and debt obligations outstanding were $312,000.

  Absolute used $302,000 net cash in operating activities in 1997. Net cash used in investing activities was $159,000, which was used for equipment purchases. Net cash provided by financing activities was $472,000 related primarily to an increase in borrowings.

AUTO SERVICE CONSOLIDATED RESULTS OF OPERATIONS

  Auto Service's primary business is towing vehicles for commercial and individual customers in the Sacramento, California region. Auto Service has facilities in Sacramento. It operates 28 vehicles and has 55 employees.

  The following table sets forth selected consolidated statement of operations data, and such data as a percentage of net revenue, for the year indicated:

                                                        THREE MONTHS ENDED
                                                             MARCH 31,
                                       YEAR ENDED      -----------------------
                                   DECEMBER 31, 1997      1997        1998
                                   ------------------  ----------  -----------
                                            (DOLLARS IN THOUSANDS)
Net revenue....................... $   3,310    100.0% $744 100.0% $919  100.0%
Cost of revenue...................     2,364     71.4   460  61.8   555   60.4
                                   --------- --------  ---- -----  ----  -----
Gross profit......................       946     28.6   284  38.2   364   39.6
Selling, general and administra-
 tive expenses....................       765     23.1   239  32.1   258   28.1
                                   --------- --------  ---- -----  ----  -----
Income from operations............       181      5.5    45   6.1   106   11.5
Other income (expense), net.......        18      0.6     1   0.1   (28)  (3.0)
                                   --------- --------  ---- -----  ----  -----
Income before income taxes........       163      4.9    46   6.2    78    8.5
Income tax expense................        49      1.5    14   1.9    26    2.8
                                   --------- --------  ---- -----  ----  -----
Net income........................ $     114      3.4% $ 32   4.3% $ 52    5.7%
                                   ========= ========  ==== =====  ====  =====

 Auto Service Results for the three months ended March 31, 1998 compared to the three months ended March 31, 1997

  Net Revenue. Net revenue increased $175,000, or 23.5%, from $744,000 for the three months ended March 31, 1997 to $919,000 for the three months ended March 31, 1998, primarily due to increased volume in commercial and non-road club towing.

  Gross Profit. Gross profit increased $80,000, or 28.2%, from $284,000 for the three months ended March 31, 1997 to $364,000 for the three months ended March 31, 1998. As a percentage of net revenue, gross profit increased from 38.2% for the three months ended March 31, 1997 to 39.6% for the three months ended March 31, 1998.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $19,000, or 7.9%, from $239,000 in 1997 to $258,000 for the three months ended March 31, 1998. As a percentage of net revenue, selling, general and administrative expenses decreased from 32.1% for the three months ended March 31, 1997 to 28.1% for the three months ended March 31, 1998.

  Other Income (expense), Net. Other income (expense), net changed $29,000 from income of $1,000 for the three months ended March 31, 1997 to an expense of $28,000 for the three months ended March 31, 1998. As a percentage of net revenue, other income, net changed from 0.1% for the three months ended March 31, 1997 to 3.0% for the three months ended March 31, 1998. This change in other income, net was primarily attributable to the increase in interest expense.

  Income Tax Expense. Income tax expense changed $12,000 from $14,000 for the three months ended March 31, 1997 to $26,000 for the three months ended March 31, 1998. As a percentage of net revenue, income tax expense changed from 1.9% for the three months ended March 31, 1997 to 2.8% for the three months ended March 31, 1998.

  Net Income. Net income changed $20,000 from net income of $32,000 and for the three months ended March 31, 1997 to a net income of $52,000 for the three months ended March 31, 1998. As a percentage of net revenue, net income changed from income of 4.3% for the three months ended March 31, 1998 to income of 5.7% for the three months ended March 31, 1998.

 Auto Service Liquidity and Capital Resources

  At March 31, 1998, working capital deficiency was $35,000 and debt and capital lease obligations outstanding were $224,000 and $687,000, respectively.

  Auto Service generated $61,000 in net cash from operating activities for the three-months ended March 31, 1998. Net cash used in investing activities was approximately $9,000, which was used for equipment and property purchases. Net cash used by financing activities was $58,000.

  At December 31, 1997, working capital deficiency was $57,000 and debt and capital lease obligations outstanding were $229,000 and $740,000, respectively.

  Auto Service generated $249,000 in net cash from operating activities in 1997. Net cash used in investing activities was approximately $216,000, which was used for equipment and property purchases. Net cash provided by financing activities was $30,000.

KEYSTONE RESULTS OF OPERATIONS

  Keystone's primary business is towing, impounding and storing vehicles for law enforcement agencies and commercial customers in Southern California. Keystone also conducts lien sales of impounded vehicles. Keystone has one facility in Los Angeles. It operates 21 vehicles and has 34 employees.

  The following table sets forth selected statement of operations data, and such data as a percentage of net revenue, for the years indicated:

                                                         THREE MONTHS ENDED
                           YEARS ENDED DECEMBER 31,           MARCH 31,
                           ---------------------------  ----------------------
                               1996           1997         1997        1998
                           -------------  ------------  ----------  ----------
                                       (DOLLARS IN THOUSANDS)
Net revenue............... $3,369  100.0% $3,943 100.0% $907 100.0% $979 100.0%
Cost of revenue...........  2,132   63.3   2,607  66.1   551  60.7   612  62.5
                           ------  -----  ------ -----  ---- -----  ---- -----
Gross profit..............  1,237   36.7   1,336  33.9   356  39.3   367  37.5
Selling, general and ad-
 ministrative expenses....    934   27.7   1,140  28.9   238  26.2   366  37.4
                           ------  -----  ------ -----  ---- -----  ---- -----
Income from operations....    303    9.0     196   5.0   118  13.1     1   0.1
Other income (expense),
 net......................    (26)  (0.8)     43   1.1    12   1.3    14   1.4
                           ------  -----  ------ -----  ---- -----  ---- -----
Net income................ $  277    8.2% $  239   6.1% $130  14.4% $ 15   1.5%
                           ======  =====  ====== =====  ==== =====  ==== =====

 Keystone Results for the three-months ended March 31, 1998, compared to the three-months ended March 31, 1997

  Net Revenue. Net revenue increased $72,000, or 7.9%, from $907,000 for the three-months ended March 31, 1997 to $979,000 for the three-months ended March 31, 1998. The growth in net revenue was primarily due to severe winter weather resulting in increased commercial activity offset by a decrease in municipal activity.

  Gross Profit. Gross profit increased $11,000, or 3.1%, from $356,000 for the three-months ended March 31, 1997 to $367,000 for the three-months ended March 31, 1998. As a percentage of net revenue, gross profit decreased from 39.3% for the three-months ended March 31, 1997 to 37.5% for the three-months ended March 31, 1998. The decrease as a percentage of net revenue was caused primarily by increased depreciation and repair expense related to equipment obtained as part of recent acquisitions.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $128,000, or 53.8%, from $238,000 for the three-months ended March 31, 1997 to $366,000 for the three months ended March 31, 1998. This change in selling, general and administration expenses was a result of an increase in professional fees and increased staffing to support business growth. As a percentage of net revenue, selling, general and administrative expenses increased from 26.2% for the three-months ended March 31, 1997 to 37.4% for the three-months ended March 31, 1998.

  Other Income (Expense), Net. Other income (expense), net changed $2,000 from $12,000 for the three-months ended March 31, 1997 to $14,000 for the three-months ended March 31, 1998. As a percentage of net revenue, other income (expense), net changed from an expense of 1.3% for the three-months ended March 31, 1997 to income of 1.4% for the three-months ended March 31, 1998. This change in other income (expense), net was primarily attributable to the increase in related party management fee income.

  Net Income. Net income decreased $115,000, or 88.5%, from $130,000 for the three-months ended March 31, 1997 to $15,000 for the three-months ended March 31, 1998. As a percentage of net revenue, net income decreased from 14.4% for the three-months ended March 31, 1997 to 1.5% for the three-months ended March 31, 1998.

 Keystone Results for 1997 Compared to 1996

  Net Revenue. Net revenue increased $574,000, or 17.0%, from $3.4 million in 1996 to $3.9 million in 1997. The growth in net revenue was primarily due to increased law enforcement related activity and increased marketing efforts commenced in late 1996, as well as an increase in storage fees for impounded vehicles due to new California legislation enacted in 1996 relating to mandatory 30-day impounds for vehicles operated by unlicensed and uninsured motorists.

  Gross Profit. Gross profit increased $99,000, or 8.0%, from $1.2 million in 1996 to $1.3 million in 1997. As a percentage of net revenue, gross profit decreased from 36.7% in 1996 to 33.9% in 1997. The decrease as a percentage of net revenue was caused primarily by increased depreciation related to equipment purchases.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $206,000, or 22.1%, from $934,000 in 1996 to $1.1 million in 1997. As a percentage of net revenue, selling, general and administrative expenses increased from 27.7% in 1996 to 28.9% in 1997.

  Other Income (Expense), Net. Other income (expense), net changed $69,000 from an expense of $26,000 in 1996 to income of $43,000 in 1997. As a percentage of net revenue, other income (expense), net changed from an expense of 0.8% in 1996 to income of 1.1% in 1997. This change in other income (expense), net was primarily attributable to the increase in management fee income.

  Net Income. Net income decreased $38,000, or 13.7%, from $277,000 in 1996 to $239,000 in 1997. As a percentage of net revenue, net income decreased from 8.2% in 1996 to 6.1% in 1997.

 Keystone Liquidity and Capital Resources

  At March 31, 1998, working capital deficiency was $636,000 and debt obligations outstanding were $681,000.

  Keystone generated $128,000 in net cash from operating activities for the three-months ended March 31, 1998. Net cash used in investing activities was approximately $18,000, which was used for the purchase of equipment. Net cash used in financing activities was approximately $132,000, consisting primarily of a distribution to Keystone's stockholders.

  At December 31, 1997, working capital deficiency was $602,000 and debt obligations outstanding were $793,000.

  Keystone generated $494,000 in net cash from operating activities in 1997. Net cash used in investing activities was approximately $361,000, which was used for the purchase of equipment. Net cash used in financing activities was approximately $254,000, consisting primarily of a distribution to Keystone's stockholders.

                                   BUSINESS

  United Road Services was formed in July 1997 to become a leading national provider of motor vehicle and equipment towing and transport services. Simultaneously with its initial public offering in May 1998, United Road Services acquired the seven Founding Companies. The Company also has entered into a definitive agreement to acquire Keystone and expects to complete the acquisition of Keystone upon municipal approval of a contract assignment. The Company believes that it is one of the largest providers of motor vehicle and equipment towing and transport services in the United States. Of the Founding Companies' combined net revenue in 1997, approximately 58% was derived from Founding Companies which primarily provide transport services, and approximately 42% was derived from Founding Companies which primarily provide towing services.

  The Company offers a broad range of towing and transport services, including towing, impounding and storing motor vehicles, conducting lien sales and auctions of abandoned vehicles and transporting new and used vehicles and heavy construction equipment. The Company derives revenue from towing and transport services based on distance, time or fixed charges and from impounding and storage services based on daily fees. In the event that impounded vehicles are not claimed by their owners within prescribed time periods, the Company is paid from the proceeds of lien sales or auctions. The Company's customers include commercial entities, such as automobile leasing companies, insurance companies, automobile auction companies, automobile dealers, repair shops and fleet operators; law enforcement agencies such as police, sheriff and highway patrol departments; and individual motorists.

OVERVIEW

  The Company estimates that motor vehicle and equipment towing and transport services generated net revenue in excess of $14 billion in the United States in 1997. Based on available data, the Company believes that there are over 36,000 motor vehicle and equipment towing and transport businesses in the United States, most of which are small, local and owner-operated, with limited access to capital for modernization and expansion. The Company believes that demand for the provision of towing and transport services has been impacted by the following factors: an increase in the number and average age of registered vehicles, which increases demand for all types of towing and transport services; a rise in government mandates (and increased enforcement of such mandates) against unlicensed or uninsured drivers and unregistered vehicles, which results in higher demand for towing and impounding services; the growing popularity of leasing which, according to the National Automobile Dealers Association, has risen from 5% of all new auto sales in 1985 to 30% in 1996, which increases demand for transport services to move off-lease vehicles to auctions and dealers for sale; and the increasing mobility of the United States workforce, which increases demand for automobile transport in connection with career-related moves.

  Towing and transport services are provided to the following markets:

  Law Enforcement Agency Towing. This market involves towing vehicles in situations where the driver of the vehicle has been arrested or is unlicensed or uninsured, or where the vehicle has been illegally parked, abandoned, stolen and recovered, or is unregistered. This market also includes impounding and storing towed vehicles in secure lots and conducting lien sales and auctions when owners fail to claim their vehicles within a period prescribed by law (typically between 30 and 90 days). These services are provided to police, sheriff and highway patrol departments. Equipment used in this area consists primarily of light- and medium-duty tow trucks and flatbed trucks.

  New and Used Automobile Transport. This market involves transporting new and used vehicles from factories and ports to automobile dealers, from automobile auctions to dealers, between dealers and from point to point for individuals. Significant customers include automobile manufacturers, leasing companies, insurance companies, automobile dealers, long-distance transporters, brokers and individuals. Equipment used in this area consists primarily of four- to ten-car carriers and flatbed trucks.

  Insurance Salvage Towing. This market involves towing damaged or destroyed vehicles and vehicles otherwise subject to an insurance claim. These services are generally provided on a contractual basis to insurance companies and automobile auction companies. Equipment used in this area consists primarily of flatbed trucks.

  Private Impound Towing. This market involves towing, impounding and storing vehicles illegally parked on private property. These services are similar to law enforcement agency towing and are generally provided to private customers such as shopping centers, retailers and hotels. Equipment used in this area consists primarily of light- and medium-duty tow trucks and flatbed trucks.

  Commercial Road Service. This market involves towing for commercial customers such as automobile dealers and repair shops, as well as providing towing, recovery and roadside assistance and repair of heavy-duty commercial vehicles, such as trucks and buses, for commercial fleet operators. Equipment used in this area ranges from light- and medium-duty trucks used for towing small vehicles to large and sophisticated recovery vehicles costing up to $350,000 used for towing trucks and buses.

  Municipal Freeway Service Towing. This market involves patrolling a preset route on heavily-used freeways and towing or otherwise assisting disabled vehicles. These services are typically provided to local transit districts and other transportation agencies. Equipment used in this area consists primarily of light- and medium-duty tow trucks and flatbed trucks.

  Heavy Equipment Transport. This market involves transporting heavy equipment such as tractors and construction equipment from equipment rental yards to job sites, or from one job site to another. Customers include construction companies, contractors, municipalities and equipment leasing companies. Equipment used in this area consists primarily of very large, heavy-duty flatbed vehicles.

  Consumer Road Service. This market involves towing and roadside assistance and repair of passenger vehicles. Customers include individuals and national motor clubs, which perform marketing and dispatch operations but typically utilize independent companies to perform towing services. Equipment used in this area consists primarily of light- and medium-duty tow trucks and flatbed trucks.

STRATEGY

  The Company believes there are significant opportunities for a national provider of towing and transport services with high quality service to increase revenue and profitability by expanding its scope of services and customer base, achieving operating efficiencies and expanding through acquisitions. As certain areas within the automobile industry experience growth and consolidation, such as new and used automobile dealerships, rental car companies and automobile auction companies, the Company believes that the demand will increase for a provider of towing and transport services with the resources and geographic coverage to serve the expanding needs of these businesses. The Company further believes that effective implementation of its operating and acquisition strategies as described below will position it to secure operating and competitive advantages over smaller competitors. The Company's management team includes executives with experience in implementing acquisition programs and effectively integrating acquired businesses and members of management of the Founding Companies who have significant contacts and experience in towing and transport services. Edward T. Sheehan, the Company's co-founder, Chairman of the Board and Chief Executive Officer, was most recently the President and Chief Operating Officer of United Waste Systems, Inc., a public consolidator of solid waste companies which itself was acquired by USA Waste Services, Inc. in August 1997. While at United Waste Systems, Inc., Mr. Sheehan was responsible for integrating over 200 acquisitions made over a five-year period. In addition, Donald J. Marr, the Company's Chief Financial Officer, oversaw numerous acquisitions during his 11-year tenure at KeyCorp. The Company believes that the combination of its executive management, the management of its acquired companies and the fragmented nature of the towing and transport markets will provide the Company with the capability and opportunity to implement an effective consolidation strategy. The Company has obtained a $50.0 million revolving line of credit from a group of banks for whom Bank of America is acting as agent to be used, in part, to finance future acquisitions.

 OPERATING STRATEGY

  Provide High Quality Service. The Company believes that timely, professional and dependable service is the primary generator of repeat towing and transport service business. The Company will seek to capitalize on the particular strengths of its acquired companies to offer high quality service to all of its customers. The Company intends to implement proven practices of its acquired companies throughout its operations in areas such as dispatching technology, driver training and professionalism, preventive maintenance and safety.

  Expand Scope of Services and Customer Base. The Company intends to expand the scope of its services by introducing certain capabilities of its individual acquired companies in other markets where the Company believes such services can be successfully marketed. For example, the Company intends to provide local vehicle pick-up and delivery services for cross-country transporters at certain acquired companies with regional towing capabilities that have not offered such services to date. Additionally, the Company intends to capitalize on its lien sale and auction experience by implementing such practices at selected acquired operations that do not currently offer them. The Company believes that its size and financial and other resources will permit it to attract customers and contracts that require greater towing, transporting and storage capabilities than those possessed by local owner-operators. The Company intends to utilize its geographic diversity to pursue additional business from existing customers that operate on a regional or national basis, such as leasing companies, insurance companies and automobile auction companies. The Company also will seek to develop additional capabilities and services to complement its existing operations. For example, as a key part of its development of a national network of transport operations, the Company intends to establish regional marshalling yards, which will enable the Company to collect vehicles in one location and allocate them to particular transport vehicles and routes to maximize asset utilization.

  Achieve Operating Efficiencies. The Company will seek to achieve operating efficiencies through improved asset utilization by implementing a "hub-and-spoke" strategy within identified towing markets, with a centralized hub for management, dispatch and maintenance operations that supports multiple satellite truck and impound yards. The Company believes that this strategy will allow it to provide timely service throughout a particular market, while also enabling it to consolidate certain duplicative dispatch systems and facilities, thereby spreading certain fixed costs over a larger vehicle fleet. The Company also expects to realize cost savings by centralizing certain administrative functions at its headquarters in Albany, New York, including insurance, employee benefits, accounting and risk management. In the future, the Company intends to use its purchasing power to seek improved pricing in areas such as fuel, vehicles and parts.

  Maintain Local Expertise. The Company anticipates that members of management of the Founding Companies and companies to be acquired in the future will continue to maintain local control of their daily operations. The Company believes that this will allow it to take advantage of the local and regional market knowledge, name recognition and customer relationships possessed by each acquired company.

 ACQUISITION STRATEGY

  Enter New Geographic Markets. As part of its "hub-and-spoke" operating strategy, the Company intends to acquire established, high-quality companies in markets where it can establish a leading market position to serve as core businesses into which additional operations may be consolidated. The Company also intends to acquire transport businesses with complementary transport routes and capabilities in markets across North America in order to create an integrated national transport network. The Company further believes that by virtue of its regional towing and storage operations it will accumulate significant quantities of vehicles requiring subsequent delivery to auctions, repair shops or scrap metal facilities, so that these operations will feed its transport services.

  Expand Within Existing Geographic Markets. Once the Company has established a core presence in a market, it will seek to strengthen its market position by acquiring additional large companies that offer similar services. The Company will also pursue "tuck-in" acquisitions of smaller companies, whose businesses can be integrated into the Company's operations, thereby utilizing the Company's existing infrastructure over a broader vehicle fleet and revenue base. In addition, the Company may seek to vertically integrate its operations by acquiring companies which offer complementary services that the Company does not currently offer. In cases where acquired companies have developed local and regional goodwill and cultivated customer relationships, the Company intends to maintain the existing business names and identities of such acquired companies.

  The Company believes it will be regarded by acquisition candidates as an attractive acquiror because of: (i) the Company's strategy for creating a national, comprehensive and professionally managed towing and transport service company; (ii) the Company's decentralized operating strategy, which emphasizes an ongoing role for owners, management and key personnel of acquired businesses, as well as meaningful equity positions for these individuals which will enable them to participate in the Company's growth;
(iii) the Company's increased visibility and access to financial resources as a public company; and (iv) the potential for increased profitability of acquired companies due to centralization of administrative functions, access to increased marketing resources and purchasing economies.

  As consideration for its acquisitions, the Company intends to use a combination of Common Stock, cash and debt. The consideration for each future acquisition will vary on a case-by-case basis, with the major factors in establishing the purchase price being historical operating results, future prospects of the target and the ability of the target to complement the services offered by the Company.

OPERATIONS AND SERVICES PROVIDED

  The Company provides a broad range of towing and transport services for a diverse group of commercial, governmental and individual customers. Towing and transport services typically begin with a telephone call to the Company requesting assistance or transport. The call may come from a law enforcement officer, a commercial fleet dispatcher, a private business or an individual. The dispatcher records the relevant information regarding the vehicle to be towed or transported, checks the location and status of the Company's vehicle fleet, typically using a computerized positioning system, and assigns the job to a particular vehicle. The driver collects the vehicle and tows or transports it to one of several locations, depending on the nature of the customer.

  Law Enforcement Agency Towing. The Company provides these towing services to various law enforcement agencies. In this market, vehicles are typically towed to a Company facility where the vehicle is impounded and placed in storage. The vehicle remains in storage until its owner pays the towing fee, which is typically based on an hourly charge, and any daily storage fees, to the Company, as well as any fines due to the law enforcement agency. If the vehicle is not claimed within a period prescribed by law (typically between 30 and 90 days), the Company completes lien proceedings and sells the vehicle at auction or to a scrap metal facility, depending on the value of the vehicle. Depending on the jurisdiction, the Company either may keep all of the proceeds from vehicle sales, or may keep proceeds up to the amount of accrued towing and storage fees and remit the remainder to the law enforcement agency. These services are in some cases provided under contracts with police, sheriff and highway patrol departments, typically for terms of five years or less, that are terminable for material breach and are typically subject to competitive bidding upon expiration. In other cases, the Company provides these services to law enforcement agencies without a long-term contract. Whether pursuant to a contract or an ongoing relationship, these services are generally provided by the Company for a designated geographic area, or shared with one or more other companies on a rotation basis.

  New and Used Automobile Transport. The Company provides automobile transport services to leasing companies, automobile dealers, automobile auction companies, long-distance transporters, brokers and individuals. Services typically are provided as needed by particular customers and charged according to pre-set rates based on mileage. The Company transports large numbers of vehicles from automobile auctions, where off-lease vehicles are sold, to individual dealers. In addition, the Company provides transport services for dealers who transfer new cars from one region to another based on demand. The Company also provides local collection and delivery support to long-haul automobile transporters. A significant portion of transport work involves transporting automobiles from factories in the United States to individual dealerships. The Company currently does not transport vehicles for major domestic automobile manufacturers because this business is dominated by a few large carriers with established relationships.

  Insurance Salvage Towing. The Company provides insurance salvage towing services pursuant to contractual arrangements with insurance companies and automobile auction companies for a per-vehicle fee based on the towing distance. This business involves secondary towing, since the vehicles involved typically have already been towed to a storage facility. For example, after an accident, the damaged or destroyed vehicle is usually towed to a garage or impound yard. The Company's insurance salvage towing operations collect these towed vehicles and deliver them to repair shops, automobile auction companies or scrap metal facilities at the direction of the customer.

  Private Impound Towing. The Company provides private impound towing services to private customers, such as shopping centers, retailers and hotels, which engage the Company to tow vehicles that are parked illegally on their property. As in law enforcement agency towing, revenues are generated by the Company through the collection of towing and storage fees from vehicle owners, and from the sale of vehicles that are not claimed.

  Commercial Road Service. The Company provides commercial road services to a broad range of commercial customers, including automobile dealers and repair shops. The Company typically charges a flat fee and a mileage premium for these towing services. Commercial road services also include towing and recovery of heavy-duty trucks, recreational vehicles, buses and other large vehicles, typically for commercial fleet operators. The Company charges an hourly rate based on the towing vehicle used for these specialized services.

  Heavy Equipment Transport. The Company provides heavy equipment transport services to construction companies, contractors, municipalities and equipment leasing companies. Service fees are based on the vehicle used and the distance traveled.

  Consumer Road Service. The Company also tows disabled vehicles for individual motorists and national motor clubs. Vehicles are generally towed to repair facilities for a flat fee paid by either the individual motorist or the motor club. Consumer road service represents a significant portion of the towing and transport service industry, but the Company has not focused on this area to date.

  The Company also may provide municipal freeway towing services in the future.

SALES AND MARKETING; CUSTOMERS

  The Company believes that the commitment to consistent high quality service demonstrated by the Founding Companies has produced long-term relationships with many existing customers and positions the Company to expand market penetration through the use of enhanced sales and marketing efforts. Prior to their acquisition by the Company, the Founding Companies have largely focused on building and maintaining personal relationships with customers, while also using limited print advertising in newspapers and industry periodicals. The Company intends to focus its marketing efforts on large governmental and commercial accounts, including leasing companies, insurance companies and law enforcement agencies. The Company also intends to augment the capabilities and contacts of the owners and general managers of its acquired companies with a sales program designed to identify significant target customers and expand working relationships with existing customers.

  Although the Company generally has a diverse customer base, one customer, Insurance Auto Auctions ("IAA"), accounted for approximately 11.0% of its combined net revenue in 1997 and approximately 10.7% of its combined net revenue in the three months ended March 31, 1998. The Company provides towing services to IAA pursuant to a contract that expires in 1999, but renews automatically for an additional three-year period, unless either party elects to the contrary. The contract is terminable by either party at any time for material breach upon 30 days' prior written notice. The Company expects that IAA will continue to account for a significant percentage of the Company's revenue for the foreseeable future. The loss of a significant customer, including IAA, could have a material adverse effect on the Company's business, financial condition and results of operations.

DISPATCH AND INFORMATION SYSTEMS

  Each of the Founding Companies operates a local dispatch system to assign individual towing and transport vehicles to particular service calls. Most of the Founding Companies utilize computerized positioning systems which identify and track vehicle location and status, thereby decreasing response times and increasing asset utilization. The Company intends to continue to use existing dispatch systems of its acquired companies for its towing and transport operations, while exploring possibilities with respect to implementing a national dispatch system to support its transport operations and building regional towing dispatch systems in identified markets where the Company has established a leading market position.

  The Company is in the process of selecting and implementing systems that will enable it to centralize its accounting and financial reporting activities at its headquarters in Albany, New York. The Company anticipates that it will need to upgrade and expand its information technology systems on an ongoing basis as it expands its operations and completes acquisitions. The Company is not aware of any material systems problems related to calendar year 2000 at any acquired company and expects that its new accounting and financial reporting system will be year 2000 compatible.

COMPETITION

  The provision of towing and transport services is extremely competitive. Competition for the delivery of towing and transport services is based primarily on quality, service, timeliness, price and geographic proximity. The Company competes with certain large towing and transport companies on a regional and local basis, some of which may have greater financial and marketing resources than the Company. The Company also competes with thousands of smaller local companies, which may have lower overhead cost structures than the Company and may, therefore, be able to provide their services at lower rates than the Company. The Company believes that it will be able to compete effectively because of its high quality service, geographic scope, broad range of services offered, experienced management and operational economies of scale. The Company intends to seek to differentiate itself from its competition in terms of service and quality by investing in training, systems and equipment and by offering a broad range of products and services, and in terms of timeliness and geographic proximity by establishing facilities and vehicles in targeted geographic markets so that the Company will be positioned to provide timely vehicle response to service calls. The Company may also face competition for acquisition candidates from companies which are attempting, or may attempt in the future, to consolidate towing and transport service providers. Some of the Company's current or future competitors may be better positioned than the Company to finance acquisitions, to pay higher prices for acquisition candidates pursued by the Company or to finance their internal operations.

GOVERNMENT REGULATION AND ENVIRONMENTAL MATTERS

  Towing and transport services are subject to various federal, state and local laws and regulations regarding equipment, driver certification, training and recordkeeping, and workplace safety. The Company's vehicles and facilities are subject to periodic inspection by the United States Department of Transportation and similar state and local agencies. The Company's failure to comply with such laws and regulations could subject it to substantial fines and could lead to the closure of operations that are not in compliance. In addition, certain government contracting laws and regulations may impact the Company's ability to acquire complementary businesses in a given city or county. Companies providing towing and transport services are required to have numerous federal, state and local licenses and permits for the conduct of their respective businesses. Upon consummation of acquisitions of such companies, the Company will be required to effect the transfer of or apply for such licenses and permits in order to conduct its business. Any failure by the Company to obtain such licenses and permits or delay in the Company's receipt of such licenses and permits could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company's operations are subject to a number of federal, state and local laws and regulations relating to the storage of petroleum products, hazardous materials and impounded vehicles, as well as safety regulations relating to the upkeep and maintenance of Company vehicles. In particular, the Company's operations are subject to federal, state and local laws and regulations governing leakage from salvage vehicles, waste disposal, the handling of hazardous substances, environmental protection, remediation, workplace exposure and other matters. The Company's management believes that the Company is in substantial compliance with all such laws and regulations and does not currently anticipate that the Company will be required to expend any substantial amounts in the foreseeable future in order to meet current environmental or workplace health and safety requirements. It is possible that an environmental claim could be made against the Company or that the Company could be identified by the Environmental Protection Agency, a state agency or one or more third parties as a potentially responsible party under federal or state environmental laws. If the Company were to be named a potentially responsible party, the Company could be forced to incur substantial investigation, legal and remediation costs, which could have a material adverse effect on the Company's business, financial condition and results of operations.

SAFETY AND TRAINING

  The Company utilizes a variety of programs to improve safety and promote an accident-free environment, including regular driver training and certification, drug testing and safety bonuses. These programs are designed to ensure that all employees comply with safety standards established by the Company, its insurance carriers and federal, state and local laws and regulations. The Company believes that its emphasis on safety and training will assist it in attracting and retaining quality employees.

FACILITIES AND VEHICLES

  As of May 15, 1998, the Company operated 15 facilities to garage, repair and maintain towing and transport vehicles, impound and store towed vehicles and conduct lien sales and auctions. All of the Company's facilities are leased from other parties and, in seven cases, those parties are former owners or affiliates of the Founding Companies. See "Certain Transactions --Transactions Involving Certain Directors and Principal Stockholders." Many of the Company's facilities are capable of being utilized at higher capacities, if necessary. The Company will seek to consolidate facilities and vehicle storage capacity in the future.

  As of May 15, 1998, the Company operated a fleet of approximately 285 towing and transport vehicles, which the Company believes are generally well-maintained and adequate for its current operations.

RISK MANAGEMENT, INSURANCE AND LITIGATION

  The primary liability risks in the Company's operations include bodily injury, property damage, workers' compensation claims and, potentially, environmental and land use claims. The Company maintains insurance on a Company-wide basis, subject to customary deductibles. Although companies acquired by the Company have been, from time to time, parties to litigation arising in the ordinary course of their respective businesses, most of which involves claims for personal injury or property damage incurred in connection with their operations, the Company is not currently involved in any litigation that the Company believes will have a material adverse effect on its business, financial condition or results of operations.

EMPLOYEES

  As of May 15, 1998, the Company had approximately 370 employees and approximately 95 independent contractors. None of the Company's employees are subject to collective bargaining agreements.

                                  MANAGEMENT

DIRECTORS AND OFFICERS

  The following table sets forth the name, age and position of the Company's directors and officers:

              NAME                 AGE                           POSITION
Edward T. Sheehan................  56  Chairman of the Board, Chief Executive Officer and Secretary
Allan D. Pass....................  49  Senior Vice President and Chief Operating Officer
Donald J. Marr...................  39  Senior Vice President and Chief Financial Officer
Richard P. McGinn, Jr............  33  Vice President and Corporate Controller
Edward W. Morawski...............  49  Vice President and Director
Grace M. Hawkins.................  52  Director
Donald F. Moorehead, Jr..........  47  Director
Todd Q. Smart....................  33  Director
Edward D. Smith..................  60  Director

---------------------

  Edward T. Sheehan has served as Chairman of the Board and Chief Executive Officer since October 1997. Mr. Sheehan was President from December 1992 to August 1997, and Chief Operating Officer from 1994 to August 1997, of United Waste Systems, Inc. ("United"), when United was sold to USA Waste Services, Inc. He was Senior Vice President and Chief Financial Officer of Clean Harbors, Inc., a publicly-held environmental services company, from September 1990 to April 1992. From 1966 to 1990, Mr. Sheehan held several financial and operating positions with General Electric Company ("GE"), including Manager-- Finance for GE's power generation service businesses, factory automation operations and Europe, Africa and Middle East Divisions. Mr. Sheehan currently serves as a director of Gundle/SLT Environmental, Inc., an environmental products company.

  Allan D. Pass, Ph.D has served as Senior Vice President and Chief Operating Officer of the Company since January 1998. From 1986 until February 1998, he served as the Chief Executive Officer and President of National Behavioral Science Consultants, Inc., a consulting firm specializing in innovative productivity and profitability enhancement and human resource programs. From September 1991 until June 1995, Dr. Pass also served as a Corporate Vice President for Chambers Development Corporation.

  Donald J. Marr has served as Senior Vice President and Chief Financial Officer of the Company since January 1998. From 1986 through 1997, he held a series of management positions with KeyCorp, most recently as Senior Vice President, Planning and Analysis. From January 1984 to October 1986, he held various positions at the accounting firm of Coopers & Lybrand. Mr. Marr is a certified public accountant.

  Richard P. McGinn, Jr. has served as Vice President and Corporate Controller of the Company since January 1998. From August 1996 to December 1997, he served as Chief Financial Officer and Corporate Controller of Health Research Inc., a non-profit corporation specializing in grant sponsored research programs. From 1987 to August 1996, Mr. McGinn held various positions at the accounting firm of KPMG Peat Marwick LLP, including Senior Audit Manager. Mr. McGinn is a certified public accountant.

  Edward W. Morawski has served as Vice President and a director of the Company since May 1998. Mr. Morawski founded Northland in 1977 and served as its President from inception until its acquisition by the Company.

  Grace M. Hawkins has been a director of the Company since May 1998. Since 1991, Ms. Hawkins has been President of Lotus Publications, Inc., a publishing company specializing in marketing for the transportation industry. From 1985 to 1991, she served as President of T.T. Publications, Inc., a magazine publisher. She has authored numerous articles relating to the towing industry.

  Donald F. Moorehead, Jr. has been a director of the Company since May 1998. From June 1995 to August 1997, he served as Vice Chairman and Chief Development Officer of USA Waste Services, Inc., the third largest solid waste management company in the United States. From October 1990 to June 1995, he served as its Chairman, and from October 1990 to May 1994, he also served as its Chief Executive Officer. From 1985 to

1990, Mr. Moorehead was Chairman and Chief Executive Officer of Mid-American Waste Services, Inc. Mr. Moorehead currently serves as a director of FYI, Inc., a document reproduction and storage company, and Metal Management, Inc., a scrap metal recycling company.

  Todd Q. Smart has been a director of the Company since May 1998. Mr. Smart is also involved in the management of Absolute's operations and provides acquisition-related consulting services to the Company. Mr. Smart founded Absolute in 1988 and served as its President from inception until its acquisition by the Company.

  Edward D. Smith has been a director of the Company since May 1998. Mr. Smith served as President of Quality from 1988 until its acquisition by the Company. He has also served as Vice President of Nevada Recycling Corporation since 1988.

  Mark J. Henninger will become a director of the Company upon consummation of the Keystone acquisition. Mr. Henninger will also continue to be involved in the management of Keystone's operations and will provide acquisition-related consulting services to the Company upon consummation of the Keystone acquisition. Mr. Henninger founded Keystone in 1991 and has served as its President since inception.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors intends to establish an Audit Committee and a Compensation Committee in the near future. The Audit Committee will serve to:
(i) make recommendations to the Board of Directors with respect to the independent auditors who conduct the annual examination of the Company's accounts; (ii) review the scope of the annual audit and meet periodically with the Company's independent auditors to review their findings and recommendations; (iii) approve major accounting policies or changes thereto; and (iv) periodically review the Company's principal internal financial controls. The Compensation Committee will serve to review the compensation of executive officers of the Company and make recommendations regarding such compensation to the Board of Directors.

COMPENSATION OF DIRECTORS

  Certain directors who are not employees or consultants of the Company are entitled to receive (i) an annual grant of options to purchase 20,000 shares of Common Stock upon being elected as a director of the Company at the fair market value on the date of grant and (ii) cash compensation of approximately $2,500 for each meeting attended. Directors who are employees or consultants of the Company do not receive additional compensation for serving as directors. All directors are reimbursed for expenses incurred in attending meetings of the Board or committees thereof.

EXECUTIVE COMPENSATION; EMPLOYMENT AGREEMENTS; COVENANTS-NOT-TO-COMPETE

  The Company was incorporated in July 1997 and conducted no operations during 1997 other than activities related to the Acquisitions and the initial public offering. The Company did not pay any of its executive officers compensation during 1997. The Company anticipates that during 1998 its most highly compensated executive officers will be Messrs. Sheehan, Marr, Morawski and McGinn and Dr. Pass (collectively, the "Named Executive Officers").

  The Company has entered into employment agreements with each of the Named Executive Officers. Pursuant to such agreements, each executive is entitled to receive a base salary and will be eligible to receive a performance bonus as determined by the Board of Directors. The annual base salaries of the executives are as follows: Mr. Sheehan--$200,000; Dr. Pass--$150,000; Mr. Marr--$75,000; Mr. Morawski--$150,000; and Mr. McGinn--$90,000. Each
employment agreement has an initial term of three years (beginning in February 1998 in the case of Mr. Sheehan, May 1998 in the case of Mr. Morawski and January 1998 in the case of the other Named Executive Officers), unless terminated by either party prior to the end of such initial term. Each agreement also may be terminated upon the death or disability of the executive or for "cause" upon notice by the Company to the executive. The employment agreements provide that if the executive is terminated without cause, such executive will be paid a severance amount payable in accordance with the Company's regular pay schedule equal to the base salary paid to such executive for the following periods: Mr. Sheehan--six months; Dr. Pass--two years; Mr. Marr--one year; Mr. McGinn--one year and Mr. Morawski--the remainder of the initial term of the agreement. For purposes of such severance payments, a voluntary termination of employment by any of Messrs. Marr, McGinn or Dr. Pass within six months after a termination of employment of Mr. Sheehan for any reason constitutes a termination without cause. Mr. Sheehan's employment agreement contains a covenant not to solicit employees or customers of the Company for a period of one year after termination of his employment. The employment agreements of each of the other Named Executive Officers contain covenants not to compete with the Company and covenants not to solicit employees or customers of the Company for a period of one year following termination of the agreements.

1998 STOCK OPTION PLAN

  The Company's 1998 Stock Option Plan (the "1998 Stock Option Plan") is intended to provide directors, officers, employees and consultants of the Company with an opportunity to invest in the Company and to advance the interests of the Company and its stockholders by enabling the Company to attract and retain qualified personnel. The 1998 Stock Option Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and nonqualified stock options. The maximum number of shares of Common Stock that may be subject to options granted under the 1998 Stock Option Plan may not exceed, in the aggregate, 1,278,885 shares. Shares of Common Stock that are attributable to grants that have expired or been terminated, cancelled or forfeited are available for issuance in connection with future grants. The Compensation Committee will administer the 1998 Stock Option Plan and select the individuals who will receive awards and establish the terms and conditions of such awards.

  Options to purchase a total of 215,000 shares of Common Stock with a weighted average exercise price of $9.00 per share had been granted to officers and consultants of the Company as of May 1, 1998 as follows: 90,000 shares to Dr. Pass; 50,000 shares to Mr. Marr; 40,000 shares to Mr. McGinn; an aggregate of 35,000 shares to two consultants. Each such option vests at the rate of 33 1/3% per year, commencing on the first anniversary of the date of grant, and will expire ten years after the date of grant.

                             CERTAIN TRANSACTIONS

  In November 1997, the Company issued 744,000 shares of Common Stock to Mr. Sheehan for cash consideration of $20,000. Mr. Sheehan purchased the shares under a Stock Purchase and Restriction Agreement pursuant to which such shares are subject to repurchase by the Company, at the Company's discretion, at the price paid for such shares in the event that Mr. Sheehan voluntarily terminates his employment or is discharged for "cause." This repurchase right expired with respect to 372,000 shares upon consummation of the initial public offering, and will expire with respect to the remaining 372,000 shares in August 1999.

  In January 1998, the Company issued an aggregate of 218,736 shares of Common Stock to private investors for cash consideration of $735,000, of which Mr. Moorehead purchased 29,760 shares for $100,000 and Mr. Smith purchased 11,904 shares for $40,000. All of the investors in the January 1998 private placement, including Messrs. Moorehead and Smith, have agreed with the Company not to sell any shares acquired in such private placement for the period ending one year from the date of the initial public offering.

   The aggregate consideration paid by United Road Services in the acquisitions of the Founding Companies was $27.8 million in cash, 2,375,741 shares of Common Stock and the assumption of approximately $9.8 million in outstanding indebtedness of the Founding Companies. The aggregate consideration for the Keystone acquisition is expected to be $4.5 million in cash, 377,624 shares of Common Stock and the assumption of $657,000 in outstanding indebtedness. In addition, for each of the years 1998 through 2002 the Company will be required to make an earn-out payment to the stockholders of each Founding Company and Keystone that achieves target levels of net revenue. The target level for 1998 is generally 110% of 1997 net revenue of the particular company's business and for the years 1999 through 2002 is 110% of the greater of the prior year's actual net revenue or target net revenue. If target net revenue is achieved for a particular year, an initial payment equal to 5% of the excess of actual net revenue over the target level is due. In addition, once the target level of net revenue for a particular year is met, subsequent and equal payments will also be due for each year through 2002, provided that the actual net revenue for the respective subsequent year exceeds the actual net revenue for the year that the earn-out target was first achieved. Any required earn-out payments will be made in the form of Common Stock of the Company.

  The consummation of the Keystone acquisition is subject to customary conditions. These conditions include, among others, the continuing accuracy on the closing date of the Keystone acquisition of the representations and warranties of Keystone and the principal stockholders thereof and of the Company, the performance by each of them of all covenants included in the agreements relating to the Keystone acquisition, the receipt of certain governmental and third party consents and the non-existence of a material adverse change in the business, financial condition or results of operations of Keystone. There can be no assurance that the conditions to closing of the Keystone acquisition will be satisfied or waived or that the Keystone acquisition will be consummated. Under Keystone's contract to provide police towing for a specified police district in Los Angeles, the consent of the Los Angeles City Council is required for the Company's succession to such contract, and the receipt of this consent is required as a condition to the Company's obligation to consummate the Keystone acquisition. While the Company expects that the required approval will be obtained, there can be no assurance that this will be the case or that the Company will acquire Keystone. Either Keystone and its stockholder or the Company may terminate the Keystone acquisition agreement if the acquisition has not been consummated on or before September 1, 1998.

  The following table sets forth the consideration paid by United Road Services for each Founding Company and the consideration expected to be paid for Keystone (without giving effect to any earn-out payments that may be required) and the total indebtedness which would have been assumed by the Company had the acquisitions of the Founding Companies and Keystone occurred on March 31, 1998:

                                                        SHARES OF      TOTAL
                       NAME                     CASH   COMMON STOCK INDEBTEDNESS
                                                    (DOLLARS IN THOUSANDS)
     Northland................................ $ 8,307    692,277     $ 1,433
     Falcon...................................   4,282    356,850       1,466
     Quality..................................   5,129    485,750       2,711
     Caron....................................   3,000    250,000       3,698
     Absolute.................................   3,567    297,267         651
     Auto Service.............................   1,651    137,554         911
     Milne....................................   1,873    156,043         868
                                               -------  ---------     -------
       Total Founding Companies...............  27,809  2,375,741      11,738
     Keystone.................................   4,531    377,624         718
                                               -------  ---------     -------
       Total.................................. $32,340  2,753,365     $12,456
                                               =======  =========     =======

  In connection with the Acquisitions and as consideration for their interests in the Founding Companies, certain officers, directors and holders of more than five percent of the outstanding shares of Common Stock of the Company received cash and shares of Common Stock as follows:

                                                                     SHARES OF
                          NAME                            CASH      COMMON STOCK
                                                     (IN THOUSANDS)
     Edward W. Morawski.............................     $8,307       692,277
     Edward D. Smith................................        413        39,156
     Todd Q. Smart..................................      3,567       297,267

  In connection with the Keystone acquisition and as consideration for his interest in Keystone, Mr. Henninger, who will become a director of the Company upon consummation of the Keystone acquisition, is expected to receive $4.5 million in cash and 377,624 shares of Common Stock.

  Prior to consummation of the Absolute acquisition, Absolute distributed to Mr. Smart personal assets not included in the transaction with a book value of $65,000.

  Prior to consummation of the Keystone acquisition, Keystone intends to make a cash distribution in an amount that is expected to be less than $150,000 to Mr. Henninger to pay taxes on S corporation earnings. In addition, Keystone intends to distribute to Mr. Henninger personal assets not included in the transaction with a book value of $56,000.

  From time to time prior to the acquisition of Quality by the Company, Quality advanced amounts to, and borrowed amounts from, entities of which Mr. Smith was a shareholder or member. At December 31, 1997, these entities owed Quality a net amount of approximately $743,000. This amount, plus accrued interest of approximately $89,000, was repaid to Quality prior to consummation of the acquisition of Quality by the Company.

  In addition, Quality paid management fees to Eureka Management llc ("Eureka"), an entity which was approximately 50% beneficially owned by Mr. Smith. Prior to consummation of the acquisition of Quality by the Company, Quality paid $80,000 to Eureka for management fees accrued in 1998. Fees paid by Quality to Eureka were $200,000 in each of the fiscal years ended January 31, 1996 and 1997.

  Pursuant to the agreements entered into in connection with the acquisitions of the Founding Companies and Keystone the stockholders of the Founding Companies and Keystone have agreed not to compete with the Company for a period of five years from the date of consummation of the initial public offering in defined businesses and geographic areas.

  In connection with the Absolute acquisition, the Company entered into a consulting agreement with Mr. Smart. Pursuant to this agreement, Mr. Smart is entitled to receive from the Company a consulting fee equal to two percent of the gross revenue of each company that Mr. Smart assists the Company in acquiring, with the fee being based upon such acquired company's gross revenue for the twelve months immediately preceding the acquisition. Mr. Smart's consulting agreement is for a term of three years. In addition, in connection with the Northland acquisition, the Company entered into an employment agreement with Mr. Morawski pursuant to which he will serve as a Vice President of the Company for a term of three years, with an annual base salary of $150,000.

  Upon consummation of the Keystone acquisition, the Company will enter into a consulting agreement with Mr. Henninger. Pursuant to the agreement, Mr. Henninger will be entitled to receive from the Company a consulting fee equal to two percent of the gross revenue of each company that Mr. Henninger assists the Company in acquiring, with the fee being based upon such acquired company's gross revenue for the twelve months immediately preceding the acquisition. Mr. Henninger's consulting agreement will be for a term of three years.

  The employment and consulting agreements described above also contain covenants not to compete with the Company for one year after the termination of the agreement.

  Mr. Henninger is seeking the award of a contract for police towing in a police district in Los Angeles. Mr. Smart is seeking a similar award in another district. If either such award is made, Mr. Henninger or Mr. Smart, as the case may be, will conduct such operations through a newly formed entity to be controlled by him. The Company has the option to purchase such entities, commencing one year after consummation of the Keystone acquisition in the case of Mr. Henninger and 18 months after consummation of the Absolute acquisition in the case of Mr. Smart, ending in either case three years after consummation of the respective acquisition. The purchase price under each of these options is equal to 13 times the after-tax net income of the entity for the 12-month period prior to the exercise of the option, which is substantially equal to the multiple to be paid for Keystone and Absolute. The Henninger option will terminate if the Keystone acquisition is not completed.

  Prior to consummation of the initial public offering, Quality (i) formed and funded a new limited liability company, Exodus Holdings llc ("Exodus") and transferred real property and related improvements having a book value of approximately $917,000 to Exodus in consideration of Exodus assuming approximately $200,000 in debt relating to one of the parcels of real property being transferred, and Quality becoming a member of Exodus with a 98% non-voting interest, and (ii) transferred all of its interest in Exodus to Mr. Smith and another shareholder of Quality in redemption of shares representing 2.7% of the outstanding shares of Quality held by them. The Company leases the real estate and related property from Exodus pursuant to a five year lease for an annual rent of approximately $46,000 for the first 30 months and approximately $70,000 for the final 30 months. In addition, certain outstanding indebtedness of Quality to its former owner (which totalled approximately $1.6 million as of December 31, 1997) that was secured by the capital stock and certain assets of Quality, including certain of the real property transferred to Exodus, was assumed by the Company in connection with the Quality acquisition, and repaid from the net proceeds of the Offering.

  Prior to its acquisition by the Company, Quality leased certain real property in Las Vegas, Nevada from Nevada Recycling Corporation, of which Mr. Smith is a 50% shareholder. Amounts paid pursuant to such leases were approximately $96,000 for the year ended January 31, 1997 and the twelve-month period ended December 31, 1997, respectively. The Company has agreed to lease such facilities from Nevada Recycling Corporation pursuant to two separate lease agreements that each have a term of five years and provide for an annual rent of $96,000 and $12,000, respectively.

  Certain stockholders of the Founding Companies who became directors of the Company upon consummation of the initial public offering had guaranteed obligations of their respective Founding Companies prior to the acquisition of such Founding Companies by the Company. The Company intends to obtain the release of these guarantees as soon as practicable.

COMPANY POLICY

  Any future transactions with directors, officers, employees or affiliates of the Company will be approved in advance by a majority of disinterested members of the Board of Directors.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information with regard to the beneficial ownership of the Common Stock as of June 1, 1998, by (a) each person who is known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock, (b) each of the Company's directors, (c) each Named Executive Officer, and (d) all directors and executive officers as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the securities listed below, based on information provided by such owners, have sole investment and voting power with respect to the Common Stock shown below as being beneficially owned by them, subject to community property laws where applicable. Unless otherwise indicated, the address of each beneficial owner is c/o United Road Services, Inc., 8 Automation Lane, Albany, New York 12205.

                         NUMBER OF
          NAME            SHARES   PERCENT
Edward T. Sheehan(1)....   714,000   5.6%
Edward W. Morawski......   692,277   5.4
John David Floyd........   356,850   2.8
Todd Q. Smart...........   297,267   2.3
Edward D. Smith.........    51,060    *
Donald F. Moorehead,
 Jr.....................    29,760    *
Allan D. Pass...........       --    --
Donald J. Marr..........       --    --
Grace M. Hawkins........       --    --
Mark McKinney...........   930,000   7.3
Ross Berner.............   930,000   7.3
All directors and
 executive officers
 as a group  (8
 persons)............... 1,784,364  14.0%

---------------------
*  Less than one percent.
(1) Includes 10,000 shares held by a child of Mr. Sheehan, as to which shares Mr. Sheehan disclaims beneficial ownership.

  Upon consummation of the Keystone acquisition, the Company intends to elect Mark Henninger to its Board of Directors. Mr. Henninger is expected to receive 377,624 shares of Common Stock upon consummation of the Keystone acquisition, which would represent 2.9% of the Common Stock outstanding at that time.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  The Company's authorized capital stock consists of 40,000,000 shares of capital stock consisting of 35,000,000 shares of Common Stock, $0.001 par value, and 5,000,000 shares of Preferred Stock, $0.001 par value. As of June 1, 1998, there were 12,788,477 shares of Common Stock and no shares of Preferred Stock outstanding. The following discussion of the material features of the capital stock of the Company is intended as a summary only and is qualified in its entirety by reference to the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, which are included as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

  The holders of Common Stock are entitled to one vote for each share held of record by them on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of Preferred Stock that may be issued, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available for the payment of dividends. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive rights or rights to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable.

PREFERRED STOCK

  The Company's Board of Directors (the "Board") has the authority, without action by the stockholders, to designate and issue up to 5,000,000 shares of Preferred Stock in one or more series and to designate the dividend rate, voting rights and other rights, preferences and restrictions of each series, any or all of which may be greater than the rights of the Common Stock. The Company has no present plans to issue any shares of Preferred Stock.

  One of the effects of undesignated Preferred Stock may be to enable the Board to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise and to protect the continuity of the Company's management. The issuance of shares of Preferred Stock may adversely affect the rights of holders of Common Stock. For example, Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Common Stock or may otherwise adversely affect the market price of the Common Stock.

CLASSIFIED BOARD OF DIRECTORS; FILLING VACANCIES

  The Company's Amended and Restated Certificate of Incorporation (the "Certificate") provides that the Board shall be divided into three classes and that the number of directors in each class shall be as nearly equal as is possible based upon the number of directors constituting the entire Board. The Certificate effectively provides that the term of office of the first class will expire at the first annual meeting of stockholders of the Company, the term of office of the second class will expire at the second annual meeting of stockholders of the Company, and the term of office of the third class will expire at the third annual meeting of stockholders of the Company. At each annual meeting of stockholders, successors to directors of the class whose term expires at such meeting will be elected to serve for three-year terms and until their successors are elected and qualified.

  The classification of directors has the effect of making it more difficult for stockholders to change the composition of the Board. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board. Such a delay may help to provide the Board with sufficient time to analyze an unsolicited proxy contest, a tender or exchange offer or any other extraordinary corporate transaction. However, such classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. The classification of the Board could thus increase the likelihood that incumbent directors will retain their positions.

  Under Delaware law, unless otherwise provided in the certificate of incorporation, directors serving on a classified board may only be removed by the stockholders for cause. The Certificate does not override this provision. The Certificate does provide that, subject to the rights of any holders of Preferred Stock, newly created directorships resulting from an increase in the authorized number of directors or vacancies on the Board resulting from death, resignation, retirement, disqualification or removal of directors or any other cause may be filled only by the Board (and not by the stockholders unless there are no directors in office), provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. Accordingly, the Board could prevent any stockholder from enlarging the Board and filling the new directorships with such stockholder's own nominees.

  The provisions of the Certificate governing the removal of directors and the filling of vacancies may have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of the Company, or of attempting to change the composition or policies of the Board, even though such attempts might be beneficial to the Company or its stockholders. These provisions of the Certificate could thus increase the likelihood that incumbent directors will retain their positions.

STOCKHOLDER MEETING PROVISIONS

  The Certificate and the Company's Amended and Restated Bylaws (the "Bylaws") provide that (subject to the rights of any holders of Preferred Stock) (i) only a majority of the Board or the Chief Executive Officer is able to call a special meeting of stockholders; and (ii) stockholder action may be taken only at a duly called and convened annual or special meeting of stockholders and may not be taken by written consent. These provisions, taken together, prevent stockholders from forcing consideration by the stockholders of stockholder proposals over the opposition of the Board, except at an annual meeting.

  The Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as director, or to bring other business before an annual meeting of stockholders of the Company (the "Notice Procedure").

  The Notice Procedure provides that, subject to the rights of any holders of Preferred Stock, only persons who are nominated by or at the direction of the Board, any committee appointed by the Board, or by a stockholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected will be eligible for election as directors of the Company. The Notice Procedure provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Board, any committee appointed by the Board, or by a stockholder who has given timely written notice to the Secretary of the Company of such stockholder's intention to bring such business before such meeting. Under the Notice Procedure, to be timely, notice of stockholder nominations or proposals to be made at an annual or special meeting must be received by the Company not less than 60 days nor more than 90 days prior to the scheduled date of the meeting (or, if less than 70 days' notice or prior public disclosure of the date of the meeting is given, then not later than the 15th day following the earlier of (i) the day such notice was mailed or (ii) the day such public disclosure was made). These notices must contain certain prescribed information.

  The Notice Procedure affords the Board an opportunity to consider the qualifications of proposed director nominees or the merit of stockholder proposals, and, to the extent deemed appropriate by the Board, to inform stockholders about such matters, and also provides a more orderly procedure for conducting annual meetings of stockholders.

  Although the Bylaws do not give the Board any power to approve or disapprove stockholder nominations for the election of directors or proposals for action, the foregoing provisions may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, if the proper advance notice procedures are not followed, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and its stockholders.

DELAWARE LAW

  The Company is a Delaware corporation and subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the date such person became an interested stockholder, subject to certain exceptions such as approval of the board of directors and of the holders of at least two-thirds of the outstanding shares of voting stock not owned by the interested stockholder. The existence of this provision is expected to have an anti-takeover effect, possibly inhibiting attempts that might result in a premium over the market price for the shares of Common Stock held by stockholders.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

  Pursuant to the provisions of the Delaware General Corporation Law, the Company has adopted provisions in the Certificate which provide that directors of the Company shall not be personally liable for monetary damages to the Company or its stockholders for a breach of fiduciary duty as a director, except for liability as a result of (i) a breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
(iii) an act related to the unlawful stock repurchase or payment of a dividend under Section 174 of Delaware General Corporation Law; and (iv) transactions from which the director derived an improper personal benefit. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

  The Bylaws require the Company to indemnify its officers and directors and permit the Company to indemnify its other agents, by bylaws, agreements or otherwise, to the fullest extent permitted under Delaware law. The Company intends to enter into separate indemnification agreements with its directors and officers which may, in some cases, be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms.

TRANSFER AGENT

  The Company's transfer agent and registrar for its Common Stock is American Stock Transfer and Trust Company.

                                    EXPERTS

  The financial statements of United Road Services, Inc., the combined financial statements of Northland Auto Transporters, Inc. and Northland Fleet Leasing, Inc., the combined financial statements of Caron Auto Works, Inc. and Caron Auto Brokers, Inc., the consolidated financial statements of Smith-Christensen Enterprises, Inc. and subsidiary, the consolidated financial statements of ASC Transportation Services and subsidiary, and the financial statements of Falcon Towing and Auto Delivery, Inc., Absolute Towing and Transporting, Inc., and Keystone Towing, Inc. to the extent and for the periods indicated in their reports, have been included herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          PAGE
UNITED ROAD SERVICES, INC. AND FOUNDING COMPANIES AND KEYSTONE UNAUDITED
 PRO FORMA COMBINED FINANCIAL STATEMENTS
  Unaudited Pro Forma Combined Financial Statements--Basis of Presenta-
   tion..................................................................  F-3
  Unaudited Pro Forma Combined Balance Sheet.............................  F-4
  Unaudited Pro Forma Combined Statement of Operations...................  F-5
  Notes to Unaudited Pro Forma Combined Financial Statements.............  F-7
UNITED ROAD SERVICES, INC.
  Independent Auditors' Report........................................... F-10
  Balance Sheet.......................................................... F-11
  Statement of Operations................................................ F-12
  Statement of Stockholders' Equity (Deficit)............................ F-13
  Statement of Cash Flows................................................ F-14
  Notes to Financial Statements.......................................... F-15
FOUNDING COMPANIES
NORTHLAND AUTO TRANSPORTERS, INC. AND NORTHLAND FLEET LEASING, INC.
  Independent Auditors' Report........................................... F-18
  Combined Balance Sheets................................................ F-19
  Combined Statements of Operations...................................... F-20
  Combined Statements of Stockholder's Equity............................ F-21
  Combined Statements of Cash Flows...................................... F-22
  Notes to Combined Financial Statements................................. F-23
FALCON TOWING AND AUTO DELIVERY, INC.
  Independent Auditors' Report........................................... F-29
  Balance Sheets......................................................... F-30
  Statements of Operations............................................... F-31
  Statements of Stockholder's Equity..................................... F-32
  Statements of Cash Flows............................................... F-33
  Notes to Financial Statements.......................................... F-34
SMITH-CHRISTENSEN ENTERPRISES, INC. AND SUBSIDIARY
  Independent Auditors' Report........................................... F-39
  Consolidated Balance Sheets............................................ F-40
  Consolidated Statements of Operations.................................. F-41
  Consolidated Statements of Stockholders' Equity........................ F-42
  Consolidated Statements of Cash Flows.................................. F-43
  Notes to Consolidated Financial Statements............................. F-44
CARON AUTO WORKS, INC. AND CARON AUTO BROKERS, INC.
  Independent Auditors' Report........................................... F-51
  Combined Balance Sheets................................................ F-52
  Combined Statements of Operations...................................... F-53
  Combined Statements of Stockholders' Equity............................ F-54
  Combined Statements of Cash Flows...................................... F-55
  Notes to Combined Financial Statements................................. F-56


ABSOLUTE TOWING AND TRANSPORTING, INC.
  Independent Auditors' Report............................................. F-62
  Balance Sheets........................................................... F-63
  Statements of Operations................................................. F-64
  Statements of Stockholder's Equity....................................... F-65
  Statements of Cash Flows................................................. F-66
  Notes to Financial Statements............................................ F-67
ASC TRANSPORTATION SERVICES AND SUBSIDIARY
  Independent Auditors' Report............................................. F-71
  Consolidated Balance Sheet............................................... F-72
  Consolidated Statement of Operations..................................... F-73
  Consolidated Statement of Stockholders' Deficit.......................... F-74
  Consolidated Statement of Cash Flows..................................... F-75
  Notes to Consolidated Financial Statements............................... F-76

----------------

KEYSTONE TOWING, INC.
  Independent Auditors' Report............................................. F-81
  Balance Sheets........................................................... F-82
  Statements of Operations................................................. F-83
  Statements of Stockholder's Equity....................................... F-84
  Statements of Cash Flows................................................. F-85
  Notes to Financial Statements............................................ F-86

        UNITED ROAD SERVICES, INC. AND FOUNDING COMPANIES AND KEYSTONE

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                             BASIS OF PRESENTATION

  The following unaudited pro forma combined financial statements give effect to the acquisitions by United Road Services of the outstanding capital stock of Northland, Falcon, Caron, Quality, Absolute, Auto Service and Milne (each a "Founding Company" and collectively the "Founding Companies"), as well as the acquisition of Keystone. The acquisitions of the Founding Companies will occur simultaneously with and as a condition to consummation of the Offering. The Keystone acquisition is expected to be consummated after the Offering is completed. All of these acquisitions will be accounted for using the purchase method of accounting. United Road Services has been identified as the accounting acquirer, in accordance with Staff Accounting Bulletin ("SAB") 97 for financial statement presentation purposes since its former common stockholders will receive the largest portion of the voting rights of the combined corporation.

  The unaudited pro forma combined balance sheet gives effect to the Acquisitions and the Offering as if they had occurred on March 31, 1998. The unaudited pro forma combined statement of operations gives effect to these transactions as if they had occurred on January 1, 1997.

  To the extent the owners of the Founding Companies and Keystone have contractually agreed to reductions in salary, bonuses and benefits, these reductions have been reflected in the unaudited pro forma combined statements of operations. With respect to other potential cost savings, United Road Services has not and cannot quantify these savings until completion of the Acquisitions. It is anticipated that these savings will be offset in part by costs related to United Road Services' new corporate management and by the costs associated with being a public company. However, because these costs cannot be quantified at this time, they have not been included in the unaudited pro forma combined financial statements of the Company.

  The pro forma adjustments are based on estimates, available information and certain assumptions, and may be revised, as additional information becomes available. The pro forma financial information does not purport to represent what United Road Services' financial position or results of operations would actually have been had such transactions occurred on these dates and are not necessarily representative of United Road Services' financial position or results of operations for any future period. Since the Founding Companies and Keystone were not under common control or management during the periods presented, historical combined results may not be comparable to, or indicative of, future performance. See "Risk Factors" included elsewhere herein. The unaudited pro forma combined financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.

                          UNITED ROAD SERVICES, INC.

                  UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                MARCH 31, 1998
                                (IN THOUSANDS)

                      UNITED                                                         PRO FORMA                       POST
                       ROAD                                                         ACQUISITION         PRO FORMA ACQUISITION
                     SERVICES NORTHLAND FALCON QUALITY CARON  ABSOLUTE  ASC   MILNE ADJUSTMENTS         COMBINED  ADJUSTMENTS
      ASSETS
 Cash and cash
 equivalents......    $   65      807       3     308     30     745     133    --    $  --              $2,091     $48,422(c)(d)
 Accounts
 receivable.......       --       815     563     284  1,044     107     258    246      --               3,317         --
  Less:
  allowance.......       --       --      --      --     --      --      --     --       --                 --          --
                      ------    -----   -----   -----  -----   -----   -----  -----   ------             ------     -------
 Accounts
 receivable, net..       --       815     563     284  1,044     107     258    285      --               3,317         --
 Accounts
 receivable from
 related parties
 and employees....       --        41     --       66    510     --        2      3      --                 622         --
 Inventory........       --       --       26      29     91     --        9      9      --                 164         --
 Notes
 receivables......       --        21     --      --     153     --      --     --       --                 174         --
 Prepaid and other
 current assets...         3       93     150      48    175      27      67     21      --                 584         --
                      ------    -----   -----   -----  -----   -----   -----  -----   ------             ------     -------
  Total Current
  Assets..........        68    1,777     742     735  2,003     879     469    279      --               6,952      48,422
 Property and
 equipment, net...       387    3,886   2,453   3,166  3,310     424     764    995    1,827(a)(b)       17,212         --
 Accounts
 receivable--
 related parties--
 non-current......       --       --      --      454    --      --      --     --       --                 454         --
 Other non-current
 assets, net......     1,450       23     --       99     67      31      26    --       --               1,696         --
 Goodwill.........       --       --      --      --     --      --      --     --    45,464(a)(b)       45,464         540(c)
                      ------    -----   -----   -----  -----   -----   -----  -----   ------             ------     -------
 Total Assets.....    $1,905    5,686   3,195   4,454  5,380   1,334   1,259  1,274   47,291             71,778      48,962
                      ======    =====   =====   =====  =====   =====   =====  =====   ======             ======     =======
  LIABILITIES AND
 STOCKHOLDERS' EQ-
       UITY
 Current
 installment of
 notes payable....    $  --       324     355     522    549      17      18    314     (162)(b)          1,937         --
 Current
 installment of
 lease
 obligations......       --       132     369     --     233     --      249    --       --                 983         --
 Borrowings under
 lines of credit..       --       --       45     --     250     556     --     --       --                 851         --
 Payable to
 related parties--
 current..........       202       48     --      --     --      --      --     --       --                 250         --
 Accounts
 payable..........     1,304      204     595     164    815     233      81    197      --               3,593         --
 Income taxes
 payable..........       --       317     216     336      8     --       47    --       --                 924
 Payable to
 stockholders.....       --       --      --      --     --      --      --     --    29,332(a)(b)       29,332     (29,332)(d)
 Other accrued
 liabilities......       --       135     288      47    218     --      109     56      --                 853         --
                      ------    -----   -----   -----  -----   -----   -----  -----   ------             ------     -------
  Total Current
  Liabilities.....     1,506    1,160   1,868   1,069  2,073     806     504    567   29,170             38,723     (29,332)
 Notes payable,
 excluding current
 installments.....       --       219      73   2,188  2,003      78     206    554   (1,556)(b)          3,765         --
 Capital lease
 obligations,
 excluding current
 installments.....       --       710     624     --     663     --      458    --       --               2,435         --
 Deferred income
 taxes............       --       244      11     313     54     --       83    --     1,044 (b)          1,749         --
                      ------    -----   -----   -----  -----   -----   -----  -----   ------             ------     -------
 Total
 Liabilities......     1,506    2,333   2,576   3,570  4,793     884   1,231  1,121   28,658             46,672     (29,332)
 Stockholders'
 Equity:
  Common stock....         3        2     --       20      2      43      24     28     (117)(a)(c)           5           7 (c)
  Additional paid-
  in capital......       802      --      --      --      10     --       33    --    24,662 (b)(b)(c)   25,507      78,287 (c)
  Retained
  earnings
  (accumulated
  deficit)........      (406)   3,351     619     864    605     407     (29)   125   (5,942)(b)           (406)        --
  Treasury stock..       --       --      --      --     (30)    --      --     --        30 (b)            --          --
                      ------    -----   -----   -----  -----   -----   -----  -----   ------             ------     -------
  Total
  Stockholders'
  Equity
  (deficit).......       399    3,353     619     864    587     450      28    153   18,633             25,106      78,294
                      ------    -----   -----   -----  -----   -----   -----  -----   ------             ------     -------
 Total Liabilities
 and Stockholders'
 Equity...........    $1,905    5,686   3,195   4,454  5,380   1,334   1,259  1,274   47,291             71,778      48,962
                      ======    =====   =====   =====  =====   =====   =====  =====   ======             ======     =======

                     PRO FORMA                           PRO FORMA
                     COMBINED          KEYSTONE           COMBINED
                        AS     ------------------------- AS FURTHER
                     ADJUSTED  HISTORICAL ADJUSTMENTS(F)  ADJUSTED
      ASSETS
 Cash and cash
 equivalents......    $50,513    $  49       $(4,681)     $45,881
 Accounts
 receivable.......      3,317      137           --         3,454
  Less:
  allowance.......        --       --            --           --
                     --------- ---------- -------------- ----------
 Accounts
 receivable, net..      3,317      137           --         3,454
 Accounts
 receivable from
 related parties
 and employees....        622        5           --           627
 Inventory........        164       61           --           225
 Notes
 receivables......        174        5           --           179
 Prepaid and other
 current assets...        584      104           --           688
                     --------- ---------- -------------- ----------
  Total Current
  Assets..........     55,374      361        (4,681)      51,054
 Property and
 equipment, net...     17,212      967           193       18,372
 Accounts
 receivable--
 related parties--
 non-current......        454      --            --           454
 Other non-current
 assets, net......      1,696       81           --         1,797
 Goodwill.........     46,004      --          8,385       54,389
                     --------- ---------- -------------- ----------
 Total Assets.....    120,740    1,409         3,897      126,046
                     ========= ========== ============== ==========
  LIABILITIES AND
 STOCKHOLDERS' EQ-
       UITY
 Current
 installment of
 notes payable....      1,937      273           --         2,210
 Current
 installment of
 lease
 obligations......        983      --            --           983
 Borrowings under
 lines of credit..        851       68           --           919
 Payable to
 related parties--
 current..........        250       48           --           298
 Accounts
 payable..........      3,593      187           --         3,780
 Income taxes
 payable..........        924      --            --           924
 Payable to
 stockholders.....        --       --            --           --
 Other accrued
 liabilities......        853      421           --         1,274
                     --------- ---------- -------------- ----------
  Total Current
  Liabilities.....      9,391      997           --        10,388
 Notes payable,
 excluding current
 installments.....      3,765      304           --         4,069
 Capital lease
 obligations,
 excluding current
 installments.....      2,435      --            --         2,435
 Deferred income
 taxes............      1,749      --             78        1,827
                     --------- ---------- -------------- ----------
 Total
 Liabilities......     17,340    1,301            78       18,719
 Stockholders'
 Equity:
  Common stock....         12       20           (20)          12
  Additional paid-
  in capital......    103,794      --          3,927      107,721
  Retained
  earnings
  (accumulated
  deficit)........       (406)      88           (88)        (406)
  Treasury stock..        --       --            --           --
                     --------- ---------- -------------- ----------
  Total
  Stockholders'
  Equity
  (deficit).......    103,400      108         3,819      107,327
                     --------- ---------- -------------- ----------
 Total Liabilities
 and Stockholders'
 Equity...........    120,740    1,409         3,897      126,046
                     ========= ========== ============== ==========

   The accompanying notes are an integral part of these unaudited pro forma combined financial statements

             UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                         YEAR ENDED DECEMBER 31, 1997

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                   UNITED                                                           PRO FORMA
                    ROAD                                                           ACQUISITION   PRO FORMA
                  SERVICES NORTHLAND FALCON  QUALITY CARON  ABSOLUTE  ASC   MILNE  ADJUSTMENTS   COMBINED
Net revenue......  $ --     10,159   7,785    6,802  6,627   4,780   3,310  3,136       --        42,599
Cost of revenue..    --      7,342   5,956    3,849  6,304   3,767   2,364  1,676      (498)(b)   30,760
                   -----    ------   -----    -----  -----   -----   -----  -----    ------       ------
 Gross profit....    --      2,817   1,829    2,953    323   1,013     946  1,460       498       11,839
Selling general
and
administrative
expenses.........    174     1,379   1,614    1,390    511   1,095     765  1,316    (2,345)(a)    5,899
Goodwill
amortization.....    --        --      --       --     --      --      --     --      1,159 (c)    1,159
                   -----    ------   -----    -----  -----   -----   -----  -----    ------       ------
Income (loss)
from operations..   (174)    1,438     215    1,563   (188)    (82)    181    144     1,684        4,781
Other income
(expense):
 Interest
 expense.........    --       (139)   (148)    (277)  (141)    (15)    (72)   (43)      156 (d)     (679)
 Interest income.    --         36     --         4      8     --      --     --        --            48
 Gain (loss) on
 sale of assets..    --        (35)     99      --     115       9      19    --        --           207
 Other...........    --         89      74      (27)    30     --       35    --        --           201
                   -----    ------   -----    -----  -----   -----   -----  -----    ------       ------
Income (loss)
before income
taxes............   (174)    1,389     240    1,263   (176)    (88)    163    101     1,840        4,558
Income tax
expense
(benefit)........    --        335     108      441    (95)    (24)     49     12     1,273 (e)    2,099
                   -----    ------   -----    -----  -----   -----   -----  -----    ------       ------
Net income
(loss)...........  $(174)    1,054     132      822    (81)    (64)    114     89       567        2,459
                   =====    ======   =====    =====  =====   =====   =====  =====    ======       ======
Basic earnings
per share (f)....                                                                                 $ 0.32
                                                                                                  ======
Diluted earnings
per share (f)....                                                                                 $ 0.31
                                                                                                  ======
                           KEYSTONE
                  --------------------------
                                             PRO FORMA
                                              COMBINED
                                             AS FURTHER
                  HISTORICAL ADJUSTMENTS (G)  ADJUSTED
Net revenue......   3,943          --          46,542
Cost of revenue..   2,607         (103)        33,264
                  ---------- --------------- ----------
 Gross profit....   1,336          103         13,278
Selling general
and
administrative
expenses.........   1,140         (556)         6,483
Goodwill
amortization.....     --           208          1,367
                  ---------- --------------- ----------
Income (loss)
from operations..     196          451          5,428
Other income
(expense):
 Interest
 expense.........     (71)         --            (750)
 Interest income.       2          --              50
 Gain (loss) on
 sale of assets..      36          --             243
 Other...........      76          --             277
                  ---------- --------------- ----------
Income (loss)
before income
taxes............     239          451          5,248
Income tax
expense
(benefit)........     --           371          2,470
                  ---------- --------------- ----------
Net income
(loss)...........     239           80          2,778
                  ========== =============== ==========
Basic earnings
per share (f)....                              $ 0.33
                                             ==========
Diluted earnings
per share (f)....                              $ 0.32
                                             ==========

   The accompanying notes are an integral part of these unaudited pro forma combined financial statements

             UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                       THREE-MONTHS ENDED MARCH 31, 1998

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                    UNITED                                                         PRO FORMA
                     ROAD                                                         ACQUISITION  PRO FORMA
                   SERVICES NORTHLAND FALCON  QUALITY CARON  ABSOLUTE ASC  MILNE  ADJUSTMENTS  COMBINED
Net revenues.....   $ --      3,057   1,966    1,955  2,117   1,409   919   474       --        11,897
Cost of
revenues.........     --      2,451   1,430    1,224  1,571   1,055   555   406      (125)(b)    8,567
                    -----     -----   -----    -----  -----   -----   ---  ----      ----       ------
 Gross profit....     --        606     536      731    546     354   364    68       125        3,330
Selling general
and
administrative...     390       282     506      521    361     104   258   276      (777)(a)    1,921
Goodwill
amortization.....     --        --      --       --     --      --    --    --        287 (c)      287
                    -----     -----   -----    -----  -----   -----   ---  ----      ----       ------
Income (loss)
from operations..    (390)      324      30      210    185     250   106  (208)      615        1,122
Other income
(expense):
 Interest
 expense.........     --        (10)    (10)     (64)   (78)    (14)  (18)  --         39 (d)     (155)
 Interest
 income..........       5        32     --       --     --      --    --    --        --            37
 Gain (loss) on
 sale of assets..     --         60     --       --     --      --    (10)  --        --            50
 Other...........     --        --      --      (181)     3     --    --    --        --          (178)
                    -----     -----   -----    -----  -----   -----   ---  ----      ----       ------
Income (loss)
before income
taxes............    (385)      406      20      (35)   110     236    78  (208)      654          876
Income tax
expense
(benefit)........    (153)       98       9       (9)    37      65    26   --        392 (e)      465
                    -----     -----   -----    -----  -----   -----   ---  ----      ----       ------
Net income
(loss)...........   $(232)      308      11      (26)    73     171    52  (208)      262          411
                    =====     =====   =====    =====  =====   =====   ===  ====      ====       ======
Basic earnings
per share (f)....                                                                               $ 0.05
                                                                                                ======
Diluted earnings
per share (f)....                                                                               $ 0.05
                                                                                                ======
                            KEYSTONE
                   --------------------------
                                              PRO FORMA
                                               COMBINED
                                              AS FURTHER
                   HISTORICAL ADJUSTMENTS (G)  ADJUSTED
Net revenues.....     979           --          12,876
Cost of
revenues.........     612           (26)         9,153
                   ---------- --------------- ----------
 Gross profit....     367            26          3,723
Selling general
and
administrative...     366          (139)         2,148
Goodwill
amortization.....     --             52            339
                   ---------- --------------- ----------
Income (loss)
from operations..       1           113          1,236
Other income
(expense):
 Interest
 expense.........     (12)          --            (167)
 Interest
 income..........     --            --              37
 Gain (loss) on
 sale of assets..     --            --              50
 Other...........      26           --            (152)
                   ---------- --------------- ----------
Income (loss)
before income
taxes............      15           113          1,004
Income tax
expense
(benefit)........     --             72            537
                   ---------- --------------- ----------
Net income
(loss)...........      15            41            467
                   ========== =============== ==========
Basic earnings
per share (f)....                               $ 0.05
                                              ==========
Diluted earnings
per share (f)....                               $ 0.05
                                              ==========

   The accompanying notes are an integral part of these unaudited pro forma combined financial statements

        UNITED ROAD SERVICES, INC. AND FOUNDING COMPANIES AND KEYSTONE

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1. GENERAL:

  United Road Services was founded to become a leading national provider of motor vehicle and equipment towing and transport services. United Road Services acquired the Founding Companies simultaneously with the initial public offering and expects to acquire Keystone after the Offering and upon obtaining municipal approval to a contract assignment.

  The historical financial statements reflect the financial position and results of operations of the Founding Companies and Keystone and were derived from the respective financial statements of the Founding Companies and Keystone included elsewhere herein, except for those of Milne, which are compiled from Milne's accounting records. The information included in these financial statements for the individual Founding Companies and Keystone is as of and for the three-months ended March 31, 1998 and for the year ended December 31, 1997, with the exception of Caron for which the information is as of and for the three-months ended March 31, 1998 and for the fiscal year ended September 30, 1997.

2. ACQUISITION OF FOUNDING COMPANIES:

  Simultaneously with the initial public offering, United Road Services acquired by merger all of the Founding Companies and expects to acquire Keystone in the near future. All of the acquisitions are accounted for using the purchase method of accounting with United Road Services being treated, in accordance with SAB 97, as the accounting acquirer since its former common shareholders will receive the largest portion of the voting rights of the combined corporation.

  The following table sets forth the consideration paid in cash and in shares of Common Stock to the stockholders of each of the Founding Companies (without giving effect to any earn-out payments that may be required or any indebtedness of the Founding Companies that may be assumed by the Company). For purposes of computing the estimated purchase price for accounting purposes, the value of the shares of Common Stock was determined using an estimated fair value of $10.40 per share (or $24.7 million), which represents a discount of 20% from the initial public offering price of $13.00 due to restrictions on the sale and transferability of the shares issued. The total estimated purchase price of $52.5 million for the Acquisitions is based upon preliminary estimates and is subject to certain purchase price adjustments following closing of the Acquisitions. Additionally, the Company believes that the final estimated purchase price will not materially differ from the preliminary estimate.

                                                                    SHARES OF
                                                         CASH     COMMON STOCK
                                                       (DOLLARS IN THOUSANDS)
   Northland.......................................... $    8,307       692,277
   Falcon.............................................      4,282       356,850
   Quality............................................      5,129       485,750
   Caron..............................................      3,000       250,000
   Absolute...........................................      3,567       297,267
   Auto Service.......................................      1,651       137,554
   Milne..............................................      1,873       156,043
                                                       ----------  ------------
     Total............................................    $27,809     2,375,741
                                                       ==========  ============

  Additionally, upon consummation of the Keystone acquisition, the stockholder will receive cash consideration of $4.5 million and 377,624 shares of Common Stock.

        UNITED ROAD SERVICES, INC. AND FOUNDING COMPANIES AND KEYSTONE

3. UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS:

  (a) Reflects the distribution to stockholders of two Founding Companies of certain assets and liabilities that are specifically excluded from the transactions.

  (b) Reflects the acquisition of the Founding Companies by United Road Services for a total estimated purchase price of $52.5 million consisting of $27.8 million in cash and 2,375,741 shares of Common Stock valued at $10.40 per share (or $24.7 million). The purchase price less the net assets acquired, including an adjustment for property and equipment to fair market value, including the resulting tax effect, results in excess purchase price of $45.5 million. Based upon management's preliminary analysis, it is anticipated that the historical value of the assets and liabilities of the acquired companies, with the exception of the adjustments made for property and equipment, will approximate fair value. Management has not identified any other material tangible or intangible assets to which a portion of the purchase price could be reasonably allocated. In connection with the Acquisitions, the Company has agreed to make contingent payments with shares of Common Stock, if earned, to the former stockholders of the Founding Companies over a five year period based on formulas in their respective agreements. The target level for 1998 is generally 110% of 1997 net revenue of the particular Founding Company's business and for the years 1999 through 2002 is 110% of the greater of the prior year's actual net revenue or target net revenue. If target net revenue is achieved for a particular year, an initial payment equal to 5% of the excess of actual net revenue over the target level is due. In addition, once the target level of net revenue for a particular year is met, subsequent and equal payments will also be due for each year through 2002, provided that the actual net revenue for the respective subsequent year exceeds the actual net revenue for the year that the earn-out target was first achieved. Amounts earned under the agreements will be recorded as additional goodwill and amortized over the remaining amortization period.

  (c) Reflects the cash proceeds of $76.2 million from the issuance of 6,600,000 shares of United Road Services Common Stock, net of offering costs of $7.5 million (based on the initial public offering price of $13.00 per share), acquisition costs of $500,000 and the repayment of $1.6 million of debt which will be paid from the proceeds of the Offering. Offering costs consist primarily of underwriting discounts and commissions, accounting fees, legal fees and printing expenses. Acquisition costs consist primarily of legal fees.

  (d) Reflects the cash portion of the consideration to be paid to the stockholders of the Founding Companies in connection with the Acquisitions.

  (e) Reflects a $150,000 distribution to Keystone's shareholder to pay taxes on S Corporation earnings and the acquisition of Keystone by the Company for a total estimated purchase price of $8.5 million, consisting of $4.5 million in cash and 377,624 shares of Common Stock valued at $10.40 per share (or $3.9 million). The purchase price less the net assets acquired, including an adjustment for property and equipment to fair market value, including the resulting tax effect, results in excess purchase price of $8.4 million. Based upon management's preliminary analysis, it is anticipated that the historical carrying value of the assets and liabilities of Keystone, with the exception of the adjustments made for property and equipment, will approximate fair value. Management has not identified any other material tangible or intangible assets to which a portion of the purchase price could be reasonably allocated.

  In connection with this acquisition, the Company has agreed to make contingent payments with shares of Common Stock, if earned, to the former stockholder of Keystone over a five year period based on an agreed formula. The target level for 1998 is generally 110% of 1997 net revenue of Keystone's business and for the years 1999 through 2002 is 110% of the greater of the prior year's actual net revenue or target net revenue. If target net revenue is achieved for a particular year, an initial payment equal to 5% of the excess of actual net

        UNITED ROAD SERVICES, INC. AND FOUNDING COMPANIES AND KEYSTONE revenue over the target level is due. In addition, once the target level of net revenue for a particular year is met, subsequent and equal payments will also be due for each year through 2002, provided that the actual net revenue for the respective subsequent year exceeds the actual net revenue for the year that the earn-out target was first achieved. Amounts earned under the agreement will be recorded as additional goodwill and amortized over the remaining amortization period.

4. UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS ADJUSTMENTS:

 Year Ended December 31, 1997 and three-months ended March 31, 1998

  (a) Reflects $2.3 million and $797,000 of reductions in salaries, bonuses and benefits to the former stockholders of the Founding Companies to which they have contractually agreed for the year ended December 31, 1997 and for the three-months ended March 31, 1998, respectively.

  (b) Adjusts the depreciation of vehicles based upon adjusted carrying values utilizing lives of 10 to 15 years.

  (c) Reflects the amortization over a 40-year estimated life of goodwill to be recorded as a result of the Acquisitions, which is non-deductible for tax purposes.

  (d) Reflects the reduction in interest expense related to $1.6 million and $1.5 million of debt at December 31, 1997 and March 31, 1998 respectively which will be repaid from the net proceeds of the Offering.

  (e) Reflects the incremental provision for federal and state income taxes relating to all entities being combined and other statements of operations adjustments at an estimated rate of 38%.

  (f) The number of shares used in the calculations of basic and diluted earnings per share have been derived as follows:

                                                             PRO FORMA COMBINED
                                                   PRO FORMA     AS FURTHER
                                                   COMBINED       ADJUSTED
   Shares issued in connection with the formation
    of the Company...............................  2,604,000     2,604,000
   Shares issued in the Offering.................  2,594,863     2,969,676
   Shares issued in January 1998.................    218,736       218,736
   Shares issued in connection with the
    Acquisitions.................................  2,375,741     2,753,365
                                                   ---------     ---------
   Basic shares estimated to be outstanding......  7,793,340     8,545,777
   Incremental effect of options on shares
    outstanding..................................     54,000        54,000
                                                   ---------     ---------
   Diluted shares estimated to be outstanding....  7,847,340     8,599,777
                                                   =========     =========

  (g) Reflects $556,000 and $139,000 of reductions in salaries, bonuses and benefits which have been contractually agreed for the year ended December 31, 1997 and the three months ended March 31, 1998.

  Adjusts the depreciation of vehicles based upon adjusted carrying values utilizing lives of 10 to 15 years.

  Reflects the amortization over a 40-year estimated life of goodwill to be recorded as a result of the acquisition of Keystone, which is non-deductible for tax purposes.

  Reflects the incremental provision for federal and state income taxes relating to the acquisition of Keystone and other statements of operations adjustments at an estimated rate of 40%.

                         INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors
United Road Services, Inc.:

  We have audited the accompanying balance sheet of United Road Services, Inc. as of December 31, 1997, and the related statement of operations, stockholders' equity (deficit), and cash flows for the period from July 25, 1997 (inception) through December 31, 1997. These financial statements are the responsibility of United Road Services, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of United Road Services, Inc. as of December 31, 1997, and the results of its operations and its cash flows for the period from July 25, 1997 (inception) through December 31, 1997 in conformity with generally accepted accounting principles.

                                          /s/ KPMG Peat Marwick LLP

Albany, New York
February 24, 1998, except as
to Notes (4) and 4(g), which
are as of May 8, 1998 and May
6, 1998, respectively

                           UNITED ROAD SERVICES, INC.

                                 BALANCE SHEET

                                                       DECEMBER 31,  MARCH 31,
                                                           1997        1998
                                                       ------------ -----------
                                                                    (UNAUDITED)
                        ASSETS
Current assets:
  Cash and cash equivalents...........................  $  49,987   $   65,352
                                                        ---------   ----------
Prepaid expenses......................................        --         2,790
                                                        ---------   ----------
    Total current assets..............................     49,987       68,142
                                                        ---------   ----------
Property and equipment:
  Computer and related equipment......................        --       354,472
  Furniture and fixtures..............................        --        33,810
                                                        ---------   ----------
                                                              --       388,282
Accumulated depreciation..............................        --        (1,691)
                                                        ---------   ----------
  Property and equipment, net.........................        --       386,591
                                                        ---------   ----------
Deferred offering costs...............................        --       793,248
Deferred acquisition costs............................        --       473,250
Deferred financing costs..............................        --        30,000
Deferred income taxes.................................        --       153,333
                                                        ---------   ----------
    Total assets......................................  $  49,987   $1,904,564
                                                        =========   ==========
    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Payable to related parties (note 3).................  $  91,874   $  201,506
  Accounts payable....................................     62,077    1,303,713
                                                        ---------   ----------
    Total current liabilities.........................    153,951    1,505,219
                                                        ---------   ----------
Stockholders' equity (deficit):
  Common stock, $.001 par value. Authorized 35,000,000
   common shares and 5,000,000 preferred shares;
   issued and outstanding 2,604,000 shares............      2,604        2,823
  Additional paid-in capital..........................     67,396      802,177
  Accumulated deficit.................................   (173,964)    (405,655)
                                                        ---------   ----------
    Total stockholders' equity (deficit)..............   (103,964)     399,345
                                                        ---------   ----------
    Total liabilities and stockholders' equity
     (deficit)........................................  $  49,987   $1,904,564
                                                        =========   ==========


                See accompanying notes to financial statements.

                           UNITED ROAD SERVICES, INC.

                            STATEMENT OF OPERATIONS

                                                     FOR THE
                                                   PERIOD FROM
                                                  JULY 25, 1997
                                                   (INCEPTION)     THREE-MONTHS
                                                     THROUGH          ENDED
                                                DECEMBER 31, 1997 MARCH 31, 1998
                                                ----------------- --------------
                                                                   (UNAUDITED)
Revenue........................................     $     --        $     --
Selling, general and administrative expenses...       173,964         389,622
                                                    ---------       ---------
    Loss from operations.......................      (173,964)       (389,622)
Other income:
    Interest income............................           --            4,598
                                                    ---------       ---------
    Loss before income taxes...................      (173,964)       (385,024)
Income tax benefit.............................           --          153,333
                                                    ---------       ---------
    Net loss...................................     $(173,964)      $(231,691)
                                                    =========       =========
    Net loss per share (note 2)................     $    (.08)      $    (.08)
                                                    =========       =========



                See accompanying notes to financial statements.

                           UNITED ROAD SERVICES, INC.

                  STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                                         ADDITIONAL                  TOTAL
                                  COMMON  PAID-IN   ACCUMULATED  STOCKHOLDERS'
                                  STOCK   CAPITAL     DEFICIT   EQUITY (DEFICIT)
                                  ------ ---------- ----------- ----------------
Initial capitalization..........  $2,604  $ 67,396   $     --      $  70,000
Net loss--1997..................     --        --     (173,964)     (173,964)
                                  ------  --------   ---------     ---------
Balance at December 31, 1997....   2,604    67,396    (173,964)     (103,964)
Issuance of common stock (unau-
 dited).........................     219   734,781         --        735,000
Net loss--three-months ended
 March 31, 1998 (unaudited).....     --        --     (231,691)     (231,691)
                                  ------  --------   ---------     ---------
Balance at March 31, 1998 (unau-
 dited).........................  $2,823  $802,177   $(405,655)    $ 399,345
                                  ======  ========   =========     =========



                See accompanying notes to financial statements.

                           UNITED ROAD SERVICES, INC.

                            STATEMENT OF CASH FLOWS

                                            FOR THE PERIOD FROM
                                               JULY 25, 1997     THREE-MONTHS
                                            (INCEPTION) THROUGH ENDED MARCH 31,
                                             DECEMBER 31, 1997       1998
                                            ------------------- ---------------
                                                                  (UNAUDITED)
Cash flows from operating activities:
  Net loss.................................      $(173,964)        $(231,691)
  Adjustments to reconcile net loss to net
   cash (used in) provided by operating
   activities:
    Depreciation...........................            --              1,691
    Deferred income taxes..................            --           (153,333)
    Increase in prepaid expenses...........            --             (2,790)
    Increase in accounts payable...........         62,077         1,241,636
    Increase in amounts payable to related
     parties...............................         91,874           109,632
                                                 ---------         ---------
      Net cash (used in) provided by
       operating activities................        (20,013)          965,145
                                                 ---------         ---------
Cash flows from investing activities:
  Payments for acquisition costs...........            --           (473,250)
  Purchase of property and equipment.......            --           (388,282)
                                                 ---------         ---------
      Net cash used in investing
       activities..........................            --           (861,532)
Cash flows from financing activities:
  Proceeds from issuance of stock..........         70,000           735,000
  Payments for offering costs..............            --           (793,248)
  Payments for financing costs.............            --            (30,000)
                                                 ---------         ---------
      Net cash provided by (used in)
       financing activities................         70,000           (88,248)
Net increase in cash.......................         49,987            15,365
Cash at beginning of period................            --             49,987
                                                 ---------         ---------
Cash at end of period......................      $  49,987         $  65,352
                                                 =========         =========


                See accompanying notes to financial statements.

                          UNITED ROAD SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Description of Business

  United Road Services, Inc. (formerly Towing America, Inc.), a Delaware corporation was formed in July 1997 to become a leading national provider of motor vehicle and equipment towing and transport services. United Road Services, Inc. elected to incorporate under the S-corporation provisions of the Internal Revenue Code. It is United Road Services, Inc.'s intention to change its status to a C-corporation effective January 1, 1998. United Road Services, Inc. intends to acquire eight businesses, (the "Acquisitions"), seven of which are to close simultaneously with the consummation of an initial public offering ("Offering") of its common stock and one which is expected to close after the Offering and, subsequent to the Offering, continue to acquire similar companies to expand its national operations.

  All of United Road Services, Inc.'s activities to date relate to the Offering and the Acquisitions. United Road Services, Inc. has not yet conducted any operations relative to its ultimate intended purpose. United Road Services, Inc. is dependent upon the Offering to execute the pending Acquisitions. There is no assurance that the pending Acquisitions discussed below will be completed or that United Road Services, Inc. will be able to generate future operating revenue. United Road Services, Inc. has an absence of a combined operating history and future success is dependent upon a number of factors which include, among others, the ability to integrate operations, reliance on the identification and integration of satisfactory acquisition candidates, reliance on acquisition financing, the ability to manage growth and attract and retain quality management.

 (b) Fair Value of Financial Instruments

  Due to the short-term nature of various financial instruments the fair value of United Road Services, Inc.'s financial instruments approximates their carrying values.

 (c) Use of Estimates

  Management of United Road Services, Inc. has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

 (d) Income Taxes

  United Road Services, Inc. elected to file federal and State income tax returns under S-corporation provisions. As such, earnings or losses flow through to the stockholder level. Accordingly, no income tax expense or benefit has been recorded by United Road Services, Inc. as of December 31, 1997. Effective January 1, 1998, United Road Services, Inc. elected to file federal and State income tax returns under C-corporation provisions. As a result of United Road Services, Inc. losses for the three-months ended March 31, 1998 and in consideration of anticipated profits resulting from operations subsequent to the Acquisitions, a tax benefit has been recorded at March 31, 1998 at the effective tax rate expected by United Road Services, Inc. for the year ended December 31, 1998.

 (e) Interim Financial Statements

  The interim financial information included in these financial statements is unaudited but reflects all adjustments (consisting of only normal recurring accruals) which are, in the opinion of management, necessary

                          UNITED ROAD SERVICES, INC.

for a fair presentation of the results for the interim periods presented. Results of operations for the three-months ended March 31, 1998 is not necessarily indicative of results to be expected for the full year ended December 31, 1998.

(2) STOCKHOLDER'S EQUITY AND EARNINGS (LOSS) PER SHARE

  United Road Services, Inc. effected a 100-for-one stock split on December 18, 1997 for each share of common stock of United Road Services, Inc. ("Common Stock") then outstanding. In addition United Road Services, Inc. increased authorized shares of Common Stock to 1,000,000 shares with a $.001 par value. Subsequently, and pursuant to an amended and restated certificate of incorporation of United Road Services, Inc., filed on February 23, 1998, the authorized number of shares have been increased to 40,000,000 (35,000,000 common shares and 5,000,000 preferred shares). Also on February 23, 1998, United Road Services, Inc. effected a 3.72 for 1 stock split for all outstanding common shares. Common stock has been retroactively reflected in the balance sheet, statement of stockholder's equity (deficit) and the following notes.

  On December 18, 1997, United Road Services, Inc. authorized the issuance of 188,976 shares pursuant to the terms and conditions of a subscription agreement. At December 31, 1997 United Road Services, Inc. had obtained subscription agreements to purchase all authorized shares. These shares were issued and fully paid on January 1, 1998 for $3.36 per share.

  Loss per share was computed by dividing the net loss by the weighted average number of shares outstanding after giving effect to the stock-splits referred to above. The weighted average number of shares used in the computation was 2,055,300 for period ended December 31, 1997 and 2,822,736 for the three months ended March 31, 1998.

(3) RELATED PARTY TRANSACTIONS

  United Road Services, Inc. is indebted to two of the primary stockholders under unsecured notes, bearing interest at 8.5% per annum. The notes and unpaid interest are included in payable to related parties in the accompanying balance sheet.

(4) SUBSEQUENT EVENTS

  (a) United Road Services, Inc. has signed definitive agreements to acquire seven companies (Founding Companies) to be effective simultaneously with the Offering and one company, Keystone Towing, Inc., to be acquired after the Offering. The companies to be acquired are:

  Northland Auto Transporters, Inc. and Northland Fleet Leasing, Inc.
  Falcon Towing and Auto Delivery, Inc.,
  Smith-Christensen Enterprises, Inc. and subsidiary ("City Towing, Inc." d/b/a Quality Towing)
  Caron Auto Works, Inc. and Caron Auto Brokers, Inc.
  Absolute Towing and Transporting, Inc.
  Keystone Towing, Inc.
  ASC Transportation Services and subsidiary ("Auto Service Center" d/b/a ASC Truck Service)
  Milne Tow Service

  (b) The aggregate consideration to acquire the Founding Companies is approximately $27.8 million in cash and 2,375,741 in shares of Common Stock. Additionally, upon consummation of the Keystone Towing, Inc. acquisition, the stockholder will receive cash consideration of $4.5 million and 377,624 shares of Common Stock.

                          UNITED ROAD SERVICES, INC.

  (c) United Road Services, Inc. has received a commitment for a revolving line of credit of $50 million. The funding is intended to be used for acquisitions, capital expenditures, refinancing of debt not paid out of the proceeds of the Offering and for general corporate purposes.

  (d) Concurrently with the Acquisitions, United Road Services, Inc. may enter into an agreement with the stockholders to lease the building used in United Road Services, Inc.'s operation for negotiated amounts and terms.

  (e) Prior to the Acquisitions, several Founding Companies and Keystone Towing, Inc. intend to make distributions of certain net assets not to exceed approximately $930,000.

  (f) In January 1998, United Road Services, Inc. issued 29,760 shares to a member of the board of directors for a purchase price of $3.36 per share. In addition, options to purchase 215,000 shares were issued during January and February 1998 to several employees of United Road Services, Inc. and outside consultants. Stock options were issued at a price of $9.00 per share and vest over a three-year period. Additional options to purchase 40,000 shares are expected to be issued after the consummation of the Offering at the Offering price per share.

  (g) On May 6, 1998, United Road Services, Inc. effectively acquired the Founding Companies as a result of the successful completion of the Offering, as described in note 1(a).

                         INDEPENDENT AUDITORS' REPORT

The Stockholder
Northland Auto Transporters, Inc. and
Northland Fleet Leasing, Inc.:

  We have audited the accompanying combined balance sheets of Northland Auto Transporters, Inc. and Northland Fleet Leasing, Inc. (collectively "Northland") as of December 31, 1996 and 1997, and the related combined statements of operations, stockholder's equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These combined financial statements are the responsibility of Northland's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Northland Auto Transporters, Inc. and Northland Fleet Leasing, Inc. as of December 31, 1996 and 1997, and the results of their combined operations and their combined cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          /s/ KPMG Peat Marwick LLP

Albany, New York
January 28, 1998,
except as to note 14(b),
which is as of May 6, 1998

                     NORTHLAND AUTO TRANSPORTERS, INC. AND
                         NORTHLAND FLEET LEASING, INC.

                            COMBINED BALANCE SHEETS

                                                   DECEMBER 31
                                              ---------------------  MARCH 31,
                                                 1996       1997       1998
                                              ---------- ---------- -----------
                                                                    (UNAUDITED)
                   ASSETS
Current assets:
  Cash and cash equivalents.................. $  432,949 $  407,309 $  806,933
  Trade accounts receivable, net of allowance
   for doubtful accounts of $40,000 in 1996
   and $75,000 in 1997.......................    416,220    942,432    814,778
  Accounts receivable from employees.........      4,955      3,445     40,822
  Notes receivable...........................     35,068     17,453     20,933
  Income tax receivable (note 7).............     37,584        --         --
  Prepaid and other current assets (note 2)..     74,302    113,558     76,555
  Deferred income taxes (note 7).............      9,000     17,000     17,000
                                              ---------- ---------- ----------
    Total current assets.....................  1,010,078  1,501,197  1,777,021
Property and equipment, net (notes 3, 5 and
 6)..........................................  2,204,802  3,924,055  3,886,336
Notes receivable.............................     44,044     31,468     14,347
Other assets.................................      8,862      8,426      8,426
                                              ---------- ---------- ----------
    Total assets............................. $3,267,786 $5,465,146 $5,686,130
                                              ========== ========== ==========
    LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Current installments of notes payable (note
   5)........................................ $  282,824 $  346,859 $  324,347
  Current installments of obligations under
   capital leases (note 6)...................      4,408    147,538    131,883
  Payable to related parties (note 10).......    159,505     53,849     47,756
  Accounts payable...........................    210,998    188,064    204,058
  Income taxes payable (note 7)..............        --     261,933    317,465
  Accrued payroll and related costs..........     18,062     52,676    105,949
  Other accrued liabilities (note 4).........     98,914     51,300     28,705
                                              ---------- ---------- ----------
    Total current liabilities................    774,711  1,102,219  1,160,163
Long-term liabilities:
  Notes payable, excluding current
   installments (note 5).....................    318,382    279,963    219,074
  Obligations under capital leases, excluding
   current installments (note 6).............     12,833    793,774    710,171
  Deferred income taxes (note 7).............    171,000    244,000    244,000
                                              ---------- ---------- ----------
    Total liabilities........................  1,276,926  2,419,956  2,333,408
                                              ---------- ---------- ----------
Stockholder's equity:
  Common stock, $1 par value. Authorized,
   issued and outstanding 2,000 shares in
   1996 and 1997.............................      2,000      2,000      2,000
  Retained earnings..........................  1,988,860  3,043,190  3,350,722
                                              ---------- ---------- ----------
    Total stockholder's equity...............  1,990,860  3,045,190  3,352,722
                                              ---------- ---------- ----------
    Total liabilities and stockholder's
     equity.................................. $3,267,786 $5,465,146 $5,686,130
                                              ========== ========== ==========

            See accompanying notes to combined financial statements.

                     NORTHLAND AUTO TRANSPORTERS, INC. AND
                         NORTHLAND FLEET LEASING, INC.

                       COMBINED STATEMENTS OF OPERATIONS

                                                                  THREE-MONTHS
                              YEAR ENDED DECEMBER 31,            ENDED MARCH 31
                         -----------------------------------  ----------------------
                            1995        1996        1997         1997        1998
                         ----------  ----------  -----------  ----------  ----------
                                                                   (UNAUDITED)
Net revenue............. $4,671,164  $6,353,290  $10,159,113  $2,081,610  $3,057,307
Cost of revenue.........  3,683,119   5,132,828    7,341,748   1,237,243   2,451,066
                         ----------  ----------  -----------  ----------  ----------
    Gross profit........    988,045   1,220,462    2,817,365     844,367     606,241
Selling, general and
 administrative
 expenses...............    663,723     874,559    1,378,872     201,071     281,946
                         ----------  ----------  -----------  ----------  ----------
    Income from
     operations.........    324,322     345,903    1,438,493     643,296     324,295
                         ----------  ----------  -----------  ----------  ----------
Other income (expense):
  Interest expense......    (48,825)    (79,384)    (139,099)    (18,122)    (10,674)
  Interest income.......     16,624      37,701       35,723      19,904      31,498
  Gain (loss) on sale of
   assets...............    (14,540)        --       (34,568)     23,000      60,127
  Other.................     29,078      41,282       88,781     (24,183)        --
                         ----------  ----------  -----------  ----------  ----------
    Income before income
     taxes..............    306,659     345,502    1,389,330     643,895     405,246
Income tax expense
 (benefit)
 (note 7)...............     31,400        (710)     335,000     155,258      97,714
                         ----------  ----------  -----------  ----------  ----------
    Net income.......... $  275,259  $  346,212  $ 1,054,330  $  488,637  $  307,532
                         ==========  ==========  ===========  ==========  ==========


            See accompanying notes to combined financial statements.

                     NORTHLAND AUTO TRANSPORTERS, INC. AND
                         NORTHLAND FLEET LEASING, INC.

                  COMBINED STATEMENTS OF STOCKHOLDER'S EQUITY

                                                                      TOTAL
                                                COMMON  RETAINED  STOCKHOLDER'S
                                                STOCK   EARNINGS     EQUITY
                                                ------ ---------- -------------
Balance at December 31, 1994................... $2,000 $1,367,389  $1,369,389
Net income--1995...............................    --     275,259     275,259
                                                ------ ----------  ----------
Balance at December 31, 1995...................  2,000  1,642,648   1,644,648
Net income--1996...............................    --     346,212     346,212
                                                ------ ----------  ----------
Balance at December 31, 1996...................  2,000  1,988,860   1,990,860
Net income--1997...............................    --   1,054,330   1,054,330
                                                ------ ----------  ----------
Balance at December 31, 1997...................  2,000  3,043,190   3,045,190
Net income--three-months ended March 31, 1998
 (unaudited)...................................    --     307,532     307,532
                                                ------ ----------  ----------
Balance at March 31, 1998 (unaudited).......... $2,000 $3,350,722  $3,352,722
                                                ====== ==========  ==========



            See accompanying notes to combined financial statements.

                     NORTHLAND AUTO TRANSPORTERS, INC. AND
                         NORTHLAND FLEET LEASING, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                              THREE-MONTHS
                             YEAR ENDED DECEMBER 31          ENDED MARCH 31
                         --------------------------------  --------------------
                           1995       1996        1997       1997       1998
                         ---------  ---------  ----------  ---------  ---------
                                                               (UNAUDITED)
Cash flows from
 operating activities:
 Net income............. $ 275,259  $ 346,212  $1,054,330  $ 488,637  $ 307,532
 Adjustments to
  reconcile net income
  to net cash provided
  by operating
  activities:
   Depreciation and
    amortization........   181,634    224,637     289,479     66,815     73,596
   Deferred income
    taxes...............   (11,000)    (6,000)     65,000        --         --
   Loss (gain) on sale
    of property and
    equipment...........    14,540        --       34,568    (23,000)   (60,127)
   Decrease (increase)
    in trade accounts
    receivable..........  (115,982)   138,452    (526,212)  (275,875)   127,654
   Decrease (increase)
    in accounts
    receivable from
    employees...........     1,185     (4,100)      1,510    (24,420)   (37,377)
   Decrease (increase)
    in income tax
    receivable..........       --         --       37,584     (5,791)       --
   Decrease (increase)
    in prepaid and other
    current assets......   (17,892)    16,331     (39,256)   (23,374)    37,003
   Increase (decrease)
    in accounts payable.       716     23,236     (22,934)   (28,080)    15,994
   Increase in income
    taxes payable.......       --         --      261,933        --      55,532
   Increase (decrease)
    in accrued payroll
    and related costs...   (85,348)   (14,137)     34,614      1,313     53,273
   Increase (decrease)
    in amounts payable
    to related parties..    20,552     16,410    (105,656)    16,303     (6,093)
   Increase (decrease)
    in other accrued
    liabilities.........    25,946      2,880     (47,614)   (12,816)   (22,595)
                         ---------  ---------  ----------  ---------  ---------
     Net cash provided
      by operating
      activities........   289,610    743,921   1,037,346    179,712    544,392
                         ---------  ---------  ----------  ---------  ---------
Cash flows from
 investing activities:
 Purchases of property
  and equipment.........  (229,888)  (395,881)   (762,597)  (271,868)   (54,450)
 Proceeds from sale of
  equipment.............    53,044        --       67,656     23,000     78,700
 Decrease in notes
  receivable............     8,159    (30,984)     30,191     38,697     13,641
                         ---------  ---------  ----------  ---------  ---------
     Net cash (used in)
      provided by
      investing
      activities........  (168,685)  (426,865)   (664,750)  (210,171)    37,891
                         ---------  ---------  ----------  ---------  ---------
Cash flows from
 financing activities:
 Proceeds from long-
  term debt.............       --         --       24,629        --      15,434
 Principal payments on
  long-term debt........  (139,745)  (156,620)   (317,543)   (76,931)   (98,835)
 Principal payments on
  obligations under
  capital leases........       --      (1,351)   (105,322)      (603)   (99,258)
                         ---------  ---------  ----------  ---------  ---------
     Net cash used in
      financing
      activities........  (139,745)  (157,971)   (398,236)   (77,534)  (182,659)
                         ---------  ---------  ----------  ---------  ---------
     Net (decrease)
      increase in cash..   (18,820)   159,085     (25,640)  (107,993)   399,624
Cash and cash
 equivalents at
 beginning of period....   292,684    273,864     432,949    432,949    407,309
                         ---------  ---------  ----------  ---------  ---------
Cash and cash
 equivalents at end of
 period................. $ 273,864  $ 432,949  $  407,309  $ 324,956  $ 806,933
                         =========  =========  ==========  =========  =========
Supplemental disclosure
 of cash flow
 information:
 Cash paid during the
  year for:
   Interest............. $  48,825  $  79,384  $  139,099  $  18,122  $  10,674
                         =========  =========  ==========  =========  =========
   Income taxes......... $   7,024  $  79,835  $    6,480  $ 161,049  $  42,182
                         =========  =========  ==========  =========  =========

            See accompanying notes to combined financial statements.

                     NORTHLAND AUTO TRANSPORTERS, INC. AND
                         NORTHLAND FLEET LEASING, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                       DECEMBER 31, 1995, 1996 AND 1997

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Description of Business

  Northland Auto Transporters, Inc. and Northland Fleet Leasing, Inc. (referred to collectively as "Northland") were founded in 1977 and 1992, respectively. Northland's primary business is transporting vehicles for auto auctions, leasing companies, auto dealers, manufacturers and individuals, primarily in the Midwestern United States. Northland has three facilities in Detroit. It operates approximately 55 vehicles. Northland Fleet Leasing, Inc. owns a fleet of trucks and trailers and contracts out work primarily with Northland Auto Transporters, Inc., and to a limited extent, third party contractors.

 (b) Principles of Combination

  The combined financial statements include the financial statements of Northland Auto Transporters, Inc., the auto hauling company, and Northland Fleet Leasing, Inc., a truck leasing company. Northland Auto Transporters, Inc. is a C-corporation while Northland Fleet Leasing, Inc. is an S-corporation. All sales relating to intercompany leasing arrangements have been eliminated. Both entities have the same management and principal stockholder ownership.

 (c) Revenue Recognition

  Northland operates as one segment related to the transportation of vehicles and equipment for customers.

  Northland's revenue is derived from customers who require transportation of vehicles and equipment. Transport revenue is recognized upon the delivery of the vehicles to their final destination. Expenses related to the generation of revenue are recognized as incurred.

 (d) Cash and Cash Equivalents

  Cash and cash equivalents of $432,949 and $407,309 at December 31, 1996 and 1997, respectively, consist of bank accounts and certificates of deposit with an initial term of less than three months. For purposes of the statements of cash flows, Northland considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

 (e) Property and Equipment

  Property and equipment are stated at cost. Plant and equipment under capital leases are stated at the present value of minimum lease payments. Depreciation is determined for financial statement purposes using the straight-line method over the estimated useful lives of the individual assets. Accelerated methods of depreciation have been used for income tax purposes. For financial statement purposes, Northland provides for depreciation of property and equipment over the following estimated useful lives.

     Transportation equipment....................................... 10-20 years
     Furniture and Fixtures.........................................     7 years
     Office Equipment...............................................     5 years
     Automobiles....................................................     5 years

 (f) Fair Value of Financial Instruments

  Due to the short-term nature of various financial instruments and the current incremental borrowing rates available to Northland on bank loans with similar terms and maturities, the fair value of Northland's financial instruments approximates their carrying values.

                     NORTHLAND AUTO TRANSPORTERS, INC. AND
                         NORTHLAND FLEET LEASING, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


 (g) Income Taxes

  Income taxes are accounted for under the asset and liability method for Northland Auto Transporters, Inc. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  Northland Fleet Leasing, Inc. is a subchapter S-corporation. As such, all taxable events are recorded by the stockholder's currently on his personal tax returns.

 (h) Use of Estimates

  Management of Northland has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

 (i) Interim Financial Statements

  The interim financial information included in these financial statements is unaudited but reflects all adjustments (consisting of only normal recurring accruals) which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented.

(2) PREPAID AND OTHER CURRENT ASSETS

  Prepaid and other current assets consists of:

                                                      DECEMBER 31
                                                    ----------------  MARCH 31,
                                                     1996     1997      1998
                                                    ------- -------- -----------
                                                                     (UNAUDITED)
     Prepaid insurance............................. $14,818 $ 28,172   $17,638
     Prepaid vehicle registration..................  25,978   35,778    23,852
     Deposits on trucks............................  12,403   16,633    29,843
     Miscellaneous advances........................  12,716    9,320       205
     Prepaid property and other taxes..............   8,387   23,655     5,017
                                                    ------- --------   -------
                                                    $74,302 $113,558   $76,555
                                                    ======= ========   =======

(3) PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                 DECEMBER 31
                                            ----------------------   MARCH 31,
                                               1996        1997        1998
                                            ----------  ----------  -----------
                                                                    (UNAUDITED)
     Transportation equipment.............. $2,745,094  $4,457,178  $4,336,121
     Furniture and fixtures................    123,585     147,035     141,338
     Office equipment......................     34,449      34,244      34,244
     Automobiles...........................     64,781     126,926     124,009
                                            ----------  ----------  ----------
       Total...............................  2,967,909   4,765,383   4,635,712
     Less accumulated depreciation and
      amortization.........................   (763,107)   (841,328)   (749,376)
                                            ----------  ----------  ----------
                                            $2,204,802  $3,924,055  $3,886,336
                                            ==========  ==========  ==========

  Depreciation of property and equipment in 1995, 1996 and 1997 totaled $181,198, $224,201 and $289,043, respectively.

                     NORTHLAND AUTO TRANSPORTERS, INC. AND
                         NORTHLAND FLEET LEASING, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


(4) OTHER ACCRUED LIABILITIES

  Other accrued liabilities consists of:

                                                       DECEMBER 31
                                                     ---------------  MARCH 31,
                                                      1996    1997      1998
                                                     ------- ------- -----------
                                                                     (UNAUDITED)
Accrued highway use tax............................. $ 9,487 $14,300   $ 4,247
Accrued insurance...................................  12,324   6,880     5,397
Accrued profit sharing..............................  64,196     --        --
Other...............................................  12,907  30,120    19,061
                                                     ------- -------   -------
                                                     $98,914 $51,300   $28,705
                                                     ======= =======   =======

(5) INDEBTEDNESS

  Northland's long-term debt consisted of the following:

                                                   DECEMBER 31
                                               --------------------   MARCH 31,
                                                 1996       1997        1998
                                               ---------  ---------  -----------
                                                                     (UNAUDITED)
Note payable to Navistar Financial Corp.,
 payable in monthly installments of $1,188,
 including interest at 8.755%, maturing June
 2000. Secured by equipment. ................  $  43,095  $  31,081   $  43,113
Note payable to First of America Bank,
 payable in monthly installments of $11,029,
 including interest at 8.25%, maturing May
 1999. Secured by equipment. ................    288,698    176,248     146,308
Note payable to First of America Bank,
 payable in monthly principal installments of
 $7,320, plus interest at .75% above the
 prime lending rate (9.0% and 9.25% at
 December 31, 1996 and 1997, respectively),
 maturing July 1998. Secured by equipment. ..    141,143     49,628      25,492
Note payable to First of America Bank,
 payable in monthly installments of $6,290,
 including interest at 8.25%, maturing
 October 1998. Secured by equipment. ........    128,270     60,948      28,150
Note payable to First of America Bank,
 payable in monthly principal installments of
 $6,771, including interest at the Bank's
 base lending rate (8.50% at December 31,
 1997), maturing April 10, 2001. secured by
 equipment. .................................        --     288,656     281,234
Various notes payable secured by equipment...        --      20,261      19,124
                                               ---------  ---------   ---------
  Total long-term debt.......................    601,206    626,822     543,421
Less installments due within one year........   (282,824)  (346,859)   (324,347)
                                               ---------  ---------   ---------
  Long-term debt, excluding current
   installments..............................  $ 318,382  $ 279,963   $ 219,074
                                               =========  =========   =========

  Annual maturities of long-term debt for the next four years are as follows:

     1998.............................................................. $346,859
     1999..............................................................  147,902
     2000..............................................................   87,161
     2001..............................................................   44,900
                                                                        --------
                                                                        $626,822
                                                                        ========

                     NORTHLAND AUTO TRANSPORTERS, INC. AND
                         NORTHLAND FLEET LEASING, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

(6) LEASES

  Northland leases equipment under capital leases which expire in stages from August 2000 to July 2002.

  Northland leases its operating facility from a third party under a cancelable operating lease. Rent expense in 1995, 1996 and 1997 was $40,054, $58,515 and $41,700, respectively.

  Following is a summary of transportation equipment held under capital leases:

                                                  DECEMBER 31
                                               -------------------   MARCH 31,
                                                1996       1997        1998
                                               -------  ----------  -----------
                                                                    (UNAUDITED)
     Transportation equipment................. $18,000  $1,047,298  $1,047,298
     Less accumulated amortization............  (3,600)   (298,619)   (372,374)
                                               -------  ----------  ----------
                                               $14,400  $  748,679  $  674,924
                                               =======  ==========  ==========

  Future minimum capital lease payments as of December 31, 1997 are:

     YEAR ENDING DECEMBER 31,                                         CAPITAL
     ------------------------                                          LEASES
     1998........................................................... $  213,228
     1999...........................................................    216,655
     2000...........................................................    214,758
     2001...........................................................    210,973
     2002...........................................................    298,065
                                                                     ----------
       Total........................................................  1,153,679
     Less amount representing interest..............................   (212,367)
                                                                     ----------
     Present value of net minimum capital lease payments............ $  941,312
                                                                     ==========

(7) INCOME TAXES

  Income tax expense (benefit) for the years ended December 31, 1995, 1996 and 1997 consists of:

                                                       1995     1996      1997
     Current:
       Federal...................................... $ 42,400  $ 5,290  $270,000
     Deferred.......................................  (11,000)  (6,000)   65,000
                                                     --------  -------  --------
                                                     $ 31,400  $  (710) $335,000
                                                     ========  =======  ========

  The following table reconciles the expected tax expense at the Federal statutory tax rate to the effective tax rate.

                                                  1995      1996       1997
     Computed expected tax expense............. $104,264  $ 117,471  $ 472,372
     Effect of earnings from S-corporation.....  (77,750)  (123,441)  (141,644)
     Non-deductible meals and entertainment
      expenses.................................    4,886      5,260      4,272
                                                --------  ---------  ---------
                                                $ 31,400  $    (710) $ 335,000
                                                ========  =========  =========

                     NORTHLAND AUTO TRANSPORTERS, INC. AND
                         NORTHLAND FLEET LEASING, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

  The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities as of December 31, 1996 and 1997 are presented below:

                                                            1996       1997
     Deferred tax assets:
       Allowance for doubtful accounts................... $   9,000  $  17,000
     Deferred tax liabilities:
       Property and equipment, due to differences in
        depreciation lives and methods...................  (171,000)  (244,000)
                                                          ---------  ---------
         Net deferred tax liability...................... $(162,000) $(227,000)
                                                          =========  =========

  At December 31, 1995, the net deferred tax liability was $168,000.

  In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the projected future taxable income and tax planning strategies, as well as carryback opportunities, in making this assessment. Based upon the level of historical taxable income, projections for future taxable income and carryback opportunities over the periods in which the deferred tax assets are deductible, management believes it is more likely than not Northland will realize the benefits of these deductible differences. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income are reduced.

(8) NON-CASH TRANSACTIONS

  During 1995, 1996 and 1997, Northland leased transportation equipment totaling $200,000, $360,523 and, $1,347,923 respectively, through capital leases with several lending institutions.

(9) EMPLOYEE BENEFITS

  Northland has a retirement savings plan pursuant to section 401(k) of the Internal Revenue Code that is available to all employees with at least one year of service to Northland and that are at least 21 years of age. Eligible participants may contribute up to 15% of their compensation. Northland provides discretionary matching contributions to the Plan which amounted to, $12,985, $64,196 and $0 in 1995, 1996 and 1997, respectively.

(10) RELATED PARTY TRANSACTIONS

  Northland has borrowed funds from its principal stockholder and has outstanding notes payable as of December 31, 1996 and 1997 of $159,505 and $53,849. Such amounts are included in notes payable on the combined balance sheets. The notes accrue interest at 8%, compounded monthly.

(11) CONTINGENT LIABILITIES

  Various legal claims arise against Northland during the normal course of business. In the opinion of management, liabilities, if any, arising from proceedings would not have a material effect on the financial statements.

(12) CONCENTRATION OF BUSINESS RISKS

  Two customers, GE Capital and C.T. Services, accounted for a combined 10.7% and 16.4% of Northland's sales in 1996 and 1997, respectively. The loss of one or both of these customers could significantly effect Northland's performance.

                     NORTHLAND AUTO TRANSPORTERS, INC. AND
                         NORTHLAND FLEET LEASING, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


(13) ALLOWANCE FOR DOUBTFUL ACCOUNTS

  During 1995, 1996 and 1997, Northland recorded provisions for the allowance for doubtful accounts in the amounts of $32,000, $30,000 and $52,000, respectively. During 1995, 1996 and 1997, Northland wrote-off an average of $17,000 in each year.

(14) SUBSEQUENT EVENT

  (a) During February 1998, the stockholder entered into a definitive agreement to sell Northland to United Road Services, Inc. The sales transaction, affected through a combination of cash and common stock of United Road Services, Inc., is contingent and effective upon the initial public offering of the common stock of United Road Services, Inc. The anticipated selling price of Northland exceeds its net assets as of December 31, 1997.

  (b) On May 6, 1998, United Road Services, Inc. effectively acquired Northland as a result of the successful completion of the initial public offering of the common stock of United Road Services, Inc. on May 1, 1998.

                         INDEPENDENT AUDITORS' REPORT

The Stockholder
Falcon Towing and Auto Delivery, Inc.:

  We have audited the accompanying balance sheets of Falcon Towing and Auto Delivery, Inc. ("Falcon") as of December 31, 1996 and 1997, and the related statements of operations, stockholder's equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of Falcon's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Falcon Towing and Auto Delivery, Inc. as of December 31, 1996 and 1997 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          /s/ KPMG Peat Marwick LLP

Albany, New York
January 17, 1998,
except as to note 11(c),
which is as of May 6, 1998

                     FALCON TOWING AND AUTO DELIVERY, INC.

                                 BALANCE SHEETS


                                                   DECEMBER 31
                                              ---------------------
                                                                     MARCH 31,
                                                 1996       1997       1998
                                              ---------- ---------- -----------
                                                                    (UNAUDITED)
                   ASSETS
Current assets:
  Cash....................................... $   23,505 $    3,527 $    3,024
  Trade accounts receivable, net of allowance
   for doubtful accounts of $67,650 in 1996
   and $188,500 in 1997......................    476,896    717,560    563,353
  Inventories................................     24,868     26,068     26,068
  Prepaid and other current assets (note 2)..     46,537    131,328    149,729
                                              ---------- ---------- ----------
    Total current assets.....................    571,806    878,483    742,174
Property and equipment, net (notes 3, 5 and
 6)..........................................  1,656,635  2,423,368  2,453,169
                                              ---------- ---------- ----------
    Total assets............................. $2,228,441 $3,301,851 $3,195,343
                                              ========== ========== ==========
    LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Current installments of long-term debt
   (note 5).................................. $  123,722 $  264,081 $  355,393
  Current installments of obligations under
   capital leases
   (note 6)..................................    252,527    368,590    368,590
  Borrowings under lines of credit (note 5)..     36,150     47,121     45,316
  Accounts payable...........................    178,357    546,301    595,073
  Accrued payroll and related costs..........     57,000     67,701     67,701
  Income taxes payable (note 8)..............     98,698    207,399    216,261
  Other accrued liabilities (note 4).........    137,600    214,979    219,959
                                              ---------- ---------- ----------
    Total current liabilities................    884,054  1,716,172  1,868,293
Long-term liabilities:
  Long-term debt, excluding current
   installments (note 5).....................    225,386    250,196     72,831
  Obligations under capital leases, excluding
   current installments (note 6).............    630,677    716,288    624,140
  Deferred income taxes (note 8).............     11,733     10,555     10,555
                                              ---------- ---------- ----------
    Total liabilities........................  1,751,850  2,693,211  2,575,819
                                              ---------- ---------- ----------
Stockholder's equity:
  Common stock, no par or stated value.
  Authorized 1,000 shares; issued and
   outstanding 750 shares in 1996 and 1997...        --         --         --
  Retained earnings..........................    476,591    608,640    619,524
                                              ---------- ---------- ----------
    Total stockholder's equity...............    476,591    608,640    619,524
                                              ---------- ---------- ----------
    Total liabilities and stockholder's
     equity.................................. $2,228,441 $3,301,851 $3,195,343
                                              ========== ========== ==========

                See accompanying notes to financial statements.

                     FALCON TOWING AND AUTO DELIVERY, INC.

                            STATEMENTS OF OPERATIONS


                                                                 THREE-MONTHS
                              YEAR ENDED DECEMBER 31            ENDED MARCH 31
                         ----------------------------------  ----------------------
                            1995        1996        1997        1997        1998
                         ----------  ----------  ----------  ----------  ----------
                                                                  (UNAUDITED)
Net revenue............. $4,351,847  $6,203,104  $7,784,766  $1,697,166  $1,965,856
Cost of revenue.........  3,492,248   4,638,239   5,955,423   1,265,627   1,430,094
                         ----------  ----------  ----------  ----------  ----------
    Gross profit........    859,599   1,564,865   1,829,343     431,539     535,762
Selling, general and
 administrative
 expenses...............    952,260   1,190,631   1,614,386     420,944     505,544
                         ----------  ----------  ----------  ----------  ----------
    Income (loss) from
     operations.........    (92,661)    374,234     214,957      10,595      30,218
                         ----------  ----------  ----------  ----------  ----------
Other income (expense):
  Interest expense......    (77,176)   (129,150)   (147,700)    (35,021)    (10,472)
  Gain (loss) on sale of
   equipment............       (417)        --       98,735      (9,323)        --
  Other.................     38,508      12,167      73,580      16,041         --
                         ----------  ----------  ----------  ----------  ----------
    Income (loss) before
     income taxes.......   (131,746)    257,251     239,572     (17,708)     19,746
Income tax expense
 (benefit) (note 8).....     15,707      94,723     107,523      (7,947)      8,862
                         ----------  ----------  ----------  ----------  ----------
    Net income (loss)... $ (147,453) $  162,528  $  132,049  $   (9,761) $   10,884
                         ==========  ==========  ==========  ==========  ==========


                See accompanying notes to financial statements.

                     FALCON TOWING AND AUTO DELIVERY, INC.

                       STATEMENTS OF STOCKHOLDER'S EQUITY

                                                                      TOTAL
                                                COMMON RETAINED   STOCKHOLDER'S
                                                STOCK  EARNINGS      EQUITY
                                                ------ ---------  -------------
Balance at December 31, 1994...................  $--   $ 461,516    $ 461,516
Net loss--1995.................................   --    (147,453)    (147,453)
                                                 ----  ---------    ---------
Balance at December 31, 1995...................   --     314,063      314,063
Net income--1996...............................   --     162,528      162,528
                                                 ----  ---------    ---------
Balance at December 31, 1996...................   --     476,591      476,591
Net income--1997...............................   --     132,049      132,049
                                                 ----  ---------    ---------
Balance at December 31, 1997...................   --     608,640      608,640
Net loss--three-months ended March 31, 1998
 (unaudited)...................................   --      10,884       10,884
                                                 ----  ---------    ---------
Balance at March 31, 1998 (unaudited)..........  $--   $ 619,524    $ 619,524
                                                 ====  =========    =========



                See accompanying notes to financial statements.

                     FALCON TOWING AND AUTO DELIVERY, INC.

                            STATEMENTS OF CASH FLOWS

                                                              THREE-MONTHS
                              YEAR ENDED DECEMBER 31         ENDED MARCH 31
                           -------------------------------  ------------------
                             1995       1996       1997       1997      1998
                           ---------  ---------  ---------  --------  --------
                                                               (UNAUDITED)
Cash flows from operating
 activities:
 Net income (loss).......  $(147,453) $ 162,528  $ 132,049  $ (9,761) $ 10,884
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided by operating
  activities:
   Depreciation and
    amortization.........    343,595    431,828    621,673   139,697   121,399
   Deferred income taxes.     15,707     (3,975)    (1,178)      --        --
   (Gain) loss on sale of
    equipment............        417        --     (98,735)    9,323       --
   Decrease (increase) in
    trade accounts
    receivable...........     (1,169)  (236,557)  (240,664)   (2,334)  154,207
   Increase in
    inventories..........        --         --      (1,200)   (1,200)      --
   Decrease (increase) in
    prepaid and other
    current assets.......    (10,524)    (9,236)   (84,791)    1,817   (18,401)
   Increase (decrease) in
    accounts payable.....    104,440     (8,097)   367,944    58,796    48,772
   Increase in accrued
    payroll and related
    costs................     71,443     53,937     10,701       --        --
   Increase (decrease) in
    income taxes payable.    (20,542)    98,698    108,701    (7,947)    8,862
   Increase (decrease) in
    other accrued
    liabilities..........      7,434    (12,591)    77,379       434     4,980
                           ---------  ---------  ---------  --------  --------
     Net cash provided by
      operating
      activities.........    363,348    476,535    891,879   188,825   330,703
                           ---------  ---------  ---------  --------  --------
Cash flows used in
 investing activities:
 Purchases of property
  and equipment..........   (290,177)  (169,861)  (919,049)  (93,685) (151,200)
 Proceeds from sale of
  property and
  equipment..............        --         --     141,100       --        --
                           ---------  ---------  ---------  --------  --------
     Net cash used in
      investing
      activities.........   (290,177)  (169,861)  (777,949)  (93,685) (151,200)
                           ---------  ---------  ---------  --------  --------
Cash flows from financing
 activities:
 Proceeds from long-term
  debt...................     75,047        --     384,609       --        --
 Payments on notes
  payable and capital
  leases.................   (120,031)  (282,833)  (529,488) (122,471) (178,201)
 Net borrowings under
  lines of credit........    (36,066)    (2,784)    10,971     8,259    (1,805)
                           ---------  ---------  ---------  --------  --------
     Net cash used in
      financing
      activities.........    (81,050)  (285,617)  (133,908) (114,212) (180,006)
                           ---------  ---------  ---------  --------  --------
Net (decrease) increase
 in cash.................     (7,879)    21,057    (19,978)  (19,072)     (503)
Cash at beginning of
 period..................     10,327      2,448     23,505    23,505     3,527
                           ---------  ---------  ---------  --------  --------
Cash at end of period....  $   2,448  $  23,505  $   3,527  $  4,433  $  3,024
                           =========  =========  =========  ========  ========
Supplemental disclosure
 of cash flow
 information:
Cash paid during the year
 for:
 Interest................  $  74,280  $ 125,435  $ 144,806  $ 35,021  $ 10,472
                           =========  =========  =========  ========  ========
 Income taxes............  $     --   $  12,591  $     --   $    --   $    --
                           =========  =========  =========  ========  ========

                See accompanying notes to financial statements.

                     FALCON TOWING AND AUTO DELIVERY, INC.

                         NOTES TO FINANCIAL STATEMENTS

                       DECEMBER 31, 1995, 1996 AND 1997

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Description of Business

  Falcon Towing and Auto Delivery, Inc. ("Falcon") was founded in 1985. Falcon's primary business is transporting vehicles for dealers, leasing companies, auction companies and long-haul transporters in the Western United States. Falcon has facilities in Los Angeles, San Francisco and Phoenix. It operates approximately 50 vehicles.

 (b) Revenue Recognition

  Falcon operates as one segment related to the transportation of vehicles and equipment for customers.

  Falcon's revenue is derived from customers who require transport of vehicles and equipment. Transport revenue is recognized upon the delivery of the vehicles and equipment to their final destination. Expenses related to the generation of revenue are recognized as incurred.

 (c) Inventories

  Inventories, which consist principally of replacement tires and truck parts, are stated at the lower of cost or market.

 (d) Property and Equipment

  Property and equipment are stated at cost. Depreciation is determined for financial statement purposes using the straight-line method over the estimated useful lives of the individual assets or, for leasehold improvements, over the terms of the related leases if shorter. Accelerated methods of depreciation have been used for income tax purposes. For financial statement purposes, Falcon provides for depreciation of property and equipment over the following estimated useful lives:

     Transportation and towing equipment................................ 5 years
     Machinery and equipment............................................ 5 years
     Leasehold improvements............................................. 5 years
     Furniture and fixtures............................................. 5 years
     Office equipment................................................... 5 years

 (e) Fair Value of Financial Instruments

  Due to the short-term nature of various financial instruments and the current incremental borrowing rates available to Falcon on bank loans with similar terms and maturities, the fair value of Falcon's financial instruments approximates their carrying values.

 (f) Income Taxes

  Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 (g) Use of Estimates

  Management of Falcon has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

                     FALCON TOWING AND AUTO DELIVERY, INC.

 (h) Interim Financial Statements

  The interim financial information included in these financial statements is unaudited but reflects all adjustments (consisting of only normal recurring accruals) which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented.

(2) PREPAID EXPENSES

  Prepaid and other current assets consists of:

                                                                 DECEMBER 31
                                                               ----------------
                                                                1996     1997
                                                               ------- --------
     Prepaid vehicle registration............................. $   --  $ 64,790
     Prepaid insurance........................................  19,414   27,340
     Other....................................................  27,123   39,198
                                                               ------- --------
                                                               $46,537 $131,328
                                                               ======= ========

(3) PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                               DECEMBER 31
                                         ------------------------   MARCH 31,
                                            1996         1997         1998
                                         -----------  -----------  -----------
                                                                   (UNAUDITED)
     Transportation and towing
      equipment......................... $ 2,970,070  $ 4,124,483  $ 4,275,683
     Machinery and equipment............      70,296      104,411      104,411
     Leasehold improvements.............      26,489       43,653       43,653
     Furniture and fixtures.............      10,448       14,298       14,298
     Office equipment...................      19,225       19,225       19,225
     Construction-in-progress...........         --        33,000       33,000
                                         -----------  -----------  -----------
       Total............................   3,096,528    4,339,070    4,490,270
     Less accumulated depreciation and
      amortization......................  (1,439,893)  (1,915,702)  (2,037,101)
                                         -----------  -----------  -----------
                                         $ 1,656,635  $ 2,423,368  $ 2,453,169
                                         ===========  ===========  ===========

  Depreciation and amortization of property and equipment in 1995, 1996 and 1997 totaled $343,595, $431,828 and $621,673, respectively.

(4) OTHER ACCRUED LIABILITIES

  Other accrued liabilities consists of:

                                                                 DECEMBER 31
                                                              -----------------
                                                                1996     1997
                                                              -------- --------
     Accrued insurance premiums.............................. $ 20,248 $ 17,712
     Accrued fuel expenses...................................   31,827   80,055
     Accrued commissions.....................................   43,000   51,000
     Accrued vacation........................................   18,000   21,000
     Accrued 401(k) contributions............................      --    17,983
     Other...................................................   24,525   27,229
                                                              -------- --------
                                                              $137,600 $214,979
                                                              ======== ========

                     FALCON TOWING AND AUTO DELIVERY, INC.

(5) INDEBTEDNESS

  Falcon has available a $50,000 line of credit with $36,150 and $47,121 outstanding at December 31, 1996 and 1997, respectively, secured by the assets of Falcon and a guarantee by Falcon's stockholder. Interest is payable at 11.5%.

  Falcon's long-term debt consists of:

                                                  DECEMBER 31
                                              --------------------   MARCH 31,
                                                1996       1997        1998
                                              ---------  ---------  -----------
                                                                    (UNAUDITED)
     Notes payable to banks payable in
      monthly installments ranging from
      $1,024 to $2,909, including interest
      ranging from 9.0% to 10.5%, and
      maturing at dates ranging from April,
      1998 to April, 2000. Secured by
      vehicles and equipment. ............... $ 349,108  $ 514,277   $428,224
     Less installments due within one year...  (123,722)  (264,081)  (355,393)
                                              ---------  ---------   --------
     Long-term debt, excluding current
      installments........................... $ 225,386  $ 250,196   $ 72,831
                                              =========  =========   ========

  The aggregate maturities of long-term debt subsequent to December 31, 1997 are as follows:

     1998.............................................................. $264,081
     1999..............................................................  166,798
     2000..............................................................   83,398
                                                                        --------
                                                                        $514,277
                                                                        ========

(6) LEASES

  Falcon is the lessee of vehicles under a number of capital leases which expire in stages from April 1999 to November 2000.

  Following is a summary of equipment held under capital leases:

                                              DECEMBER 31
                                         -----------------------   MARCH 31,
                                            1996        1997         1998
                                         ----------  -----------  -----------
                                                                  (UNAUDITED)
     Transportation and towing
      equipment......................... $1,612,687  $ 2,124,409  $ 2,124,409
     Less accumulated amortization......   (703,928)  (1,036,670)  (1,127,996)
                                         ----------  -----------  -----------
                                         $  908,759  $ 1,087,739  $   996,413
                                         ==========  ===========  ===========

  Falcon leases the land and buildings used for its operations at the El Monte and Phoenix locations under lease agreements with its sole stockholder. These agreements provide for annual rental payments of $288,000 beginning December 1996 and $37,000 beginning March 1997 at the El Monte and Phoenix locations, respectively. Rent paid to the stockholder in 1995, 1996 and 1997 was $0, $24,000 and $319,000, respectively. Additionally, Falcon has a cancelable lease for the land and building used for its operations at the Newark, CA location from an unrelated third party for annual rental payments of approximately $48,000. The leases are classified as operating leases. Falcon is responsible for all operating costs related to the properties.

  Total rent expense for 1995, 1996 and 1997 was $240,003, $265,103 and
$438,003, respectively.

                     FALCON TOWING AND AUTO DELIVERY, INC.

  Future minimum lease payments under noncancellable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of December 31, 1997 are:

                                                          CAPITAL    OPERATING
     YEAR ENDING DECEMBER 31,                              LEASES      LEASES
     1998............................................... $  473,698  $  325,000
     1999...............................................    400,408     325,000
     2000...............................................    254,520     325,000
     2001...............................................     14,112     277,000
     2002...............................................        --        3,100
                                                         ----------  ----------
       Total............................................  1,142,738  $1,255,100
                                                                     ==========
     Less amount representing interest..................    (57,860)
                                                         ----------
       Present value of net minimum capital lease
        payments........................................ $1,084,878
                                                         ==========

(7) NON-CASH TRANSACTIONS

  During 1995, 1996 and 1997, Falcon financed certain purchases of vehicles and equipment totaling $571,137, $671,086 and $511,722, respectively.

(8) INCOME TAXES

  Income tax expense for the years ended December 31, 1995, 1996 and 1997 consists of:

                                                       1995    1996      1997
     Current:
       Federal....................................... $   --  $77,500  $ 86,271
       State.........................................     --   21,198    22,430
                                                      ------- -------  --------
                                                          --   98,698   108,701
     Deferred........................................  15,707  (3,975)   (1,178)
                                                      ------- -------  --------
                                                      $15,707 $94,723  $107,523
                                                      ======= =======  ========

  The following table reconciles the expected tax expense at the Federal statutory tax rate to the effective tax rate.

                                                     1995      1996      1997
     Computed expected tax (benefit) expense...... $(44,794) $ 87,465  $ 81,454
     State income taxes (benefit), net of Federal
      benefit.....................................   (8,087)   13,991    14,803
     Non-deductible meals and entertainment
      expenses....................................    1,428       354     2,116
     Tax penalties and disallowances..............      --      5,724     3,898
     Net operating loss carryforward for which no
      benefit will be derived.....................   73,039       --        --
     Basis difference in fixed assets which will
      not result in a tax benefit or loss.........   (5,879)  (12,811)    5,252
                                                   --------  --------  --------
                                                   $ 15,707  $ 94,723  $107,523
                                                   ========  ========  ========

  The tax effects of temporary differences that give rise to deferred tax liabilities as of December 31, 1995, 1996 and 1997 relate to fixed assets caused by differences in depreciation lives and methods and total $15,707, $11,733 and $10,555, respectively.

                     FALCON TOWING AND AUTO DELIVERY, INC.

(9) EMPLOYEE BENEFITS

  Falcon has a retirement savings plan pursuant to section 401(k) of the Internal Revenue Code that is available to all employees with at least one year of service to Falcon and that are at least twenty-one years of age. Falcon provides matching funds of 25% of eligible contributions to the Plan which amounted to $0, $0 and $18,000 in 1995, 1996 and 1997, respectively.

(10) RELATED PARTY TRANSACTIONS

  Falcon leases land and buildings, located at the El Monte and Phoenix locations, from the sole stockholder (see note 6).

(11) SUBSEQUENT EVENT

  (a) During February 1998, the stockholder entered into a definitive agreement to sell Falcon to United Road Services, Inc. The sales transaction, affected through a combination of cash and common stock of United Road Services, Inc., is contingent and effective upon the initial public offering of the common stock of United Road Services, Inc. The anticipated selling price of Falcon exceeds its net assets as of December 31, 1997.

  (b) Concurrently with the acquisition, United Road Services, Inc. will enter into agreements with the stockholder to lease land and buildings used in Falcon's operations for negotiated amounts and terms.

  (c) On May 6, 1998, United Road Services, Inc. effectively acquired Falcon as a result of the successful completion of the initial public offering of the common stock of United Road Services, Inc. on May 1, 1998.

                         INDEPENDENT AUDITORS' REPORT

The Stockholders
Smith-Christensen Enterprises, Inc.:

  We have audited the accompanying consolidated balance sheets of Smith-Christensen Enterprises, Inc. and subsidiary (City Towing, Inc. d/b/a Quality Towing) ("Quality") as of January 31, 1997 and December 31, 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years ended January 31, 1996 and 1997 and for the twelve-month period ended December 31, 1997. These consolidated financial statements are the responsibility of Quality's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Smith-Christensen Enterprises, Inc. and subsidiary (City Towing, Inc. d/b/a Quality Towing) as of January 31, 1997 and December 31, 1997, and the results of their operations and their cash flows for each of the years ended January 31, 1996 and 1997 and for the twelve-month period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          /s/ KPMG Peat Marwick LLP

Albany, New York
January 16, 1998,
except as to note 11(c),
which is as of May 6, 1998

                      SMITH-CHRISTENSEN ENTERPRISES, INC.
                                 AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                           JANUARY 31, DECEMBER 31,  MARCH 31,
                                              1997         1997        1998
                                           ----------- ------------ -----------
                                                                    (UNAUDITED)
                  ASSETS
Current assets:
  Cash.................................... $  180,269   $  266,687  $  308,414
  Trade accounts receivable, net of
   allowance for doubtful accounts of
   $26,850 and $75,850 at January 31, 1997
   and December 31, 1997, respectively....     88,518      277,966     283,677
  Accounts receivable from related parties
   (note 9)...............................     10,665       50,151      50,151
  Due from employees......................     19,124       22,053      15,955
  Inventories.............................     20,661        9,950      29,372
  Prepaid expenses (note 2)...............     30,048       19,680      46,988
  Other current assets....................        900          900         900
                                           ----------   ----------  ----------
    Total current assets..................    350,185      647,387     735,457
Property, plant and equipment, net (notes
 3 and 5).................................  2,653,243    2,877,229   3,165,423
Accounts receivable from related parties
 (note 9).................................    157,294      831,733     454,441
Other assets, net (note 4)................    118,908       98,905      98,905
                                           ----------   ----------  ----------
    Total assets.......................... $3,279,630   $4,455,254  $4,454,226
                                           ==========   ==========  ==========
   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current installments of long-term debt
   (note 5)............................... $  447,875   $  541,836  $  522,470
  Accounts payable........................     38,278       68,203     163,506
  Accrued payroll and related costs.......     28,757       85,563      21,832
  Income taxes payable (note 7)...........     60,863      345,339     336,039
  Other accrued expenses..................      5,305        3,110      25,418
                                           ----------   ----------  ----------
    Total current liabilities.............    581,078    1,044,051   1,069,265
                                           ----------   ----------  ----------
Long-term liabilities:
  Long-term debt, excluding current
   installments (note 5)..................  2,415,340    2,188,038   2,188,038
  Deferred income taxes (note 7)..........    193,379      312,721     312,721
                                           ----------   ----------  ----------
    Total liabilities.....................  3,189,797    3,544,810   3,570,024
                                           ----------   ----------  ----------
Stockholders' equity:
  Common stock, no par value.
  Authorized 2,500 shares; issued and
   outstanding 2,425 shares...............     20,000       20,000      20,000
  Retained earnings.......................     69,833      890,444     864,202
                                           ----------   ----------  ----------
    Total stockholders' equity............     89,833      910,444     884,202
                                           ----------   ----------  ----------
    Total liabilities and stockholders'
     equity............................... $3,279,630   $4,455,254  $4,454,226
                                           ==========   ==========  ==========

        See accompanying notes to the consolidated financial statements.

               SMITH-CHRISTENSEN ENTERPRISES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                             TWELVE-MONTH     THREE-MONTH PERIODS
                                                             PERIOD ENDED       ENDED MARCH 31
                            YEAR ENDED       YEAR ENDED    DECEMBER 31, 1997 ----------------------
                         JANUARY 31, 1996 JANUARY 31, 1997    (NOTE 1(B))       1997        1998
                         ---------------- ---------------- ----------------- ----------  ----------
                                                                                  (UNAUDITED)
Net revenue.............    $4,395,762       $5,395,475       $6,802,474     $1,533,327  $1,954,670
Cost of revenue.........     2,579,463        3,214,772        3,849,138      1,014,657   1,223,785
                            ----------       ----------       ----------     ----------  ----------
    Gross profit........     1,816,299        2,180,703        2,953,336        518,670     730,885
Selling, general and
 administrative
 expenses...............     1,436,488        1,194,716        1,389,707        234,887     520,620
                            ----------       ----------       ----------     ----------  ----------
    Income from
     operations.........       379,811          985,987        1,563,629        283,783     210,265
                            ----------       ----------       ----------     ----------  ----------
Other income (expense):
  Interest expense......      (258,554)        (325,370)        (277,436)       (70,352)    (64,460)
  Interest income.......           --               --             4,524            --          --
  Other.................       (25,005)         131,721          (27,375)      (127,032)   (181,347)
                            ----------       ----------       ----------     ----------  ----------
    Income (loss) before
     income taxes.......        96,252          792,338        1,263,342         86,399     (35,542)
Income tax expense
 (benefit) (note 7).....       103,752          277,623          440,978         30,240      (9,300)
                            ----------       ----------       ----------     ----------  ----------
    Net income (loss)...    $   (7,500)      $  514,715       $  822,364     $   56,159  $  (26,242)
                            ==========       ==========       ==========     ==========  ==========


        See accompanying notes to the consolidated financial statements.

                      SMITH-CHRISTENSEN ENTERPRISES, INC.
                                 AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                      TOTAL
                                                       RETAINED   STOCKHOLDERS'
                                               COMMON  EARNINGS      EQUITY
                                                STOCK  (DEFICIT)    (DEFICIT)
                                               ------- ---------  -------------
Balance at January 31, 1995................... $20,000 $(437,382)   $(417,382)
Net loss--year ended January 31, 1996.........     --     (7,500)      (7,500)
                                               ------- ---------    ---------
Balance at January 31, 1996...................  20,000  (444,882)    (424,882)
Net income--year ended January 31, 1997.......     --    514,715      514,715
                                               ------- ---------    ---------
Balance at January 31, 1997...................  20,000    69,833       89,833
Net income--twelve-months ended December 31,
 1997.........................................     --    822,364      822,364
Net loss--month of January 1997 (note 1(b))...     --     (1,753)      (1,753)
                                               ------- ---------    ---------
Balance at December 31, 1997..................  20,000   890,444      910,444
Net loss--three-month periods ended March 31,
 1998 (unaudited).............................     --    (26,242)     (26,242)
                                               ------- ---------    ---------
Balance at March 31, 1998 (unaudited)......... $20,000 $ 864,202    $ 884,202
                                               ======= =========    =========



        See accompanying notes to the consolidated financial statements.

                      SMITH-CHRISTENSEN ENTERPRISES, INC.
                                 AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                THREE-MONTH
                                                                               PERIODS ENDED
                                                             TWELVE-MONTH        MARCH 31
                            YEAR ENDED       YEAR ENDED      PERIOD ENDED    ------------------
                         JANUARY 31, 1996 JANUARY 31, 1997 DECEMBER 31, 1997   1997      1998
                         ---------------- ---------------- ----------------- --------  --------
                                                                                (UNAUDITED)
Cash flows from
 operating activities:
 Net income (loss).....     $  (7,500)       $ 514,715         $ 822,364     $ 56,159  $(26,242)
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided by
  operating
  activities:
   Net loss for the
    month of January
    1997 (note 1(b))...           --               --             (1,753)         --        --
   Depreciation and
    amortization.......       237,118          322,628           268,732       67,183    23,638
   Deferred income
    taxes..............       151,090          106,198           119,342          --        --
   Decrease (increase)
    in trade accounts
    receivable.........       (74,638)          63,597          (189,448)     141,456    (5,711)
   Increase in due from
    related parties....        (6,512)         (10,285)          (39,486)         --        --
   Decrease (increase)
    in due from
    employees..........           --               --             (2,929)         --      6,098
   Decrease (increase)
    in inventories.....           --           (20,661)           10,711        5,175   (19,422)
   Decrease (increase)
    in prepaid
    expenses...........       (29,858)           7,609            10,368     (262,315)  (27,308)
   Decrease (increase)
    in receivables from
    related parties....       (34,549)        (297,009)         (674,439)         --    377,292
   Increase (decrease)
    in accounts
    payable............        65,853          (49,744)           29,925      (15,789)   95,303
   Increase (decrease)
    in accrued payroll
    and related costs..        62,316          (58,732)           56,806       52,697   (63,731)
   Increase (decrease)
    in income taxes
    payable............       (30,809)          75,650           284,476       (2,214)   (9,300)
   (Decrease) increase
    in other accrued
    expenses...........         6,130           (1,785)           (2,195)         --     22,308
                            ---------        ---------         ---------     --------  --------
     Net cash provided
      by operating
      activities.......       338,641          652,181           692,474       42,352   372,925
                            ---------        ---------         ---------     --------  --------
Cash flows from
 investing activities:
 Purchases of
  property, plant and
  equipment............      (700,708)        (493,663)         (472,715)    (175,175) (311,832)
 Purchase of Custom
  Towing...............      (200,000)             --                --           --        --
                            ---------        ---------         ---------     --------  --------
     Net cash used in
      investing
      activities.......      (900,708)        (493,663)         (472,715)    (175,175) (311,832)
                            ---------        ---------         ---------     --------  --------
Cash flows from
 financing activities:
 Proceeds from long-
  term debt............       424,979              --                --        76,624       --
 Principal payments on
  long-term debt.......           --          (104,014)         (133,341)         --    (19,366)
 Proceeds from
  borrowings under
  lines of credit......       150,000          120,000               --           --        --
                            ---------        ---------         ---------     --------  --------
     Net cash (used in)
      provided by
      financing
      activities.......       574,979           15,986          (133,341)      76,624   (19,366)
                            ---------        ---------         ---------     --------  --------
Net increase in cash...        12,912          174,504            86,418      (56,199)   41,727
Cash at beginning of
 period................        (7,147)           5,765           180,269      258,181   266,687
                            ---------        ---------         ---------     --------  --------
Cash at end of period..     $   5,765        $ 180,269         $ 266,687     $201,982  $308,414
                            =========        =========         =========     ========  ========
Supplemental disclosure
 of cash flow
 information:
 Cash paid during the
  year for:
   Interest............     $ 258,554        $ 325,370         $ 253,242     $ 63,310  $ 62,063
                            =========        =========         =========     ========  ========
   Income taxes........     $  58,439        $  61,656         $  37,160     $  9,290  $ 11,889
                            =========        =========         =========     ========  ========

        See accompanying notes to the consolidated financial statements.

                      SMITH-CHRISTENSEN ENTERPRISES, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           JANUARY 31, 1996, JANUARY 31, 1997 AND DECEMBER 31, 1997

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Description of Business

  Smith-Christensen Enterprises, Inc. and its wholly-owned subsidiary City Towing, Inc. (d/b/a Quality Towing), collectively referred to herein as "Quality," were founded in 1988 and 1968, respectively. Quality's primary business is towing, impounding and storing vehicles for municipal, governmental and commercial customers in Southern Nevada. Quality has two facilities in Las Vegas. It operates approximately 40 vehicles.

 (b) Periods Presented

  Because Quality has a fiscal year end of January 31, the statements of operations, stockholder's equity and cash flows for Quality's most recent twelve-month period includes the results of operations for the month of January 1997, which is also included in the prior fiscal year ended January 31, 1997. The following represents the condensed results of operations for the month of January 1997 which is included in the twelve-month period ended December 31, 1997 and in the fiscal year ended January 31, 1997:

     Net revenue..................................................... $440,053
     Cost of revenue.................................................  242,564
                                                                      --------
         Gross profit................................................  197,489
     Selling, general and administrative expenses....................  174,187
                                                                      --------
         Income from operations......................................   23,302
                                                                      --------
     Other expenses:
       Interest expense..............................................  (24,193)
       Other.........................................................     (862)
                                                                      --------
         Loss before income taxes....................................   (1,753)
         Income tax expense..........................................      --
                                                                      --------
         Net loss.................................................... $ (1,753)
                                                                      ========

 (c) Principles of Consolidation

  The consolidated financial statements include the financial statements of Smith-Christensen Enterprises, Inc. and its wholly-owned subsidiary City Towing, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

 (d) Revenue Recognition

  Quality operates as one segment related to the transportation of vehicles and equipment for customers.

  Quality's revenue is derived from customers who require a towing service, fees related to the storage of vehicles that have been towed, transport of vehicles and equipment, and auction sales of unclaimed vehicles. Towing revenue is recognized at the completion of each towing engagement, storage fees are accrued over the period the vehicles are held in the impound facility, transport revenue is recognized upon the delivery of the vehicles/equipment to their final destination, and revenue from auction sales are recorded when title to the vehicles has been transferred. Expenses related to the generation of revenue are recognized as incurred.

                      SMITH-CHRISTENSEN ENTERPRISES, INC.
                                AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


 (e) Inventories

  Inventories consist of vehicles that will be offered for auction. Inventories are stated at the lower of cost or market.

 (f) Property, Plant and Equipment

  Property, plant and equipment are stated at cost. Depreciation is determined for financial statement purposes using the straight-line method over the estimated useful lives of the individual assets or, for leasehold improvements, over the terms of the related leases if shorter. Accelerated methods of depreciation have been used for income tax purposes. For financial statement purposes, Quality provides for depreciation of property and equipment over the following estimated useful lives:

     Buildings...................................................... 28-30 years
     Leasehold improvements......................................... 15-30 years
     Transportation and towing equipment............................  5-15 years
     Office equipment...............................................   3-5 years
     Machinery and other equipment..................................     5 years

 (g) Fair Value of Financial Instruments

  Due to the short-term nature of various financial instruments and the current incremental borrowing rates available to Quality on bank loans with similar terms and maturities, the fair value of Quality's financial instruments approximates their carrying values.

 (h) Income Taxes

  Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 (i) Use of Estimates

  Management of Quality has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

 (j) Interim Financial Statements

  The interim financial information included in these financial statements is unaudited but reflects all adjustments (consisting of only normal recurring accruals) which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented.

(2) PREPAID EXPENSES

  Prepaid expenses consist of the following:

                                            JANUARY 31, DECEMBER 31,  MARCH 31,
                                               1997         1997        1998
                                            ----------- ------------ -----------
                                                                     (UNAUDITED)
     Prepaid insurance.....................   $28,010     $19,680      $45,988
     Prepaid interest......................     2,038         --           --
                                              -------     -------      -------
                                              $30,048     $19,680      $45,988
                                              =======     =======      =======

                      SMITH-CHRISTENSEN ENTERPRISES, INC.
                                AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


(3) PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consists of the following:

                                           JANUARY 31,  DECEMBER 31,  MARCH 31,
                                              1997          1997        1998
                                           -----------  ------------ -----------
                                                                     (UNAUDITED)
     Land................................. $  600,000    $  600,000  $  600,000
     Buildings............................    156,225       156,225     156,225
     Leasehold improvements...............    278,925       278,925     278,925
     Transportation and towing equipment..  2,109,893     2,481,396   2,736,468
     Office equipment.....................    123,691       212,066     222,089
     Machinery and other equipment........    112,889       125,726     172,463
                                           ----------    ----------  ----------
       Total..............................  3,381,623     3,854,338   4,166,170
     Less accumulated depreciation and
      amortization........................   (728,380)     (977,109) (1,000,747)
                                           ----------    ----------  ----------
                                           $2,653,243    $2,877,229  $3,165,423
                                           ==========    ==========  ==========

  Depreciation and amortization of property, plant and equipment for the years ended January 31, 1996 and 1997 and the twelve-month period ended December 31, 1997, totaled $140,910, $224,196, and $271,341, respectively.

(4) OTHER ASSETS

  Other assets consist of the following:

                                            JANUARY 31, DECEMBER 31,  MARCH 31,
                                               1997         1997        1998
                                            ----------- ------------ -----------
                                                                     (UNAUDITED)
     Metro Contract........................  $ 705,850   $ 705,850    $ 705,850
     Non-compete agreement.................     25,000      25,000       25,000
     Goodwill..............................    225,048     225,048      225,048
                                             ---------   ---------    ---------
       Total...............................    955,898     955,898      955,898
     Less accumulated amortization.........   (836,990)   (856,993)    (861,993)
                                             ---------   ---------    ---------
                                             $ 118,908   $  98,905    $  93,905
                                             =========   =========    =========

  Metro contract costs, non-compete agreement and goodwill are amortized over nine, five and fifteen years, respectively. Amortization expense totaled, $96,208, $98,432 and $20,003 for the years ended January 31, 1996 and 1997 and the twelve-month period ended December 31, 1997.

                      SMITH-CHRISTENSEN ENTERPRISES, INC.
                                 AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


(5) INDEBTEDNESS

  Quality's long-term debt consisted of the following:

                                          JANUARY 31,  DECEMBER 31,  MARCH 31,
                                             1997          1997        1998
                                          -----------  ------------ -----------
                                                                    (UNAUDITED)
     Notes payable to bank, payable in
      aggregate monthly installments of
      $20,312, plus interest ranging
      from 9% to 9.25% over periods
      ranging from 36 to 48 months, ma-
      turing between September 5, 1998
      and June, 2001. Secured by vehi-
      cles and equipment. ..............  $  428,678    $  596,105  $  667,913
     Note payable to former owner, pay-
      able in varied monthly install-
      ments, including interest at 10%,
      with a final lump sum payment of
      $1,396,556, maturing March 1,
      1999. Secured by land, building
      and the stock of City Towing,
      Inc. .............................   1,682,529     1,562,530   1,522,484
     Note payable to former owner, pay-
      able in monthly installments of
      $3,800, including interest at 9%,
      maturing July 1, 2003. Secured by
      land and building. ...............     226,489       202,485     195,357
     Note payable to Navistar, payable
      in monthly installments of $1,433,
      including interest at 10.5%, ma-
      turing May 4, 1999. Secured by
      equipment. .......................      35,444        22,540      18,666
     Notes payable to Navistar, payable
      in monthly installments of $6,110
      and 2,900, respectively, including
      interest at 9%, maturing May 12,
      1999 and August 11, 1999, respec-
      tively. Secured by equipment. ....     240,964       158,685     135,102
     Note payable to Navistar, payable
      in monthly installments of $563,
      including interest at 11.5%, ma-
      turing August 28, 1997. Secured by
      equipment. .......................       3,796           --          --
     Note payable to bank, payable in
      monthly installments of $6,716,
      including interest at 8%, maturing
      July 1, 2000. Secured by equip-
      ment. ............................     245,316       187,529     170,986
                                          ----------    ----------  ----------
       Total long-term debt.............   2,863,216     2,729,874   2,710,508
     Less installments due within one
      year..............................    (447,875)     (541,836)   (522.470)
                                          ----------    ----------  ----------
       Long-term debt, excluding current
        installments....................  $2,415,341    $2,188,038  $2,188,038
                                          ==========    ==========  ==========

  Annual maturities of long-term debt for the next five years and thereafter are as follows:

     1998............................................................ $  541,836
     1999............................................................  1,771,119
     2000............................................................    264,155
     2001............................................................     81,521
     2002............................................................     40,849
     Thereafter......................................................     30,394
                                                                      ----------
                                                                      $2,729,874
                                                                      ==========

                      SMITH-CHRISTENSEN ENTERPRISES, INC.
                                AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


(6) LEASES

  Quality leases land and building used as part of its operations under a lease agreement with Nevada Recycling Corporation, an affiliated entity owned by the owners of the stockholder of Quality. The lease is classified as an operating lease. The agreement provides for monthly rental payments of $8,000 with an automatic renewal for additional consecutive periods of one year beginning every October, unless either party gives no less than 30 days written notice of the intent to terminate. Quality is responsible for all operating costs related to the property.

  Rent expense was $96,000 for the years ended January 31, 1996 and 1997 and the twelve-month period ended December 31, 1997, respectively.

(7) INCOME TAXES

  Income tax expense for the years ended January 31, 1997 and 1996 and the twelve-month period ended December 31, 1997 consists of:

                                                                    TWELVE-MONTH
                                            YEAR ENDED  YEAR ENDED  PERIOD ENDED
                                            JANUARY 31, JANUARY 31, DECEMBER 31,
                                               1996        1997         1997
                                            ----------- ----------- ------------
     Current:
     Federal...............................  $(47,338)   $171,425     $321,636
     Deferred..............................   151,090     106,198      119,342
                                             --------    --------     --------
                                             $103,752    $277,623     $440,978
                                             ========    ========     ========

  The following table reconciles the expected tax expense at the Federal statutory tax rate to the effective tax rate:

                                                                    TWELVE-MONTH
                                            YEAR ENDED  YEAR ENDED  PERIOD ENDED
                                            JANUARY 31, JANUARY 31, DECEMBER 31,
                                               1996        1997         1997
                                            ----------- ----------- ------------
     Computed expected tax expense.........  $ 32,726    $269,395     $429,536
     Meals and entertainment...............     1,114       6,345        6,341
     Non-deductible goodwill...............     5,101       5,101        5,101
     Adjustment to prior years' taxes......    64,811         --           --
     Other.................................       --       (3,218)         --
                                             --------    --------     --------
                                             $103,752    $277,623     $440,978
                                             ========    ========     ========

                      SMITH-CHRISTENSEN ENTERPRISES, INC.
                                AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities as of January 31, 1997 and the twelve-month period ended December 31, 1997 are presented below:

                                                                   TWELVE-MONTH
                                                                   PERIOD ENDED
                                                       JANUARY 31, DECEMBER 31,
                                                          1997         1997
                                                       ----------- ------------
     Deferred tax assets:
       Covenant-not-to-compete........................  $  2,031     $  3,164
       Contract/intangible............................    13,733          --
                                                        --------     --------
         Total gross deferred tax assets..............    15,764        3,164
         Less valuation allowance.....................       --           --
                                                        --------     --------
                                                          15,764        3,164
     Deferred tax liabilities:
       Property and equipment, due to differences in
        depreciation lives and methods................   209,143      315,885
                                                        --------     --------
       Net deferred tax liability.....................  $193,379     $312,721
                                                        ========     ========

  At January 31, 1996, the net deferred tax liability was $299,577 and there was no recorded valuation allowance.

  In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the projected future taxable income and tax planning strategies, as well as carryback opportunities, in making this assessment. Based upon the level of historical taxable income, projections for future taxable income and carryback opportunities over the periods in which the deferred tax assets are deductible, management believes it is more likely than not Quality will realize the benefits of these deductible differences. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income are reduced.

(8) NON-CASH TRANSACTIONS

  During 1995, Quality financed $331,223 of certain transportation and towing equipment in connection with the purchase of Custom Towing through a lending institution.

(9) RELATED PARTY TRANSACTIONS

  Accounts receivable from related parties are amounts due from four companies under the common control of Quality's stockholders. The amounts receivable totaled $167,959 and $881,884 as of January 31, 1997 and December 31, 1997, respectively.

  Quality leases land and building from an affiliated entity owned by the owners of the stockholder of Quality (see note 6).

(10) CONTINGENT LIABILITIES

  Various legal claims arise against Quality during the normal course of business. In the opinion of management, liabilities, if any, arising from proceedings would not have a material effect on the financial statements.

                      SMITH-CHRISTENSEN ENTERPRISES, INC.
                                AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


(11) SUBSEQUENT EVENT

  (a) During February 1998, the stockholder entered into a definitive agreement to sell Quality net of land, buildings and leasehold improvements and the note payable to the former owner of City Towing, in the amount of $202,485 at December 31, 1997, to United Road Services, Inc. The sales transaction, affected through a combination of cash and common stock of United Road Services, Inc., is contingent and effective upon the initial public offering of the common stock of United Road Services, Inc. Additionally, proceeds of the initial public offering will be used to pay the note payable to former owner of $1,562,530 at December 31, 1997. The anticipated selling price of Quality exceeds its net assets as of December 31, 1997.

  (b) Concurrently with the acquisition, United Road Services, Inc. will enter into agreements with the stockholder to lease land and buildings used in Quality's operations for negotiated amounts and terms.

  (c) On May 6, 1998, United Road Services, Inc. effectively acquired Quality as a result of the successful completion of the initial public offering of the common stock of United Road Services, Inc. on May 1, 1998.

                         INDEPENDENT AUDITORS' REPORT

The Stockholders
Caron Auto Works, Inc. and
Caron Auto Brokers, Inc.:

  We have audited the accompanying combined balance sheets of Caron Auto Works, Inc. and Caron Auto Brokers, Inc. (collectively, "Caron") as of September 30, 1996 and 1997, and the related combined statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1997. These combined financial statements are the responsibility of Caron's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Caron Auto Works, Inc. and Caron Auto Brokers, Inc. as of September 30, 1996 and 1997 and the results of their combined operations and their combined cash flows for each of the years in the three-year period ended September 30, 1997 in conformity with generally accepted accounting principles.

                                          /s/ KPMG Peat Marwick LLP

Albany, New York
January 16, 1998,
except as to note 8(c),
which is as of May 6, 1998

                           CARON AUTO WORKS, INC. AND
                            CARON AUTO BROKERS, INC.

                            COMBINED BALANCE SHEETS

                                                 SEPTEMBER 30
                                             ----------------------   MARCH 31,
                                                1996        1997        1998
                                             ----------  ----------  -----------
                                                                     (UNAUDITED)
                  ASSETS
Current assets:
  Cash.....................................  $   29,370  $  108,163  $   29,676
  Trade accounts receivable, net of
   allowance for doubtful accounts of
   $26,793 in 1996 and $45,079 in 1997.....     633,736     746,332   1,044,089
  Accounts receivable from related parties
   (note 7)................................      98,056      49,754     496,589
  Accounts receivable from employees.......         --        6,500      13,000
  Notes receivable.........................         --       44,539     153,561
  Inventories..............................      24,185      30,040      91,520
  Prepaid and other current assets.........      38,685       5,142     175,429
                                             ----------  ----------  ----------
    Total current assets...................     824,032     990,470   2,003,864
Property and equipment, net (notes 2, 3 and
 4)........................................   1,241,097   2,278,962   3,309,753
Other assets...............................       2,500      22,736      66,780
                                             ----------  ----------  ----------
    Total assets...........................  $2,067,629  $3,292,168   5,380,397
                                             ==========  ==========  ==========
   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current installments of long-term debt
   (note 3)................................  $   83,297  $  263,093  $  549,176
  Current installments of obligations under
   capital lease (note 4)..................     181,272     177,932     233,205
  Borrowings under lines of credit (note
   3)......................................      18,839     225,000     250,000
  Payable to related parties (note 7)......     185,920       9,500         --
  Accounts payable.........................     130,282     332,544     815,157
  Accrued payroll and related costs........      16,058      40,870     199,961
  Income taxes payable (note 5)............     101,128      92,447       7,950
  Other accrued liabilities................      24,021      48,277      17,458
                                             ----------  ----------  ----------
    Total current liabilities..............     740,817   1,189,663   2,072,907
Long-term liabilities:
  Long-term debt, excluding current
   installments (note 3)...................      56,982   1,010,856   2,003,282
  Obligations under capital lease,
   excluding current installments (note 4).     428,862     437,789     662,669
  Deferred income taxes (note 5)...........     160,342      54,019      54,019
                                             ----------  ----------  ----------
    Total liabilities......................   1,387,003   2,692,327   4,792,877
                                             ----------  ----------  ----------
Stockholders' equity:
  Common stock, $10 par value.
  Authorized 10,000 shares; issued and
   outstanding 200 shares in 1996 and 1997.       2,000       2,000       2,000
  Additional paid-in capital...............      10,225      10,225      10,225
  Retained earnings........................     698,401     617,616     605,295
  Less treasury stock, 3,000 common shares
   in 1996 and 1997, at cost...............     (30,000)    (30,000)    (30,000)
                                             ----------  ----------  ----------
    Total stockholders' equity.............     680,626     599,841     587,520
                                             ----------  ----------  ----------
    Total liabilities and stockholders'
     equity................................  $2,067,629  $3,292,168  $5,380,397
                                             ==========  ==========  ==========

            See accompanying notes to combined financial statements.

                           CARON AUTO WORKS, INC. AND
                            CARON AUTO BROKERS, INC.

                       COMBINED STATEMENTS OF OPERATIONS

                                                                  SIX-MONTHS
                             YEARS ENDED SEPTEMBER 30           ENDED MARCH 31
                         ----------------------------------  ----------------------
                            1995        1996        1997        1997        1998
                         ----------  ----------  ----------  ----------  ----------
                                                                  (UNAUDITED)
Net revenue............. $4,624,155  $5,575,257  $6,626,850  $3,565,268  $4,016,293
Cost of revenue.........  4,044,834   5,083,883   6,303,546   3,278,560   3,354,742
                         ----------  ----------  ----------  ----------  ----------
   Gross profit.........    579,321     491,374     323,304     286,708     661,551
Selling, general and
 administrative
 expenses...............    238,006     237,943     511,510     380,692     611,988
                         ----------  ----------  ----------  ----------  ----------
   Income (loss) from
    operations..........    341,315     253,431    (188,206)    (93,984)     49,563
                         ----------  ----------  ----------  ----------  ----------
Other income (expense):
 Interest expense.......    (77,693)   (108,069)   (141,000)    (52,060)   (131,207)
 Interest income........        810       5,706       8,360         --          --
 Gain on sale of
  assets................      7,457      16,985     114,966       3,263      54,534
 Other..................     25,570      22,526      29,460      10,693       8,442
                         ----------  ----------  ----------  ----------  ----------
   Income (loss) before
    income taxes........    297,459     190,579    (176,420)   (132,088)    (18,668)
Income tax expense
 (benefit) (note 5).....    103,020      61,838     (95,635)    (44,910)     (6,347)
                         ----------  ----------  ----------  ----------  ----------
   Net income (loss).... $  194,439  $  128,741  $  (80,785) $  (87,178) $  (12,321)
                         ==========  ==========  ==========  ==========  ==========


            See accompanying notes to combined financial statements.

                           CARON AUTO WORKS, INC. AND
                            CARON AUTO BROKERS, INC.

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                                   ADDITIONAL                         TOTAL
                            COMMON  PAID-IN   RETAINED  TREASURY  STOCKHOLDERS'
                            STOCK   CAPITAL   EARNINGS   STOCK       EQUITY
                            ------ ---------- --------  --------  -------------
Balance at September 30,
 1994...................... $2,000  $10,225   $375,221  $(30,000)   $357,446
Net income--1995...........    --       --     194,439       --      194,439
                            ------  -------   --------  --------    --------
Balance at September 30,
 1995......................  2,000   10,225    569,660   (30,000)    551,885
Net income--1996...........    --       --     128,741       --      128,741
                            ------  -------   --------  --------    --------
Balance at September 30,
 1996......................  2,000   10,225    698,401   (30,000)    680,626
Net loss--1997.............    --       --     (80,785)      --      (80,785)
                            ------  -------   --------  --------    --------
Balance at September 30,
 1997......................  2,000   10,225    617,616   (30,000)    599,841
Net income--Six-months
 ended March 31, 1998
 (unaudited)...............    --       --     (12,321)      --      (12,321)
                            ------  -------   --------  --------    --------
Balance of March 31, 1998
 (unaudited)............... $2,000  $10,225   $605,295  $(30,000)   $587,520
                            ======  =======   ========  ========    ========



            See accompanying notes to combined financial statements.

                           CARON AUTO WORKS, INC. AND
                            CARON AUTO BROKERS, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                 SIX-MONTHS
                             YEARS ENDED SEPTEMBER 30          ENDED MARCH 31
                           -------------------------------  ---------------------
                             1995       1996       1997       1997        1998
                           ---------  ---------  ---------  ---------  ----------
                                                                (UNAUDITED)
Cash flows from operating
 activities:
 Net income (loss).......  $ 194,437  $ 128,741  $ (80,785) $ (87,178) $  (12,321)
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided by (used in)
  operating activities:
   Depreciation and
    amortization.........    158,790    196,937    213,290     84,186      98,113
   Deferred income taxes.     41,924     18,467   (106,323)       --          --
   Gain on sale of
    assets...............     (7,457)   (16,985)  (114,966)    (3,263)     54,534
   Increase in trade
    accounts receivable..    (63,618)  (119,278)  (112,596)  (135,102)   (297,757)
   Decrease (increase) in
    receivables from
    related parties......    (12,056)   (66,885)    48,302      4,967    (446,835)
   Increase in accounts
    receivable from
    employees............        --         --      (6,500)       --       (6,500)
   (Increase) decrease in
    inventories..........      4,705    (23,766)    (5,855)    (9,235)    (61,480)
   Decrease (increase) in
    prepaid expenses.....      4,758    (19,644)    33,543   (104,759)   (172,187)
   (Increase) decrease in
    other assets.........        191        --     (20,236)       --      (44,044)
   Decrease in amounts
    payable to related
    parties..............    (10,702)   (22,889)  (176,420)    14,947      (9,500)
   Increase (decrease) in
    accounts payable.....    (44,731)    16,036    202,262    161,676     482,613
   Increase (decrease) in
    accrued payroll and
    related costs........   (119,686)    (1,670)    24,812     24,859     159,091
   Increase in other
    accrued liabilities..        447     86,401     15,575    (72,439)   (115,316)
                           ---------  ---------  ---------  ---------  ----------
     Net cash provided by
      (used in) operating
      activities.........    147,002    175,465    (85,897)  (121,341)   (371,589)
                           ---------  ---------  ---------  ---------  ----------
Cash flows from investing
 activities:
 Purchases of property
  and equipment..........   (142,383)   (54,909)  (333,277)  (137,328) (1,261,847)
 Proceeds from sale of
  assets.................    123,913     56,011    341,196    156,636      80,309
 Increase in notes
  receivable.............        --         --     (44,539)  (189,157)   (109,022)
                           ---------  ---------  ---------  ---------  ----------
     Net cash provided by
      (used in) investing
      activities.........    (18,470)     1,102    (36,620)  (169,849) (1,290,560)
                           ---------  ---------  ---------  ---------  ----------
Cash flows from financing
 activities:
 Proceeds from long-term
  debt...................    100,000     70,345    456,500    456,500   1,835,267
 Principal payments on
  long-term debt and
  capital leases.........   (174,880)  (300,175)  (461,351)  (174,890)   (276,605)
 Borrowings under line
  of credit, net.........    (35,000)    18,839    206,161     51,161      25,000
                           ---------  ---------  ---------  ---------  ----------
     Net cash provided by
      (used in) financing
      activities.........   (109,880)  (210,991)   201,310    332,771   1,583,662
                           ---------  ---------  ---------  ---------  ----------
Net increase (decrease)
 in cash.................     18,652    (34,424)    78,793     41,581     (78,487)
Cash at beginning of
 year....................     45,142     63,794     29,370     29,370     108,163
                           ---------  ---------  ---------  ---------  ----------
Cash at end of year......  $  63,794  $  29,370  $ 108,163  $  70,951  $   29,676
                           =========  =========  =========  =========  ==========
Supplemental disclosure
 of cash flow
 information:
 Cash paid during the
  year for:
   Interest..............  $ 124,505  $ 110,038  $ 143,639  $  52,060  $  131,207
                           =========  =========  =========  =========  ==========
   Income taxes..........  $     --   $  61,096  $  43,371  $  44,910  $   78,150
                           =========  =========  =========  =========  ==========

            See accompanying notes to combined financial statements.

                          CARON AUTO WORKS, INC. AND
                           CARON AUTO BROKERS, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                       SEPTEMBER 30, 1995, 1996 AND 1997

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Description of Business

  Caron Auto Works, Inc. and Caron Auto Brokers, Inc. (collectively, "Caron") were founded in 1976 and 1993, respectively. Caron's primary business is transporting vehicles for leasing companies, long-haul transporters and individuals in the Northeastern United States. It also provides towing services for commercial and private customers in the Hartford, Connecticut region. Caron has two facilities in East Hartford and one facility in New Jersey. It operates approximately 55 vehicles.

 (b) Principles of Combination

  The combined financial statements include the financial statements of Caron Auto Works, Inc. and Caron Auto Brokers, Inc. All significant intercompany balances and transactions have been eliminated in combination. Both entities have the same management and principal stockholder ownership.

 (c) Revenue Recognition

  Caron operates as one segment related to the transportation of vehicles and equipment for customers.

  Caron's revenue is derived from customers who require a towing service, transport of vehicles and equipment, fees related to repair of vehicles that have been towed, and auction sales of unclaimed vehicles. Towing revenue is recognized at the completion of each towing engagement, transport revenue is recognized upon the delivery of the vehicles/equipment to their final destination, repair fees are recorded when the service is performed, and revenue from auction sales are recorded when title to the vehicles has been transferred. Expenses related to the generation of revenue are recognized as incurred.

 (d) Inventories

  Inventories include spare parts used in the repair of vehicles and are stated at the lower of cost or market.

 (e) Property and Equipment

  Property and equipment are stated at cost. Depreciation is determined for financial statement purposes using the straight-line method over the estimated useful lives of the individual assets or, for leasehold improvements, over the terms of the related leases if shorter. Accelerated methods of depreciation have been used for income tax purposes. For financial statement purposes, Caron provides for depreciation of property and equipment over the following estimated useful lives:

   Automobiles and transportation equipment..........................    5 years
   Furniture and fixtures............................................  5-7 years
   Machinery and equipment...........................................  5-7 years
   Leasehold improvements............................................ 7-39 years

 (f) Fair Value of Financial Instruments

  Due to the short-term nature of various financial instruments and the current incremental borrowing rates available to Caron on bank loans with similar terms and maturities, the fair value of Caron's financial instruments approximates their carrying values.

                            CARON AUTO WORKS, INC.
                         AND CARON AUTO BROKERS, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


 (g) Income Taxes

  Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 (h) Use of Estimates

  Management of Caron has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

 (i) Interim Financial Statements

  The interim financial information included in these financial statements is unaudited but reflects all adjustments (consisting of only normal recurring accruals) which are, in the opinion of management, necessary for a fair presentation of the results of the interim periods presented.

(2) PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                SEPTEMBER 30
                                            ----------------------   MARCH 31,
                                               1996        1997        1998
                                            ----------  ----------  -----------
                                                                    (UNAUDITED)
Vehicles................................... $   16,608  $   42,258  $   25,650
Office equipment...........................     75,590     112,455     149,391
Transportation and towing equipment........  1,663,407   2,604,541   3,600,952
Leasehold improvements.....................    262,276     313,011     366,898
                                            ----------  ----------  ----------
  Total....................................  2,017,881   3,072,265   4,142,891
Less accumulated depreciation and
 amortization..............................   (776,784)   (793,303)   (833,138)
                                            ----------  ----------  ----------
                                            $1,241,097  $2,278,962  $3,309,753
                                            ==========  ==========  ==========

  Depreciation and amortization of property and equipment in 1995, 1996 and 1997 totaled $158,790, $196,937 and $213,290, respectively.

(3) INDEBTEDNESS

  Caron has available a $250,000 line of credit with Bank of South Windsor, secured by all corporate assets and a personal guarantee by Caron's primary stockholder. Interest is payable at the prime lending rate plus 1% (9.5% at September 30, 1997). Total borrowings under this unsecured line of credit as of September 30, 1996 and 1997 amounted to $18,839 and $225,000, respectively.

                             CARON AUTO WORKS, INC.
                          AND CARON AUTO BROKERS, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

  Caron's long-term debt consists of the following:

                                                     SEPTEMBER 30
                                                   ----------------  MARCH 31,
                                                    1996     1997      1998
                                                   ------- -------- -----------
                                                                    (UNAUDITED)
Note payable to Savings Bank of Manchester,
 payable in monthly principal payments of $1,085,
 plus interest at 8.25%, maturing September 29,
 2000. Secured by a car and the personal
 guarantee of the primary stockholder............  $   --  $ 34,500  $ 29,333
Note payable to Savings Bank of Manchester,
 payable in monthly principal payments of $2,500,
 plus interest at prime plus 1% (9.5% at
 September 30, 1997), maturing on August 26,
 2002. Secured by a car and the personal
 guarantee of the primary stockholder............      --   147,500   132,500
Note payable to Savings Bank of Manchester,
 payable in monthly installments of $692,
 including interest at 8.25%, maturing on August
 29, 2000. Secured by a car......................      --    21,459    18,714
Note payable to unrelated individual, payable in
 monthly installments of $580, including interest
 at 12.5%, maturing on October 31, 2000..........   22,364   17,947    14,124
Note payable to Bank of South Windsor, payable in
 monthly installments of $1,633, including
 interest at 9.5%. Matured in October, 1996.
 Secured by one tractor and three trailers.......    1,844      --        --
Note payable to Bank of South Windsor, payable in
 monthly principal payments of $1,111, plus
 interest at prime plus 1% (9.5% at September 30,
 1997), maturing on April 18, 1999. Secured by
 assets of Caron and the personal guarantee of
 the primary stockholder.........................   34,444   21,111    14,444
Note payable to Bank of South Windsor, payable in
 monthly installments of $8,904, including
 interest at 9.25%, maturing on March 27, 2002.
 Secured by twelve tractors and twelve trailers
 and the personal guarantee of the primary
 stockholder.....................................      --   390,878   355,615
Note payable to Peoples Bank, payable in monthly
 principal payments of $1,786, plus interest at
 prime plus 1.5% (10% at September 30, 1997),
 maturing August 15, 2004. Secured by the assets
 of Caron and the personal guarantee of the
 primary stockholder and affiliated companies....      --   148,214   137,498
Note payable to Bank of South Windsor, payable in
 monthly installments of $3,203, including
 interest at 9.5%. Secured by assets of Caron and
 the personal guarantee by the primary
 stockholder.....................................   40,498      --        --
Note payable to Ford Motor Credit Company,
 payable in monthly installments of $770,
 including interest at 10%, maturing November 27,
 1998. Secured by a truck........................   24,979   17,924    15,524
Note payable to Ford Motor Credit Company,
 payable in monthly installments of $959,
 including interest at 8.5%. Secured by
 equipment.......................................   16,150      --        --
Notes payable to Navistar Financial Corp.,
 payable in monthly installments ranging from
 $1,632 to $6,788, including interest at rates of
 9.9% and 10.3%, maturing between 2001 and 2002.
 Secured by tractors and trailers................      --   474,416   426,239
Notes payable to Chase Manhattan Bank, payable in
 monthly installments of $2,082 and $741
 including interest at 9.0% and 8.5%, maturing in
 2002. Secured by a tractor trailer and real
 property........................................      --       --    129,138
Notes payable to Green Tree Financial Servicing
 Corporation, payable in monthly installments of
 $10,649 including interest at 10.9% maturing
 July 20, 2002. Secured by three trucks..........      --       --    432,970

                            CARON AUTO WORKS, INC.
                         AND CARON AUTO BROKERS, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


                                                SEPTEMBER 30
                                             --------------------   MARCH 31,
                                               1996       1997        1998
                                             --------  ----------  -----------
                                                                   (UNAUDITED)
Notes payable to PACCAR Financial Corp,
 payable in monthly installments of $7,199
 and $3,049 including interest at 10.8%
 maturing August 1, 2002. Secured by two
 trucks..................................... $    --   $      --   $  430,161
Note payable to Orix Credit Alliance, Inc.,
 payable in monthly installments of $3,719,
 including interest at 9.6% maturing
 February 3, 2002. Secured by one trailer
 and one tractor truck......................      --          --      145,321
Note payable to Norwest Equipment Finance,
 Inc., payable in monthly installments of
 $3,398, including interest at 10.3%
 maturing April 2, 2002. Secured by one
 tractor, one trailer, and a car carrier....      --          --      133,337
Note payable to Newcourt Financial Corp.,
 payable in monthly installments of $3,320
 including interest at 10.8% maturing July
 23, 2002. Secured by one tractor and one
 car hauler.................................      --          --      137,540
                                             --------  ----------  ----------
  Total long-term debt......................  140,279   1,273,949   2,552,458
Less installments due within one year.......  (83,297)   (263,093)   (549,176)
                                             --------  ----------  ----------
  Long-term debt, excluding current
   installments............................. $ 56,982  $1,010,856  $2,003,282
                                             ========  ==========  ==========

  The aggregate maturities of long-term debt for each of the five years subsequent to September 30, 1997 are as follows:

   1998.............................................................. $  263,093
   1999..............................................................    279,925
   2000..............................................................    285,877
   2001..............................................................    259,616
   2002..............................................................    144,384
   Thereafter........................................................     41,054
                                                                      ----------
                                                                      $1,273,949
                                                                      ==========

(4) LEASES

  Caron is the lessee for various transportation and towing equipment under capital leases expiring in 2002.

  Following is a summary of equipment held under the capital leases:

                                                  SEPTEMBER 30
                                               --------------------   MARCH 31,
                                                 1996       1997        1998
                                               ---------  ---------  -----------
                                                                     (UNAUDITED)
Transportation and towing equipment........... $ 885,356  $ 741,628   $856,719
Less accumulated amortization.................  (186,143)  (198,826)  (218,000)
                                               ---------  ---------   --------
                                               $ 699,213  $ 542,802   $638,719
                                               =========  =========   ========

  Caron leases the building used for its operations on a month-to-month basis from its primary stockholder. The lease is classified as an operating lease. Caron is responsible for all operating costs related to the property. Rent paid to the stockholder in 1995, 1996 and 1997 was $75,382, $77,181 and $117,096, respectively.

  Total rent expense for 1995, 1996 and 1997 was $84,382, $86,181 and $126,096, respectively.

                             CARON AUTO WORKS, INC.
                          AND CARON AUTO BROKERS, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


  Future minimum capital lease payments as of September 30, 1997 are:

   Year Ending September 30,
     1998............................................................ $ 236,171
     1999............................................................   208,828
     2000............................................................   178,665
     2001............................................................    93,094
     2002............................................................     5,644
                                                                      ---------
       Total.........................................................   722,402
     Less amount representing interest...............................  (106,681)
                                                                      ---------
       Present value of net minimum capital lease payments........... $ 615,721
                                                                      =========

(5) INCOME TAXES

  Income tax expense (benefit) for the years ended September 30, 1995, 1996 and 1997 consists of:

                                                       1995    1996     1997
                                                     -------- ------- ---------
   Current:
     Federal........................................ $ 38,174 $26,900 $   5,789
     State..........................................   22,922  16,471     4,899
                                                     -------- ------- ---------
                                                       61,096  43,371    10,688
   Deferred.........................................   41,924  18,467  (106,323)
                                                     -------- ------- ---------
                                                     $103,020 $61,838 $ (95,635)
                                                     ======== ======= =========

  The following table reconciles the expected tax expense at the Federal statutory tax rate to the effective tax rate.

                                                    1995      1996      1997
                                                  --------  --------  --------
   Computed expected tax expense (benefit)....... $101,136  $ 64,797  $(59,983)
   State income taxes, net of Federal benefit....   15,129    10,871     3,233
   Officer's life insurance......................      427       --        --
   Non-deductible meals and entertainment
    expenses.....................................      512       998     1,647
   Effect of graduated tax rates.................  (16,262)  (14,980)  (34,847)
   Other.........................................    2,078       152    (5,685)
                                                  --------  --------  --------
                                                  $103,020  $ 61,838  $(95,635)
                                                  ========  ========  ========

                            CARON AUTO WORKS, INC.
                         AND CARON AUTO BROKERS, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


  The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities as of September 30, 1996 and 1997 are presented below:

                                                            1996       1997
                                                          ---------  ---------
   Deferred tax assets:
     Allowance for bad debts............................. $  10,091  $  19,830
     Net operating loss carryforwards....................       --     186,261
                                                          ---------  ---------
       Total gross deferred tax asset....................    10,091    206,091
       Less valuation allowance..........................       --         --
                                                          ---------  ---------
       Net deferred tax asset............................    10,091    206,091
   Deferred tax liabilities:
     Property and equipment, due to differences in
      depreciation lives and methods.....................  (170,133)  (260,110)
                                                          ---------  ---------
       Net deferred tax liability........................ $(160,342) $ (54,019)
                                                          =========  =========

  Caron had a net deferred tax liability of $141,875 at September 30, 1995. The net operating loss carryforward of approximately $465,000 expires in 2017.

  In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the projected future taxable income and tax planning strategies, as well as carryback opportunities, in making this assessment. Based upon the level of historical taxable income, projections for future taxable income and carryback opportunities over the periods in which the deferred tax assets are deductible, management believes it is more likely than not Caron will realize the benefits of these deductible differences. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income are reduced.

(6) NON-CASH TRANSACTIONS

  During 1997, Caron leased $1,144,108 of various transportation and towing equipment through several lending institutions (see note 3).

(7) RELATED PARTY TRANSACTIONS

  Caron is indebted to the primary stockholder under an unsecured note, bearing interest at 7% per annum. The note, unpaid interest on the note, and accrued bonus to the sole stockholder are included in payable to related parties in the accompanying combined balance sheets.

  Included in accounts receivable from related parties are amounts due from two companies under the common control of Caron's primary stockholder. The amounts receivable totaled $98,056, $49,757 and $496,589 as of September 30, 1996 and 1997 and March 31, 1998, respectively.

  Caron leases two buildings located in East Hartford, Connecticut, from the primary stockholder (see note 4).

(8) SUBSEQUENT EVENT

  (a) During February 1998, the stockholders entered into a definitive agreement to sell Caron to United Road Services, Inc. The sales transaction, affected through a combination of cash and common stock of United Road Services, Inc., is contingent and effective upon the initial public offering of the common stock of United Road Services, Inc. The anticipated selling price of Caron exceeds its net assets as of September 30 1997.

  (b) Concurrently with the acquisition, United Road Services, Inc. will enter into agreements with the stockholders to lease land and buildings used in Caron's operations for negotiated amounts and terms.

  (c) On May 6, 1998, United Road Services, Inc. effectively acquired Caron as a result of the successful completion of the initial public offering of the common stock of United Road Services, Inc. on May 1, 1998.

                         INDEPENDENT AUDITORS' REPORT

The Stockholder
Absolute Towing and Transporting, Inc.:

  We have audited the accompanying balance sheets of Absolute Towing and Transporting, Inc. ("Absolute") as of December 31, 1996 and 1997, and the related statements of operations, stockholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of Absolute's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  As described in Note 6, 99% of Absolute's revenue is derived from one customer, and all of Absolute's trade accounts receivable at December 31, 1997 are due from this single customer.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Absolute Towing and Transporting, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ KPMG Peat Marwick LLP

Albany, New York
January 28, 1998,
except as to note 7(b),
which is as of May 6, 1998

                     ABSOLUTE TOWING AND TRANSPORTING, INC.

                                 BALANCE SHEETS

                                                    DECEMBER 31
                                                -------------------  MARCH 31,
                                                  1996      1997       1998
                                                -------- ---------- -----------
                                                                    (UNAUDITED)
                    ASSETS
Current assets:
  Cash......................................... $    --  $   10,935 $  744,792
  Trade accounts receivable (note 3)...........  268,818    593,679    107,156
  Income taxes receivable (note 5).............    9,731     55,324        --
  Prepaid expenses.............................   23,613     30,587     27,156
                                                -------- ---------- ----------
    Total current assets.......................  302,162    690,525    879,104
Property and equipment, net (notes 2 and 3)....  265,934    306,153    423,604
Deferred income taxes (note 5).................    6,436     31,331     31,331
                                                -------- ---------- ----------
    Total assets............................... $574,532 $1,028,009 $1,334,039
                                                ======== ========== ==========
     LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Current installments of long-term debt (note
   3).......................................... $ 15,737 $   16,218 $   16,915
  Borrowings under lines of credit (note 3)....      --     212,403    556,034
  Book overdraft...............................   98,012    312,217        --
  Accounts payable.............................   79,468    124,573    233,190
                                                -------- ---------- ----------
    Total current liabilities..................  193,217    665,411    806,139
Long-term liabilities:
  Long-term debt, excluding current
   installments (note 3).......................      --      83,782     78,006
                                                -------- ---------- ----------
    Total liabilities..........................  193,217    749,193    884,145
                                                -------- ---------- ----------
Stockholder's equity:
  Common stock, $42.86 par value. Authorized,
   issued and outstanding 1,000 shares in 1996
   and 1997....................................   42,860     42,860     42,860
  Retained earnings............................  338,455    235,956    407,034
                                                -------- ---------- ----------
    Total stockholder's equity.................  381,315    278,816    449,894
                                                -------- ---------- ----------
    Total liabilities and stockholder's equity. $574,532 $1,028,009 $1,334,039
                                                ======== ========== ==========

                See accompanying notes to financial statements.

                     ABSOLUTE TOWING AND TRANSPORTING, INC.

                            STATEMENTS OF OPERATIONS

                                 YEAR ENDED DECEMBER        THREE-MONTHS
                                         31                ENDED MARCH 31
                                ----------------------  ----------------------
                                   1996        1997        1997        1998
                                ----------  ----------  ----------  ----------
                                                             (UNAUDITED)
Net revenue.................... $3,464,623  $4,779,901  $1,079,300  $1,409,417
Cost of revenue................  2,756,327   3,766,564     734,684   1,054,974
                                ----------  ----------  ----------  ----------
    Gross profit...............    708,296   1,013,337     344,616     354,443
Selling, general and
 administrative expenses.......    635,595   1,095,416      98,728     104,035
                                ----------  ----------  ----------  ----------
    Income (loss) from
     operations................     72,701     (82,079)    245,888     250,408
                                ----------  ----------  ----------  ----------
Other income (expense):
  Interest expense.............     (1,440)    (15,018)     (1,763)    (14,667)
  Gain (loss) on sale of
   assets......................     (2,842)      9,254         --          --
                                ----------  ----------  ----------  ----------
    Income (loss) before income
     taxes.....................     68,419     (87,843)    244,125     235,741
Income tax expense (benefit)
 (note 5)......................    (12,667)    (24,095)     66,963      64,663
                                ----------  ----------  ----------  ----------
    Net income (loss).......... $   81,086  $  (63,748) $  177,162  $  171,078
                                ==========  ==========  ==========  ==========


                See accompanying notes to financial statements.

                     ABSOLUTE TOWING AND TRANSPORTING, INC.

                       STATEMENTS OF STOCKHOLDER'S EQUITY

                                                                      TOTAL
                                                COMMON  RETAINED  STOCKHOLDER'S
                                                 STOCK  EARNINGS     EQUITY
                                                ------- --------  -------------
Balance at December 31, 1995................... $42,860 $262,370    $305,230
Distributions to stockholder...................     --    (5,001)     (5,001)
Net income--1996...............................     --    81,086      81,086
                                                ------- --------    --------
Balance at December 31, 1996...................  42,860  338,455     381,315
Distributions to stockholder...................     --   (38,751)    (38,751)
Net loss--1997.................................     --   (63,748)    (63,748)
                                                ------- --------    --------
Balance at December 31, 1997...................  42,860  235,956     278,816
Net income--three-months ended March 31, 1998
 (unaudited)...................................     --   171,078     171,078
                                                ------- --------    --------
Balance at March 31, 1998 (unaudited).......... $42,860 $407,034    $449,894
                                                ======= ========    ========



                See accompanying notes to financial statements.

                     ABSOLUTE TOWING AND TRANSPORTING, INC.

                            STATEMENTS OF CASH FLOWS

                                                              THREE-MONTHS
                                 YEAR ENDED DECEMBER 31      ENDED MARCH 31
                                 ------------------------  --------------------
                                    1996         1997        1997       1998
                                 -----------  -----------  ---------  ---------
                                                               (UNAUDITED)
Cash flows from operating
 activities:
 Net income (loss).............  $    81,086  $   (63,748) $ 177,162  $ 171,078
 Adjustments to reconcile net
  income (loss) to net cash
  provided by (used in)
  operating activities:
   Depreciation and
    amortization...............      110,327      127,960     30,728     51,812
   Deferred income taxes.......      (24,253)     (24,895)       --         --
   Loss (gain) from sale of
    property and equipment.....        2,842       (9,254)       --         --
   Decrease (increase) in trade
    accounts receivable........      (75,514)    (324,861)  (112,420)   486,523
   Decrease (increase) in
    income taxes receivable....        8,086      (45,593)     9,731     55,324
   Decrease (increase) in
    prepaid expenses...........        2,718       (6,974)     4,069      3,431
   Increase (decrease) in
    accounts payable...........       29,252       45,105     (1,230)   108,617
                                 -----------  -----------  ---------  ---------
     Net cash provided by (used
      in) operating activities.      134,544     (302,260)   108,040    876,785
                                 -----------  -----------  ---------  ---------
Cash flows from investing
 activities:
 Purchases of property and
  equipment....................     (143,215)    (192,675)   (57,606)  (169,263)
 Proceeds from sale of
  property and equipment.......       11,749       33,750        --         --
                                 -----------  -----------  ---------  ---------
     Net cash used in investing
      activities...............     (131,466)    (158,925)   (57,606)  (169,263)
                                 -----------  -----------  ---------  ---------
Cash flows from financing
 activities:
 Net increase in borrowings
  under line of credit.........          --       212,403        --     343,631
 Increase (decrease) in book
  overdraft....................      (20,890)     214,205     41,412   (312,217)
 Proceeds from long-term debt..       15,737      100,000        --         --
 Principal payments on long
  term debt....................          --       (15,737)   (15,737)    (5,079)
 Stockholder distributions.....       (5,001)     (38,751)       --         --
                                 -----------  -----------  ---------  ---------
     Net cash provided by (used
      in) financing activities.      (10,154)     472,120     25,675     26,335
                                 -----------  -----------  ---------  ---------
Net (decrease) increase in
 cash..........................       (7,076)      10,935     76,109    733,857
Cash at beginning of period....        7,076          --         --      10,935
                                 -----------  -----------  ---------  ---------
Cash at end of period..........  $       --   $    10,935  $  76,109  $ 744,792
                                 ===========  ===========  =========  =========
Supplemental disclosure of cash
 flow information:
 Cash paid during the year
  for:
   Interest....................  $     1,439  $    15,018  $   1,763  $  14,667
                                 ===========  ===========  =========  =========
   Income taxes................  $     3,500  $    46,393  $  57,232  $   9,339
                                 ===========  ===========  =========  =========

                See accompanying notes to financial statements.

                    ABSOLUTE TOWING AND TRANSPORTING, INC.

                         NOTES TO FINANCIAL STATEMENTS

                          DECEMBER 31, 1996 AND 1997

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Description of Business

  Absolute Towing and transporting, Inc. ("Absolute") was founded in 1987. Absolute's primary business is towing salvage vehicles for auction companies in Southern California. Absolute has one facility in Los Angeles. It operates approximately 25 vehicles.

 (b) Revenue Recognition

  Absolute operates as one segment related to the transportation of vehicles and equipment for customers.

  Absolute's revenue is derived from customers who require a towing service. Revenue is recognized at the completion of each towing engagement. Expenses related to the generation of revenue are recognized as incurred.

 (c) Property and Equipment

  Property and equipment are stated at cost. Depreciation is determined for financial statement purposes using the straight line method over the estimated useful lives of the individual assets or, for leasehold improvements, over the terms of the related leases, if shorter. Accelerated methods of depreciation have been used for income tax purposes. For financial statement purposes, Absolute provides for depreciation of property and equipment over the following estimated useful lives:

   Transportation and towing equipment................................ 3-5 years
   Leasehold improvements.............................................   5 years
   Furniture and fixtures.............................................   5 years

 (d) Fair Value of Financial Instruments

  Due to the short-term nature of various financial instruments and the current incremental borrowing rates available to Absolute on bank loans with similar terms and maturities, the fair value of Absolute's financial instruments approximates their carrying values.

 (e) Income Taxes

  Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 (f) Use of Estimates

  Management of Absolute has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

 (g) Interim Financial Statements

  The interim financial information included in these financial statements is unaudited but reflects all adjustments (consisting of only normal recurring accruals) which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented.

                    ABSOLUTE TOWING AND TRANSPORTING, INC.

(2) PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                 DECEMBER 31
                                             ---------------------   MARCH 31,
                                               1996        1997        1998
                                             ---------  ----------  -----------
                                                                    (UNAUDITED)
   Transportation and towing equipment...... $ 920,210  $  974,036  $1,143,299
   Leasehold improvements...................     3,740      27,110      27,110
   Furniture and fixtures...................     1,060       1,060       1,060
                                             ---------  ----------  ----------
     Total..................................   925,010   1,002,206   1,171,469
   Less accumulated depreciation and
    amortization............................  (659,076)   (696,053)   (747,865)
                                             ---------  ----------  ----------
                                             $ 265,934  $  306,153  $  423,604
                                             =========  ==========  ==========

  Depreciation and amortization of property and equipment in 1996 and 1997 totaled $110,327 and $127,960, respectively.

(3) INDEBTEDNESS

  Absolute has a line of credit with a bank in the amount of $300,000, which bears interest at the bank's prime rate plus 1% (9.5% at December 31, 1997). This line of credit expires on May 1, 1998. Borrowings under this line of credit are $212,403 at December 31, 1997 and are secured by accounts receivable, inventory, and equipment. Additionally, in 1997, Absolute entered into a revolving credit agreement with a bank that provides for maximum borrowings of $600,000. Outstanding borrowings bear interest at the bank's prime rate plus 1% and are payable in 60 monthly installments beginning December 10, 1998. The credit facility matures November, 1998. There were no borrowings outstanding at December 31, 1997.

  Absolute's long-term debt consisted of the following:

                                                    DECEMBER 31
                                                 ------------------   MARCH 31,
                                                   1996      1997       1998
                                                 --------  --------  -----------
                                                                     (UNAUDITED)
   Note payable to bank, payable in monthly
    installments of $2,125, including interest
    at 10%, maturing December 1, 2002. Secured
    by personal property........................ $ 15,737  $100,000   $ 94,921
     Less installments due within one year......  (15,737)  (16,218)   (16,915)
                                                 --------  --------   --------
       Long-term debt, excluding current
        installments............................ $     --  $ 83,782   $ 78,006
                                                 ========  ========   ========

  Annual maturities of long-term debt for the next five years are as follows:

   1998................................................................ $ 16,218
   1999................................................................   17,917
   2000................................................................   19,791
   2001................................................................   21,865
   2002................................................................   24,209
                                                                        --------
                                                                        $100,000
                                                                        ========

(4) LEASES

  Absolute leases the building used for its operations under a month-to-month lease agreement. The lease is classified as an operating lease. The agreement provides for monthly rental payments of $1,446. Absolute is responsible for all operating costs related to the property.

  Total rent expense for 1996 and 1997 was $24,442 and $18,800, respectively.

                    ABSOLUTE TOWING AND TRANSPORTING, INC.

(5) INCOME TAXES

  Income tax expense (benefit) for the years ended December 31, 1996 and 1997 consists of:

                                                               1996      1997
                                                             --------  --------
   Current:
     Federal................................................ $ 10,786  $    --
     State..................................................      800       800
                                                             --------  --------
                                                               11,586       800
   Deferred.................................................  (24,253)  (24,895)
                                                             --------  --------
                                                             $(12,667) $(24,095)
                                                             ========  ========

  The following table reconciles the expected tax expense at the Federal statutory tax rate to the effective tax rate:

                                                              1996      1997
                                                            --------  --------
   Computed expected tax expense........................... $ 23,262  $(29,867)
   Effect of graduated tax rates...........................  (10,018)    6,656
   State income taxes, net of Federal benefit..............    3,695    (1,626)
   Los Angeles Revitalization Zone ("LARZ") credit.........  (33,371)      --
   Non-deductible meals and entertainment expenses.........    3,765       742
                                                            --------  --------
                                                            $(12,667) $(24,095)
                                                            ========  ========

  The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities as of December 31, 1996 and 1997 are presented below:

                                                               1996     1997
                                                              -------  -------
   Deferred tax assets:
     Los Angeles Revitalization Zone credit.................. $12,927  $12,927
     Net operating loss carryforward.........................     --    20,524
                                                              -------  -------
       Total gross deferred tax assets.......................  12,927   33,451
       Less valuation allowance..............................     --       --
                                                              -------  -------
                                                               12,927   33,451
   Deferred tax liabilities:
     Property and equipment, due to differences in
      depreciation lives and methods.........................  (6,491)  (2,120)
                                                              -------  -------
       Net deferred tax asset................................ $ 6,436  $31,331
                                                              =======  =======

  At December 31, 1995, the net deferred tax liability was $17,817. The net operating loss carryforward of approximately $60,400 expires in 2017 and LARZ credit of approximately $12,900 expires in 2011.

  In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the projected future taxable income and tax planning strategies, as well as carryback opportunities, in making this assessment. Based upon the level of historical taxable income, projections for future taxable income and carryback opportunities over the periods in which the

                    ABSOLUTE TOWING AND TRANSPORTING, INC.

deferred tax assets are deductible, management believes it is more likely than not Absolute will realize the benefits of these deductible differences. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future income are reduced.

(6) CONCENTRATION OF BUSINESS RISKS

  For both 1996 and 1997, 99% of Absolute's revenues were derived from one customer, Insurance Auto Auctions (IAA). The loss of this customer could significantly effect Absolute's performance.

(7) SUBSEQUENT EVENT

  (a) During February 1998, the stockholder entered into a definitive agreement to sell Absolute to United Road Services, Inc. The sales transaction, affected through a combination of cash and common stock of United Road Service, Inc., is contingent and effective upon the initial public offering of the common stock of United Road Service, Inc. The anticipated selling price of Absolute exceeds its net assets as of December 31, 1997. Certain of the assets of Absolute, in the amount of $65,000, will be retained by the stockholder.

  (b) On May 6, 1998, United Road Services, Inc. effectively acquired Absolute as a result of the successful completion of the initial public offering of the common stock of United Road Services, Inc. on May 1, 1998.

                         INDEPENDENT AUDITORS' REPORT

The Stockholder
ASC Transportation Services:

  We have audited the accompanying consolidated balance sheet of ASC Transportation Services and subsidiary (Auto Service Center d/b/a ASC Truck Service) ("Auto Service") as of December 31, 1997, and the related consolidated statements of operations, stockholder's deficit, and cash flows for the year then ended. These consolidated financial statements are the responsibility of Auto Service's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ASC Transportation Services and subsidiary (Auto Service Center d/b/a ASC Truck Service) as of December 31, 1997, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          /s/ KPMG Peat Marwick LLP

Albany, New York
February 10, 1998,
except as to notes 7 and 8(c)
which are as of May 8, 1998 and
May 6, 1998, respectively

                   ASC TRANSPORTATION SERVICES AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET

                                                       DECEMBER 31, MARCH 31,
                                                           1997        1998
                                                       ------------ ----------
                        ASSETS
Current assets:
  Cash................................................  $  138,213  $  132,644
  Trade accounts receivable...........................     225,364     249,103
  Due from employees..................................         715       1,884
  Accounts receivable--other..........................       4,977       9,089
  Inventories.........................................      18,167       9,213
  Prepaid expenses....................................      69,535      66,753
                                                        ----------  ----------
    Total current assets..............................     456,971     468,686
Property and equipment, net (notes 2 and 4)...........     806,503     764,338
Other assets..........................................      10,986      25,577
                                                        ----------  ----------
    Total assets......................................  $1,274,460  $1,258,601
                                                        ==========  ==========
        LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Current installments of long-term debt (note 3).....  $   20,275  $   17,450
  Current installments of obligations under capital
   leases (note 4)....................................     247,845     249,390
  Accounts payable....................................     121,245      80,736
  Accrued payroll and related costs...................      45,759      77,339
  Income taxes payable (note 5).......................      62,051      46,565
  Other accrued liabilities...........................      16,961      31,152
                                                        ----------  ----------
    Total current liabilities.........................     514,136     502,632
Long-term liabilities:
  Long-term debt, excluding current installments (note
   3).................................................     209,326     206,149
  Obligations under capital leases, excluding current
   installments (note 4)..............................     491,680     438,445
  Deferred income taxes (note 5)......................      82,965      82,965
                                                        ----------  ----------
    Total liabilities.................................   1,298,107   1,230,191
                                                        ----------  ----------
Stockholders' deficit:
  Common stock, no par value. Authorized 10,000
   shares; issued and outstanding 25 shares...........      24,000      24,000
  Additional paid-in capital..........................      33,325      33,325
  Accumulated deficit.................................     (80,972)    (28,915)
                                                        ----------  ----------
    Total stockholders' deficit.......................     (23,647)     28,410
                                                        ----------  ----------
    Total liabilities and stockholders' deficit.......  $1,274,460  $1,258,601
                                                        ==========  ==========

        See accompanying notes to the consolidated financial statements.

                   ASC TRANSPORTATION SERVICES AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                              THREE-MONTHS
                                                             ENDED MARCH 31
                                                            ------------------
                                             YEAR ENDED
                                          DECEMBER 31, 1997   1997      1998
                                          ----------------- --------  --------
                                                               (UNAUDITED)
Net revenue..............................    $3,310,464     $743,768  $919,626
Cost of revenue..........................     2,364,355      459,654   555,251
                                             ----------     --------  --------
    Gross profit.........................       946,109      284,114   364,375
Selling, general, and administrative
 expenses................................       764,778      239,078   258,285
                                             ----------     --------  --------
    Income from operations...............       181,331       45,036   106,090
                                             ----------     --------  --------
Other income (expense):
  Interest expense.......................       (71,947)     (17,553)  (17,936)
  Gain (loss) on sale of assets..........        18,670       10,500    (9,652)
  Other..................................        34,834        7,826       --
                                             ----------     --------  --------
    Income before income taxes...........       162,888       45,809    78,502
Income tax expense (note 5)..............        49,096       13,808    26,445
                                             ----------     --------  --------
    Net income...........................    $  113,792     $ 32,001  $ 52,057
                                             ==========     ========  ========


        See accompanying notes to the consolidated financial statements.

                   ASC TRANSPORTATION SERVICES AND SUBSIDIARY

                CONSOLIDATED STATEMENT OF STOCKHOLDER'S DEFICIT


                                        ADDITIONAL                  TOTAL
                                COMMON   PAID-IN   ACCUMULATED  STOCKHOLDER'S
                                 STOCK   CAPITAL     DEFICIT   EQUITY (DEFICIT)
                                ------- ---------- ----------- ----------------
Balance at December 31, 1996... $24,000  $33,325    $(194,764)    $(137,439)
Net income--1997...............      --       --      113,792       113,792
                                -------  -------    ---------     ---------
Balance at December 31, 1997...  24,000   33,325      (80,972)      (23,647)
Net income--three-months ended
 March 31, 1998
 (unaudited)...................     --       --        52,057        52,057
                                -------  -------    ---------     ---------
Balance at March 31, 1998 (un-
 audited)...................... $24,000  $33,325    $ (28,915)    $  28,410
                                =======  =======    =========     =========



        See accompanying notes to the consolidated financial statements.

                   ASC TRANSPORTATION SERVICES AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                              THREE-MONTHS
                                                             ENDED MARCH 31
                                             YEAR ENDED     ------------------
                                          DECEMBER 31, 1997   1997      1998
                                          ----------------- --------  --------
                                                               (UNAUDITED)
Cash flows from operating activities:
  Net income.............................     $ 113,792     $ 32,001  $ 52,057
  Adjustments to reconcile net income to
   net cash provided by operating
   activities:
    Depreciation and amortization........       177,150       41,790    41,219
    Deferred income taxes................        (6,786)         --        --
    Loss (gain) on sale of property and
     equipment...........................       (18,670)     (10,500)    9,652
    Decrease (increase) in trade accounts
     receivable..........................       (88,313)       2,757   (23,739)
    Increase in due from employees.......        (1,376)        (661)   (1,169)
    Increase in accounts receivable--
     other...............................        (1,366)      (2,182)   (4,112)
    Decrease (increase) in inventories...        (5,006)      (1,987)    8,954
    Decrease (increase) in prepaid
     expenses and other assets...........        28,383       26,044   (11,809)
    Decrease in accounts payable.........       (11,932)     (35,648)  (40,509)
    Increase in accrued payroll and
     related costs.......................        17,020       27,495    31,580
    Increase (decrease) in income taxes
     payable.............................        38,517        8,479   (15,486)
    Increase in other accrued
     liabilities.........................         7,191          298    14,191
                                              ---------     --------  --------
      Net cash provided by operating
       activities........................       248,604       87,886    60,829
                                              ---------     --------  --------
Cash flows from investing activities:
  Purchases of property and equipment....      (268,647)     (11,561)   (8,706)
  Proceeds from sale of property and
   equipment.............................        52,938       18,537       --
                                              ---------     --------  --------
      Net cash used in investing activi-
       ties..............................      (215,709)       6,976    (8,706)
                                              ---------     --------  --------
Cash flows from financing activities:
  Proceeds from long-term debt...........       240,673          --        --
  Principal payments on long-term debt
   and capital leases....................      (211,134)     (41,206)  (57,692)
                                              ---------     --------  --------
      Net cash provided by financing ac-
       tivities..........................        29,539      (41,206)  (57,692)
                                              ---------     --------  --------
Net increase (decrease) in cash..........        62,434       53,656    (5,569)
Cash at beginning of period..............        75,779       75,779   138,213
                                              ---------     --------  --------
Cash at end of period....................     $ 138,213     $129,435  $132,644
                                              =========     ========  ========
Supplemental disclosure of cash flow in-
 formation:
  Cash paid during the year for:
    Interest.............................     $  72,183     $ 17,553  $ 17,936
                                              =========     ========  ========
    Income taxes.........................     $  17,660     $  5,624  $ 41,931
                                              =========     ========  ========

        See accompanying notes to the consolidated financial statements.

                  ASC TRANSPORTATION SERVICES AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Description of Business

  ASC Transportation Services and its wholly-owned subsidiary, Auto Service Center (d/b/a ASC Truck Service), collectively referred to herein as "Auto Service", were founded in 1993 and 1965, respectively. Auto Service is a commercial and police towing company with two facilities based in Sacramento, California. One facility concentrates in the towing of commercial and personal vehicles primarily contracting with law enforcement agencies and motor clubs. The other location concentrates on the towing of larger commercial vehicles and maintains a repair shop also for commercial vehicles. It operates approximately 28 vehicles.

 (b) Principles of Consolidation

  The consolidated financial statements include the financial statements of ASC Transportation Services and its wholly-owned subsidiary, Auto Service Center. All significant intercompany balances and transactions have been eliminated in consolidation.

 (c) Revenue Recognition

  Auto Service operates as one segment related to the transportation of vehicles and equipment for customers.

  Auto Service's revenue is derived from customers who require a towing service, transport of vehicles and equipment, and fees related to the repair of vehicles that have been towed. Towing revenue is recognized at the completion of each towing engagement, transport revenue is recognized upon the delivery of the vehicles and equipment to their final destination, and repair fees are recorded when the service is performed. Expenses related to the generation of revenue are recognized as incurred.

 (d) Inventories

  Inventories consist principally of spare parts used for repair and maintenance. Inventories are stated at the lower of cost or market.

 (e) Property and Equipment

  Property and equipment are stated at cost. Depreciation is determined for financial statement purposes using the straight-line method over the estimated useful lives of the individual assets or, for leasehold improvements, over the terms of the related leases if shorter. Accelerated methods of depreciation have been used for income tax purposes. For financial statement purposes, Auto Service provides for depreciation of property and equipment over the following estimated useful lives:

   Transportation and towing equipment...............................    5 years
   Machinery and other equipment.....................................    7 years
   Leasehold improvements............................................ 7-20 years
   Furniture and fixtures............................................    7 years

 (f) Fair Value of Financial Instruments

  Due to the short-term nature of various financial instruments and the current incremental borrowing rates available to Auto Service on bank loans with similar terms and maturities, the fair value of Auto Service's financial instruments approximates their carrying values.

                  ASC TRANSPORTATION SERVICES AND SUBSIDIARY

 (g) Income Taxes

  Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 (h) Use of Estimates

  Management of Auto Service has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

 (i) Interim Financial Statements

  The interim financial information included in these financial statements is unaudited but reflects all adjustments (consisting of only normal recurring accruals) which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented.

(2) PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                       DECEMBER 31,  MARCH 31,
                                                           1997        1998
                                                       ------------ -----------
                                                                    (UNAUDITED)
   Transportation and towing equipment................  $1,425,655  $1,414,374
   Machinery and other equipment......................     169,403     157,859
   Leasehold improvements.............................      29,614      31,811
   Furniture and fixtures.............................      39,175      40,442
                                                        ----------  ----------
   Total..............................................   1,663,847   1,644,486
   Less accumulated depreciation and amortization.....    (857,344)   (880,148)
                                                        ----------  ----------
                                                        $  806,503  $  764,338
                                                        ==========  ==========

  Depreciation and amortization of property and equipment in 1997 totaled $177,150.

(3) INDEBTEDNESS

  Auto Service's long-term debt consisted of the following:

                                                        DECEMBER 31,  MARCH 31,
                                                            1997        1998
                                                        ------------ -----------
                                                                     (UNAUDITED)
   Note payable to bank, payable in monthly
    installments of $1,042, including interest at
    10.5%, maturing August 1998.......................    $  8,333    $  5,207
   Note payable to unrelated individuals payable in
    monthly installments of $2,794, including interest
    at 10%, maturing November 2008. Guaranteed by the
    owners of Auto Service and secured by a Pledge
    Agreement for all authorized shares of stock of
    Auto Service......................................     221,268     218,392
                                                          --------    --------
     Total long-term debt.............................     229,601     223,599
   Less installments due within one year..............     (20,275)    (17,450)
                                                          --------    --------
     Long-term debt, excluding current installments...    $209,326    $206,149
                                                          ========    ========

                  ASC TRANSPORTATION SERVICES AND SUBSIDIARY

  Annual maturities of long-term debt for the next five years and thereafter are as follows:

   1998................................................................ $ 20,275
   1999................................................................   13,193
   2000................................................................   14,574
   2001................................................................   16,100
   2002................................................................   17,786
   Thereafter..........................................................  147,673
                                                                        --------
                                                                        $229,601
                                                                        ========

(4) LEASES

  Auto Service is obligated under various capital leases for vehicles, equipment and furniture and fixtures that expire at various dates ranging between January 1998 to August 2003.

  Auto Service is obligated to the stockholder under a capital lease for a vehicle through December 1999.

  Following is a summary of property and equipment held under the capital leases:

                                                       DECEMBER 31,  MARCH 31,
                                                           1997        1998
                                                       ------------ -----------
                                                                    (UNAUDITED)
Transportation and towing equipment...................  $1,136,544  $1,136,544
Other equipment.......................................      55,350      55,350
Furniture and fixtures................................      18,240      18,240
                                                        ----------  ----------
                                                         1,210,134   1,210,134
Less accumulated amortization.........................    (519,886)   (553,639)
                                                        ----------  ----------
                                                        $  690,248  $  656,495
                                                        ==========  ==========

  Auto Service leases the office building and a vehicle used for its operations from the stockholder. These leases are classified as operating leases and have been included in the data presented below. The building lease is for an initial three-year term expiring in May 1998 with an option to renew for five years. The lease was renewed on January 1997 and expires April 2003. The vehicle lease has indefinite terms with a 30 day notice. Auto Service is responsible for all operating costs related to these properties.

  Auto Service also leases another building used for its operations from an unrelated party. This lease is classified as an operating lease and is included in the data presented below. The lease expires October 2002.

  Total rent expense for 1997 was $151,393, including $64,654 paid to the stockholder.

  Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of December 31, 1997 are:

                                                             CAPITAL   OPERATING
                                                              LEASES    LEASES
   1998..................................................... $310,859   106,800
   1999.....................................................  253,159   106,800
   2000.....................................................  132,122   106,800
   2001.....................................................   85,626   106,800
   2002.....................................................   68,505    98,500
   Thereafter...............................................   28,795    19,000
                                                             --------   -------
     Total..................................................  879,066   544,700
                                                                        =======
   Less amount representing interest........................ (139,541)
                                                             --------
   Present value of net minimum capital lease payments...... $739,525
                                                             ========

                  ASC TRANSPORTATION SERVICES AND SUBSIDIARY

(5) INCOME TAXES

  Income tax expense for the year ended December 31, 1997 consists of:

     Current:
       Federal......................................................... $42,934
       State...........................................................  12,948
                                                                        -------
                                                                         55,882
     Deferred..........................................................  (6,786)
                                                                        -------
                                                                        $49,096
                                                                        =======

  The following table reconciles the expected tax expense at the Federal statutory tax rate to the effective tax rate.

     Computed expected tax expense.................................... $ 55,382
     State income taxes, net of Federal benefit.......................    8,546
     Meals and entertainment..........................................    1,372
     Adjustment to prior years' taxes.................................  (17,770)
     Other............................................................    1,566
                                                                       --------
                                                                       $ 49,096
                                                                       ========

  The tax effects of temporary differences that give rise to deferred tax liabilities as of December 31, 1997 are presented below:

     Deferred tax liability:
       Property and equipment, due to differences in depreciation lives and methods....................................................  $82,965
                                                                         -------
         Net deferred tax liability....................................  $82,965
                                                                         =======

  At December 31, 1996, the net deferred tax liability was $89,751 and there was no recorded valuation allowance.

  In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the projected future taxable income and tax planning strategies, as well as carryback opportunities, in making this assessment. Based upon the level of historical taxable income, projections for future taxable income and carryback opportunities over the periods in which the deferred tax assets are deductible, management believes it is more likely than not Auto Service will realize the benefits of these deductible differences. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income are reduced.

(6) NON-CASH TRANSACTIONS

  During 1997, Auto Service leased $66,561 of certain vehicles through lending institutions.

                  ASC TRANSPORTATION SERVICES AND SUBSIDIARY

(7) CONCENTRATION OF BUSINESS RISKS

  For 1997, 33% of Auto Service's revenues were derived from one customer, Automobile Association of America (AAA). On May 8, 1998, the Automobile Association of America (AAA) terminated its relationship with Auto Service. The loss of this customer could significantly effect Auto Service's performance.

(8) SUBSEQUENT EVENT

  (a) During February 1998, the stockholder entered into a definitive agreement to sell Auto Service to United Road Services, Inc. The sales transaction, affected through a combination of cash and common stock of United Road Service, Inc., is contingent and effective upon the initial public offering of the common stock of United Road Service, Inc. The anticipated selling price of Auto Service exceeds its net assets as of December 31, 1997.

  (b) Concurrently with the acquisition, United Road Service, Inc. will enter into agreements with the stockholder to lease land and buildings used in Auto Service's operations for negotiated amounts and terms.

  (c) On May 6, 1998, United Road Services, Inc. effectively acquired Auto Service as a result of the successful completion of the initial public offering of the common stock of United Road Services, Inc. on May 1, 1998.

                         INDEPENDENT AUDITORS' REPORT

The Stockholder
Keystone Towing, Inc.:

  We have audited the accompanying balance sheets of Keystone Towing, Inc. ("Keystone") as of December 31, 1996 and 1997, and the related statements of operations, stockholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of Keystone's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Keystone Towing, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ KPMG Peat Marwick LLP

Albany, New York
January 16, 1998,
except as to note 13(b),
which is as of May 6, 1998

                             KEYSTONE TOWING, INC.

                                 BALANCE SHEETS

                                                     DECEMBER 31
                                                 -------------------  MARCH 31,
                                                   1996      1997       1998
                                                 -------- ---------- -----------
                                                                     (UNAUDITED)
                    ASSETS
Current assets:
  Cash.........................................  $193,165 $   71,634 $   49,185
  Trade accounts receivable....................    97,368    167,192    136,916
  Accounts receivable from employees...........     3,443      2,989      4,724
  Inventory....................................    15,000     60,990     60,990
  Note receivable--other.......................       --       5,000      5,000
  Prepaid and other current assets (note 2)....    47,684     98,111    104,363
                                                 -------- ---------- ----------
    Total current assets.......................   356,660    405,916    361,178
Property and equipment, net (notes 3, 6 and 7).   598,850  1,038,776    966,964
Other non-current assets (note 4)..............       --      82,256     80,705
                                                 -------- ---------- ----------
    Total assets...............................  $955,510 $1,526,948 $1,408,847
                                                 ======== ========== ==========
     LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Current installments of notes payable (note
   6)..........................................  $ 94,782 $  278,765 $  273,016
  Borrowings under lines of credit (note 6)....     7,558     73,297     67,847
  Current installment of note payable to
   stockholder (notes 6 and 10)................    31,724     35,046     35,929
  Accounts payable.............................    88,176    200,779    187,523
  Accrued payroll and related costs............    53,309     52,157     74,023
  Payable to affiliate (note 10)...............       --      40,909     11,598
  Other liabilities (note 5)...................   301,965    326,778    347,047
                                                 -------- ---------- ----------
    Total current liabilities..................   577,514  1,007,731    996,983
Long-term liabilities:
  Notes payable, excluding current installments
   (note 6)....................................   156,940    349,982    298,358
  Note payable to stockholder, excluding
   current installments (notes 6 and 10).......    50,314     15,268      5,948
                                                 -------- ---------- ----------
    Total liabilities..........................   784,768  1,372,981  1,301,289
                                                 -------- ---------- ----------
Stockholder's equity:
  Common stock, $2.00 par value. Authorized
   100,000 shares; issued and outstanding
   10,000 shares in 1996 and 1997..............    20,000     20,000     20,000
  Retained earnings............................   150,742    133,967     87,558
                                                 -------- ---------- ----------
    Total stockholder's equity.................   170,742    153,967    107,558
                                                 -------- ---------- ----------
    Total liabilities and stockholder's equity.  $955,510 $1,526,948 $1,408,847
                                                 ======== ========== ==========

                See accompanying notes to financial statements.

                             KEYSTONE TOWING, INC.

                            STATEMENTS OF OPERATIONS

                                                              THREE-MONTHS
                                  YEAR ENDED DECEMBER 31     ENDED MARCH 31
                                  ------------------------  ------------------
                                     1996         1997        1997      1998
                                  -----------  -----------  --------  --------
                                                               (UNAUDITED)
Net revenue...................... $ 3,369,354  $ 3,943,073  $906,943  $979,324
Cost of revenue..................   2,132,646    2,606,452   550,643   612,472
                                  -----------  -----------  --------  --------
    Gross profit.................   1,236,708    1,336,621   356,300   366,852
Selling, general and
 administrative expenses.........     934,105    1,140,252   237,579   365,531
                                  -----------  -----------  --------  --------
    Income from operations.......     302,603      196,369   118,721     1,321
                                  -----------  -----------  --------  --------
Other income (expense):
  Interest expense...............     (28,067)     (71,451)   (7,912)  (12,068)
  Interest income................       2,534        1,556       --        --
  Gain on sale of assets.........         --        36,275       275       --
  Other (note 10)................         --        76,312    19,078    25,329
                                  -----------  -----------  --------  --------
    Net income................... $   277,070  $   239,061  $130,162  $ 14,582
                                  ===========  ===========  ========  ========


                See accompanying notes to financial statements.

                             KEYSTONE TOWING, INC.

                       STATEMENTS OF STOCKHOLDER'S EQUITY

                                                                      TOTAL
                                               COMMON  RETAINED   STOCKHOLDER'S
                                                STOCK  EARNINGS      EQUITY
                                               ------- ---------  -------------
Balance at December 31, 1995.................. $20,000 $  88,465    $ 108,465
Net income--1996..............................     --    277,070      277,070
Owner Distribution............................     --   (214,793)    (214,793)
                                               ------- ---------    ---------
Balance at December 31, 1996..................  20,000   150,742      170,742
Net income--1997..............................     --    239,061      239,061
Owner distribution............................     --   (255,836)    (255,836)
                                               ------- ---------    ---------
Balance at December 31, 1997..................  20,000   133,967      153,967
Net income--three-months ended March 31, 1998
 (unaudited)..................................     --     14,582       14,582
Owner distribution (unaudited)................     --    (60,991)     (60,991)
                                               ------- ---------    ---------
Balance at March 31, 1998 (unaudited)......... $20,000 $  87,558    $ 107,558
                                               ======= =========    =========



                See accompanying notes to financial statements.

                             KEYSTONE TOWING, INC.

                            STATEMENTS OF CASH FLOWS

                                          YEAR ENDED           THREE-MONTHS
                                          DECEMBER 31         ENDED MARCH 31
                                      --------------------  -------------------
                                        1996       1997       1997      1998
                                      ---------  ---------  --------  ---------
                                                               (UNAUDITED)
Cash flows from operating
 activities:
  Net income........................  $ 277,070  $ 239,061  $130,162  $  14,582
  Adjustments to reconcile net
   income to net cash provided by
   operating activities, net of
   effects of acquisitions:
    Depreciation and amortization...    155,367    280,075    91,229     91,827
    Gain on sale of assets..........        --     (36,275)     (275)       --
    Decrease (increase) in trade
     accounts receivable............    (11,892)   (69,824)  (18,089)    30,276
    Decrease (increase) in accounts
     receivable from employees......     (2,015)       454     1,850     (1,735)
    Increase in inventory...........     (5,000)   (45,990)      --         --
    Decrease (increase) in prepaid
     and other current assets.......     10,619    (50,427)  (18,702)    (6,252)
    Increase (decrease) in accounts
     payable........................     48,580    112,603   (68,769)   (13,256)
    Increase (decrease) in accrued
     payroll and related costs......     16,970     (1,152)      191     21,866
    Increase (decrease) in payable
     to affiliate...................        --      40,909     6,000    (29,311)
    Increase (decrease) in other
     liabilities....................     44,984     24,813   (56,894)    20,269
                                      ---------  ---------  --------  ---------
      Net cash provided by operating
       activities...................    534,683    494,247    66,703    128,266
                                      ---------  ---------  --------  ---------
Cash flows from investing
 activities:
  Purchases of property and
   equipment........................    (97,818)  (396,324) (226,696)   (18,464)
  Proceeds from sale of assets......        --      40,000     4,000        --
  (Increase) decrease in note
   receivable--other................     24,351     (5,000)   (4,571)       --
                                      ---------  ---------  --------  ---------
      Net cash used in investing
       activities...................    (73,467)  (361,324) (227,267)   (18,464)
                                      ---------  ---------  --------  ---------
Cash flows from financing
 activities:
  Proceeds from long-term debt......        --      13,289       --         --
  Principal payments on long-term
   debt.............................   (146,768)   (77,646)  (16,532)   (65,810)
  Borrowings on line of credit, net.      7,557     65,739    92,442     (5,450)
  Owner distributions...............   (214,793)  (255,836)      --     (60,991)
                                      ---------  ---------  --------  ---------
      Net cash used in financing
       activities...................   (354,004)  (254,454)   75,910   (132,251)
                                      ---------  ---------  --------  ---------
Net (decrease) increase in cash.....    107,212   (121,531)  (84,654)   (22,449)
Cash at beginning of period.........     85,953    193,165   193,165     71,634
                                      ---------  ---------  --------  ---------
Cash at end of period...............  $ 193,165  $  71,634  $108,511  $  49,185
                                      =========  =========  ========  =========
Supplemental disclosure of cash flow
 information:
  Cash paid during the year for:
    Interest........................  $  28,067  $  71,451  $  7,912  $  12,068
                                      =========  =========  ========  =========

                See accompanying notes to financial statements.

                             KEYSTONE TOWING, INC.

                         NOTES TO FINANCIAL STATEMENTS

                          DECEMBER 31, 1996 AND 1997

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Description of Business

  Keystone Towing, Inc. ("Keystone") was founded in 1991. Keystone's primary business is towing, impounding and storing vehicles for municipal, governmental and commercial customers in Southern California. Keystone has one facility in Los Angeles. It operates approximately 20 vehicles. Keystone became an S-corporation under California law on June 3, 1993.

 (b) Revenue Recognition

  Keystone operates as one segment related to transportation of vehicles and equipment for customers.

  Keystone's revenue is derived from customers who require a towing service, fees related to the storage of vehicles that have been towed, and auction sales of unclaimed vehicles. Towing revenue is recognized at the completion of each towing engagement, storage fees are accrued over the period the vehicles are held in the impound facility, and revenue from auction sales are recorded when title to the vehicles has been transferred. Expenses related to the generation of revenue are recognized as incurred.

 (c) Inventories

  Inventories consist primarily of spare parts used for repair and maintenance of transportation equipment. Inventories are stated at the lower of cost or market.

 (d) Property and Equipment

  Property and equipment are stated at cost. Depreciation is determined for financial statement and tax purposes using the double-declining balance method over the estimated useful lives of the individual assets or, for leasehold improvements, over the terms of the related leases if shorter. For financial statement purposes, Keystone provides for depreciation of property and equipment over the following estimated useful lives:

   Automobiles and transportation equipment..........................    5 years
   Furniture and fixtures............................................  5-7 years
   Machinery and equipment...........................................  5-7 years
   Leasehold improvements............................................ 7-39 years

 (e) Fair Value of Financial Instruments

  Due to the short-term nature of various financial instruments and the current incremental borrowing rates available to Keystone on bank loans with similar terms and maturities, the fair value of Keystone's financial instruments approximates their carrying values.

 (f) Income Taxes

  Effective June 3, 1993, Keystone elected to file its Federal income tax returns under the S-corporation provisions of the Internal Revenue Code and was granted S-corporation status for California state tax purposes. In accordance with the Federal provisions, corporate earnings flow through and are taxed solely at the stockholder level.

  Under the provisions of the California franchise tax law, S-corporation earnings are assessed a 1.5% surtax at the corporate level and flow through to the stockholder to be taxed at the individual level. Accordingly, no income tax expense has been recorded for the years ended December 31, 1996 and 1997.

                             KEYSTONE TOWING, INC.

 (g) Use of Estimates

  Management of Keystone has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

 (h) Interim Financial Statements

  The interim financial information included in these financial statements is unaudited but reflects all adjustments (consisting of only normal accruals) which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented.

(2) PREPAID AND OTHER CURRENT ASSETS

  Prepaid and other current assets consists of:

                                                       DECEMBER 31
                                                     ---------------  MARCH 31,
                                                      1996    1997      1998
                                                     ------- ------- -----------
                                                                     (UNAUDITED)
   Prepaid insurance................................ $ 6,750 $13,549  $ 50,483
   Prepaid vehicle registration.....................     --   22,010       --
   Miscellaneous deposits...........................  32,304  39,657    46,522
   Prepaid property taxes...........................   3,432   2,631     2,632
   Other............................................   5,198  20,264     4,726
                                                     ------- -------  --------
                                                     $47,684 $98,111  $104,363
                                                     ======= =======  ========

(3) PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                 DECEMBER 31
                                            ----------------------   MARCH 31,
                                               1996        1997        1998
                                            ----------  ----------  -----------
                                                                    (UNAUDITED)
   Automobiles and transportation
    equipment.............................. $  578,891  $1,025,234  $1,025,234
   Furniture and fixtures..................    129,592     144,361     144,361
   Machinery and equipment.................    240,653     270,163     270,163
   Leasehold improvements..................    273,137     460,641     479,105
                                            ----------  ----------  ----------
     Total.................................  1,222,273   1,900,399   1,918,863
   Less accumulated depreciation and
    amortization...........................   (623,423)   (861,623)   (951,899)
                                            ----------  ----------  ----------
                                            $  598,850  $1,038,776  $  966,964
                                            ==========  ==========  ==========

  Depreciation and amortization of property and equipment in 1996 and 1997 totaled $155,367 and $274,259, respectively.

(4) OTHER NON-CURRENT ASSETS

  Other non-current assets consists of the following (see note 8):

                                                        DECEMBER 31,  MARCH 31,
                                                            1997        1998
                                                        ------------ -----------
                                                                     (UNAUDITED)
Goodwill...............................................   $85,572      $85,572
Covenant-not-to-compete................................     2,500        2,500
                                                          -------      -------
  Total................................................    88,072       88,072
Less accumulated amortization..........................    (5,816)      (7,367)
                                                          -------      -------
                                                          $82,256      $80,705
                                                          =======      =======

                             KEYSTONE TOWING, INC.

  Goodwill, which represents the excess of purchase price over the fair value of net assets acquired, and covenant-not-to-compete are amortized on a straight-line basis over fifteen and five years, respectively. Amortization expense for other non-current assets totaled $5,816 in 1997.

(5) OTHER LIABILITIES

  Other liabilities consists of:

                                                      DECEMBER 31
                                                   -----------------  MARCH 31,
                                                     1996     1997      1998
                                                   -------- -------- -----------
                                                                     (UNAUDITED)
   Retirement savings plan payable................ $ 70,964 $125,261  $117,112
   Parking and other taxes payable(a).............  123,647  107,734   114,372
   Lien sale payable(b)...........................   75,299   87,938    84,553
   Insurance premiums payable.....................    3,745    4,220       --
   Other..........................................   28,310    1,625    31,010
                                                   -------- --------  --------
                                                   $301,965 $326,778  $347,047
                                                   ======== ========  ========

--------
(a) Parking and other taxes payable consist primarily of obligations to remit standard parking fees to the City of Los Angeles.
(b) Lien sale payables arise from Keystone's obligation to remit to the state a portion of proceeds generated by the sale of cars impounded by Keystone but left unclaimed.

(6) INDEBTEDNESS

  Keystone has available a $75,000 line of credit with a bank, expiring January 16, 1998. Interest is payable at 10.5%. Total borrowings under this unsecured line of credit as of December 31, 1996 and 1997 amounted to $7,558 and $73,297, respectively.

  Keystone's long-term debt consists of:

                                                 DECEMBER 31
                                             --------------------   MARCH 31,
                                               1996       1997        1998
                                             ---------  ---------  -----------
                                                                   (UNAUDITED)
   Note payable to stockholder, payable in
    monthly installments of $3,208,
    including interest at 10.06%, maturing
    May 1999................................ $  82,038  $  50,314   $  41,877
   Notes payable to banks for various
    property and equipment, payable in
    monthly installments ranging from $427
    to $5,527, including interest ranging
    from 8 1/2% to 11%, and maturing at
    dates ranging from January, 1998 to
    April, 2002. Secured by the related
    assets..................................   209,136    599,407     545,861
   Borrowings under a capital lease
    agreement, payable in monthly
    installments of $1,492, including
    interest at 11%, maturing October 1999.
    Secured by the related asset ...........    42,586     29,340      25,513
                                             ---------  ---------   ---------
       Total long-term debt.................   333,760    679,061     613,251
     Less installments due within one year..  (126,506)  (313,811)   (308,945)
                                             ---------  ---------   ---------
       Long-term debt, excluding current
        installments........................ $ 207,254  $ 365,250   $ 304,306
                                             =========  =========   =========

                             KEYSTONE TOWING, INC.

  Annual maturities for the next five years are as follows:

   1998................................................................ $313,811
   1999................................................................  176,125
   2000................................................................  109,042
   2001................................................................   72,782
   2002................................................................    7,301
                                                                        --------
                                                                        $679,061
                                                                        ========

(7) LEASES

  Keystone leases the building used for its operations under a non-cancelable lease agreement. The lease is classified as an operating lease. The agreement provides for monthly rental payment of $39,630 through January 2002. Keystone is responsible for all operating costs related to the property. Total rent expense, including common area maintenance charges, for 1996 and 1997 was $488,000 and $504,000, respectively.

  Keystone is obligated under a capital lease for transportation equipment that expires in October 1999. The capital lease obligation is included in the long-term debt table and schedule of maturities in note 6.

  Future minimum lease payments under noncancellable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 1997 are:

   1998.............................................................. $  475,560
   1999..............................................................    475,560
   2000..............................................................    475,560
   2001..............................................................    475,560
   2002..............................................................     39,630
                                                                      ----------
                                                                      $1,941,870
                                                                      ==========

(8) NON-CASH TRANSACTIONS

  During March 1997, Keystone acquired, under the purchase method of accounting, certain assets of a competitor for consideration of $203,702 in the form of assumed liabilities of the selling party. The assets acquired were recorded at their estimated fair value of $115,000. In addition, Keystone secured a five year non-competition agreement from the selling party valued at $2,500. The difference between the consideration given and the fair value of assets acquired was recorded as goodwill in the amount of $85,572 (see note
4).

  During 1997, Keystone leased $205,956 of various automobile and transportation equipment through several lending institutions (see note 6).

(9) EMPLOYEE BENEFITS

  Keystone has a retirement savings and disability plan pursuant to section 414(i) of the Internal Revenue Code that is available to all employees who have at least 1,000 hours of service to Keystone during the plan year and are employed on the last day of the year. This discretionary contribution plan allows the employer discretion as to the amount to be contributed each year. Keystone's contribution payable, included in other accrued liabilities on the accompanying balance sheet, amounted to $70,964 and $125,261 as of December 31, 1996 and 1997, respectively (see note 5).

                             KEYSTONE TOWING, INC.

(10) RELATED PARTY TRANSACTIONS

  Keystone is indebted to the sole stockholder under an unsecured note, bearing interest at 10.06% per annum (see note 6).

  In the normal course of business Keystone performs subcontract towing services for a related party company owned by another related party. Keystone recognizes revenue on the towing services performed on behalf of the related party net of subcontract expenses. The net revenue, recognized on subcontract towing services performed amounted to approximately $17,000 and $19,000 for 1996 and 1997, respectively, and is included in net revenue on the statements of operations. Additionally, Keystone recognized management fee income for services performed on behalf of the related party company. Management fee income amounted to approximately $0 and $16,000 for 1996 and 1997, respectively.

  The owner of Keystone is also a 10% owner of an Official Police Garage ("OPG"). Keystone recognizes management fee income for services performed on behalf of the related party company. Management fee income amounted to approximately $0 and $60,000 for 1996 and 1997, respectively.

  The payable to related party of $40,909 on the accompanying balance sheet as of December 31, 1997 represents miscellaneous obligations to the OPG discussed above.

(11) CONTINGENT LIABILITIES

  Various legal claims arise against Keystone during the normal course of business. In the opinion of management, liabilities, if any, arising from proceedings would not have a material effect on the financial statements.

(12) CONCENTRATION OF BUSINESS RISKS

  Revenue generated from Keystone's exclusive agreement with the LAPD discussed in note 1 represented approximately 30% of total revenues in 1996 and 27% in 1997. The loss of such business could significantly effect Keystone's performance.

(13) SUBSEQUENT EVENT

  (a) During February 1998, the stockholder entered into a definitive agreement to sell Keystone to United Road Services, Inc. The sales transaction, affected through a combination of cash and common stock of United Road Services, Inc., is contingent upon the initial public offering of the common stock of United Road Services, Inc., and the consent of the Los Angeles City Council under Keystone's contract to provide police towing for a specified police district in Los Angeles. The anticipated selling price of Keystone exceeds its net assets as of December 31, 1997. Prior to the sale of Keystone, the stockholder intends to take a distribution of not more than $150,000.

  (b) On May 1, 1998, United Road Services, Inc. successfully completed the initial public offering of its common stock.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                 -------------



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                5,000,000 SHARES

                                      LOGO
                                  UNITED ROAD
                                 SERVICES, INC.

                                  COMMON STOCK

                               -----------------

                                   PROSPECTUS

                               -----------------



                                        , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

  ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of the Common Stock being registered hereby, other than underwriting commissions and discounts.

                                    ITEM                                AMOUNT
                                    ----                               --------
      SEC registration fee............................................ $ 25,223
      Nasdaq National Market Listing Fee..............................   17,500*
      Legal fees and expenses.........................................   50,000*
      Accounting fees and expenses....................................  100,000*
      Miscellaneous expenses..........................................    2,277*
                                                                       --------
        Total......................................................... $195,000
                                                                       ========

     --------
     * Estimated

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS,

  The Company has included in its Certificate of Incorporation and Bylaws provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the General Corporation Law of the State of Delaware (the "DGCL") and (ii) indemnify its directors and officers to the fullest extent permitted by the DGCL, including circumstances in which indemnification is otherwise discretionary.

  Section 145 of the DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by each in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses (including attorneys' fees) actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

  The Company has entered into Indemnification Agreements with its directors and certain key officers pursuant to which the Company is generally obligated to indemnify its directors and such officers to the full extent permitted by the DGCL as described above.

  The Company intends to purchase insurance for its directors and officers indemnifying them against certain civil liabilities, including liabilities under the federal securities laws, which might be incurred by them in such capacity.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  The information in this Item 15 gives effect to a 100-for-1 split of the Common Stock effected on December 29, 1997 and a 3.72-for-1 split of the Common Stock effected on February 23, 1998.

  Since its incorporation in July 1997, the Registrant has issued and sold the following unregistered securities the purchasers of which were all accredited investors:

    (1) In August 1997, in connection with its formation, the Company issued 930,000 shares of Common Stock to each of Mark McKinney and Ross Berner for aggregate cash consideration of $50,000.

    (2) In November 1997, pursuant to a Stock Purchase and Restriction Agreement between the Company and Edward T. Sheehan, the Company issued 744,000 shares of Common Stock to Mr. Sheehan for cash consideration of $20,000.

    (3) In January 1998, the Company issued an aggregate of 218,736 shares of Common Stock to private investors for cash consideration of $735,000. Such shares were issued pursuant to Subscription Agreements between the Company and each of the investors.

  The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were attached to the share certificates issued in such transactions.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (A) EXHIBITS

 NUMBER                         DESCRIPTION OF DOCUMENT
 ------                         -----------------------
 2.1    Agreement and Plan of Reorganization dated as of February 23, 1998, by and among the Company, Northland Auto Transporters, Inc. and the
        Stockholders named therein (incorporated by reference to the same-
        numbered Exhibit to the Company's Registration Statement on Form S-1
        (Registration No. 333-46925)).
 2.2    Agreement and Plan of Reorganization dated as of February 23, 1998, by and among the Company, Northland Fleet Leasing, Inc. and the
        Stockholders named therein (incorporated by reference to the same-
        numbered Exhibit to the Company's Registration Statement on Form S-1
        (Registration No. 333-46925)).
 2.3    Agreement and Plan of Reorganization dated as of February 23, 1998, by and among the Company, Falcon Towing and Auto Delivery, Inc. and the
        Stockholder named therein (incorporated by reference to the same-
        numbered Exhibit to the Company's Registration Statement on Form S-1
        (Registration No. 333-46925)).
 2.4    Agreement and Plan of Reorganization dated as of February 23, 1998, by and among the Company, Smith-Christensen Enterprises, Inc. and City
        Towing, Inc. and the Stockholder named therein (incorporated by reference to the same-numbered Exhibit to the Company's Registration
        Statement on Form S-1 (Registration No. 333-46925)).
 2.5    Agreement and Plan of Reorganization dated as of February 23, 1998, by and among the Company, Caron Auto Works, Inc. and the Stockholders
        named therein (incorporated by reference to the same-numbered Exhibit to the Company's Registration Statement on Form S-1 (Registration No.
        333-46925)).
 2.6    Agreement and Plan of Reorganization dated as of February 23, 1998, by and among the Company, Caron Auto Brokers, Inc. and the Stockholders
        named therein (incorporated by reference to the same-numbered Exhibit to the Company's Registration Statement on Form S-1 (Registration No.
        333-46925)).

 NUMBER                         DESCRIPTION OF DOCUMENT
 ------                         -----------------------
  2.7   Agreement and Plan of Reorganization dated as of February 23, 1998, by and among the Company, Absolute Towing and Transporting, Inc. and the
        Stockholder named therein (incorporated by reference to the same-
        numbered Exhibit to the Company's Registration Statement on Form S-1
        (Registration No. 333-46925)).
  2.8   Agreement and Plan of Reorganization dated as of February 23, 1998, by and among the Company, Keystone Towing, Inc. and the Stockholder named therein (incorporated by reference to the same-numbered Exhibit to the
        Company's Registration Statement on Form S-1 (Registration No. 333-
        46925)).
  2.9   Agreement and Plan of Reorganization dated as of February 23, 1998, by and among the Company, ASC Transportation Services, Auto Service Center
        and the Stockholders named therein (incorporated by reference to the same-numbered Exhibit to the Company's Registration Statement on Form
        S-1 (Registration No. 333-46925)).
  2.10  Agreement and Plan of Reorganization dated as of February 23, 1998, by and among the Company, Silver State Tow & Recovery, Inc. and the
        Stockholder named therein (incorporated by reference to the same-
        numbered Exhibit to the Company's Registration Statement on Form S-1
        (Registration
        No. 333-46925)).
  2.11  Form of Amendment Number One to Agreement and Plan of Reorganization
        dated as of February 23, 1998, by and among the Company, Keystone
        Towing, Inc. and the Stockholder named therein (incorporated by reference to the same-numbered Exhibit to Amendment No. 3 to the
        Company's Form S-1 Registration Statement (Registration No. 333-
        46925)).
  3.1   Amended and Restated Certificate of Incorporation of the Company
        (incorporated by reference to the same-numbered Exhibit to the
        Company's Registration Statement on Form S-1 (Registration No. 333-
        46925)).
  3.2   Amended and Restated Bylaws of the Company (incorporated by reference to the same-numbered Exhibit to the Company's Registration Statement on
        Form S-1 (Registration No. 333-46925)).
  4.1   Specimen Common Stock Certificate (incorporated by reference to the same-numbered Exhibit to Amendment No. 3 to the Company's Form S-1
        Registration Statement (Registration No. 333-46925)).
  5.1   Opinion of McDermott, Will & Emery, as to the validity of the issuance of the securities registered hereby.
 10.1   United Road Services, Inc. 1998 Stock Option Plan (incorporated by reference to the same-numbered Exhibit to the Company's Registration
        Statement on Form S-1 (Registration No. 333-46925)).
 10.2   Stock Purchase and Restriction Agreement between the Company and Edward
        Sheehan (incorporated by reference to the same-numbered Exhibit to the
        Company's Registration Statement on Form S-1 (Registration No. 333-
        46925)).
 10.3   Executive Employment Agreement between the Company and Edward T.
        Sheehan (incorporated by reference to the same-numbered Exhibit to the
        Company's Registration Statement on Form S-1 (Registration No. 333-
        46925)).
 10.4   Resignation letter from Mark McKinney in favor of the Company.
 10.5   Resignation letter from Ross Berner in favor of the Company.
 10.6   Executive Employment Agreement between the Company and Allan D. Pass
        (incorporated by reference to the same-numbered Exhibit to the
        Company's Registration Statement on Form S-1 (Registration No. 333-
        46925)).
 10.7   Executive Employment Agreement between the Company and Donald J. Marr
        (incorporated by reference to the same-numbered Exhibit to the
        Company's Registration Statement on Form S-1 (Registration No. 333-
        46925)).

 NUMBER                         DESCRIPTION OF DOCUMENT
 ------                         -----------------------
 10.8   Employment Agreement between the Company and Edward Morawski
        (incorporated by reference to the same-numbered Exhibit to Amendment
        No. 1 to the Company's Form S-1 Registration Statement (Registration
        No. 333-46925)).
 10.9   Consulting Agreement between the Company and Todd Q. Smart
        (incorporated by reference to the same-numbered Exhibit to Amendment
        No. 1 to the Company's Form S-1 Registration Statement (Registration
        No. 333-46925)).
 10.10  Credit Agreement dated as of May 8, 1998 among United Road Services,
        Inc., various financial institutions and Bank of America National Trust and Savings Association, as Agent.
 10.11  Amended and Restated Executive Employment Agreement, dated as of May 1,
        1998, between the Company and Donald J. Marr.
 10.12  [Reserved]
 10.13  Form of Registration Rights Agreement between the Company and
        Stockholders named therein (incorporated by reference to the same-
        number Exhibit to Amendment No. 1 to the Company's Form S-1
        Registration Statement (Registration No. 333-46925)).
 10.14  Form of Indemnification Agreement between the Company and each of the
        Company's executive officers and directors (incorporated by reference to the same-numbered Exhibit to Amendment No. 2 to the Company's Form
        S-1 Registration Statement Registration No. 333-46925)).
 10.15  Lease between the Company and Edward Morawski (incorporated by reference to the same-numbered Exhibit to Amendment No. 1 to the
        Company's Form S-1 Registration Statement (Registration
        No. 333-46925)).
 10.16  Lease between the Company and Exodus Holdings LLC (incorporated by reference to the same-numbered Exhibit to Amendment No. 1 to the
        Company's Form S-1 Registration Statement (Registration No. 333-
        46925)).
 24.1   Consent of McDermott, Will & Emery (included in Exhibit 5.1).
 24.2   Consent of KPMG Peat Marwick LLP.
 25.1   Powers of Attorney (included on signature page).
 27.1   Financial Data Schedule.

  (B) FINANCIAL STATEMENT SCHEDULES

  All schedules are omitted because they are inapplicable or the requested information is shown in the financial statements of the registrant or related notes thereto.

ITEM 17. UNDERTAKINGS.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (5) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therewith, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Albany, State of New York, on the 4th day of June, 1998.

                                         United Road Services, Inc.

                                         By: /s/ Edward T. Sheehan
                                             ----------------------------------
                                                EDWARD T. SHEEHAN
                                                CHAIRMAN OF THE BOARD,
                                                CHIEF EXECUTIVE OFFICER
                                                AND SECRETARY

                               POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edward T. Sheehan and Allan D. Pass and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on June 4, 1998 by the following persons in the capacities indicated.

       SIGNATURE                                     TITLE

 /s/ Edward T. Sheehan          Chairman of the Board
------------------------        Chief Executive Officer,
   EDWARD T. SHEEHAN            and Secretary (Principal Executive Officer)
                                and Director

   /s/ Donald J. Marr           Senior Vice President and Chief Financial
------------------------        Officer (Principal Financial and Accounting
     DONALD J. MARR             Officer)

  /s/ Grace M. Hawkins          Director
------------------------
    GRACE M. HAWKINS

     /s/ Donald F.              Director
     Moorehead, Jr.
------------------------
  DONALD F. MOOREHEAD,
          JR.

 /s/ Edward W. Morawski         Director
------------------------
   EDWARD W. MORAWSKI

   /s/ Todd Q. Smart            Director
------------------------
     TODD Q. SMART

    /s/ Edward Smith
------------------------
      EDWARD SMITH
                                Director